As filed with the U.S. Securities and Exchange Commission on April 24, 2018
Registration No. 333‑223914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S‑1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Smartsheet Inc.
(Exact name of Registrant as specified in its charter)

Washington	7372	20-2954357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
10500 NE 8th Street, Suite 1300
Bellevue, WA 98004
(844) 324-2360
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark P. Mader
President and Chief Executive Officer
Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, WA 98004
(844) 324-2360
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Smith James D. Evans Katherine K. Duncan Fenwick & West LLP 1191 Second Avenue, Floor 10 Seattle, WA 98101 (206) 389-4510	Jennifer E. Ceran Chief Financial Officer Smartsheet Inc. 10500 NE 8th Street, Suite 1300 Bellevue, WA 98004 (844) 324-2360	Michael Nordtvedt Jeana S. Kim Patrick J. Schultheis Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.         ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, no par value per share.	13,382,075	$14.00	$187,349,050	$23,325

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	The Registrant previously paid $19,987 of this amount in connection with the prior filings of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling shareholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued April 24, 2018
  11,633,510 Shares
CLASS A COMMON STOCK

Smartsheet Inc. is offering 10,000,000 shares of its Class A common stock and the selling shareholders are offering 1,633,510 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling shareholders. This is our initial public offering and no public market currently exists for our shares of Class A common stock. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with regards to voting and conversion. Each share of Class A common stock will be entitled to one vote per share. Each share of Class B common stock will be entitled to 10 votes per share and will be convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 98.7% of the voting power of our outstanding capital stock immediately following the closing of this offering, and outstanding shares of Class B common stock held by our directors, executive officers, and 5% shareholders, and their respective affiliates, will represent approximately 80.7% of the voting power of our outstanding capital stock immediately following the closing of this offering.

We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol “SMAR.”

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 17.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Smartsheet	Proceeds to Selling Shareholders
Per share	$	$	$	$
Total	$	$	$	$
__________________
(1) See the section titled “Underwriters” for a description of the compensation payable to the underwriters.
We have granted the underwriters the right to purchase up to an additional 1,745,026 shares of our Class A common stock to cover over-allotments, if any.
The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                  , 2018.

MORGAN STANLEY	J.P. MORGAN	JEFFERIES	RBC CAPITAL MARKETS
CANACCORD GENUITY	WILLIAM BLAIR		SUNTRUST ROBINSON HUMPHREY
                      , 2018

smartsheet

Enabling teams to initiate, manage, and deliver work at scale.

Providing leaders intelligent insights in real time.

OVER 2,000 USE CASES MERGERS AND ACQUISITIONS • SURVEYS PUBLIC RELATIONS • CREATIVE SERVICES • FACILITIES PLANNING • PHARMA DISCOVERY • MARKETING CAMPAIGNS • AUDITS • SOCIAL MEDIA • POLICY MANAGEMENT • COMPLIANCE • EXPENSE REPORTING • CUSTOMER ONBOARDING • ROADMAPS • FIELD COMMUNICATIONS • GRAPHIC DESIGN PRODUCT DEVELOPMENT • STORE OPENINGS • TV PRODUCTION CONSTRUCTION OPERATIONS • EMPLOYEE ONBOARDING • SALES ENABLEMENT FINANCIAL MANAGEMENT • PLATFORM MIGRATION • BUDGETING • SALES TRAINING • HARDWARE DEPLOYMENT • TRAVEL • STRATEGIC PLANNING FACILITY SAFETY • BUSINESS CONTINUITY • HIRING PROCESS • INTEGRATION MANAGEMENT • HR TRAINING • GLOBAL PMO • CREATIVE MANAGEMENT REGULATORY OVERSIGHT • PHILANTHROPY • KPI SCORECARDS • HOTEL MANAGEMENT • EXECUTIVE DASHBOARDS • GAME DEVELOPMENT • SPORTS MARKETING • PAYROLL • GRANT APPLICATIONS • EVENT DEMO • CLIENT AUDITS OMNICHANNEL CAMPAIGNS • REAL ESTATE INVESTMENT • TRANSITION SERVICES • CONTENT CALENDARS • RETIREMENT PROCESSING • FIBER OPTIC INSTALLS • MEDICAL RESEARCH • RESTAURANT REMODELS • CUSTOMER SERVICE • IT APPROVALS • FRANCHISE ONBOARDING • SUPPLY CHAIN FLOW COLLEGE ADMISSIONS • MONTHLY REPORTING • TERRITORY PLANS • PATENT APPLICATIONS • INNOVATION ROADMAP • CLINICAL TRIALS • TRADE SHOWS PORTFOLIO MANAGEMENT • DEPLOYMENT • VIDEO PRODUCTION • TRAFFIC CONTROL • CAPITAL PROJECTS • CALL CENTERS • PUBLIC SAFETY • LAND DEVELOPMENT • KANBAN PROCESS • QUALITY ASSURANCE • RESEARCH AND DEVELOPMENT • RISK ASSESSMENT • ENTERPRISE SOFTWARE INTEGRATION SEMINAR PLANNING • SOFTWARE DEPLOYMENT • OIL AND GAS FIELD DEVELOPMENT • PATIENT SAFETY • CLIENT DASHBOARDS • LEGAL CASE MANAGEMENT • VOICE OF CUSTOMER • FLEET SERVICE • TV EPISODE PLANNING

$111MM
Revenue

66%
Revenue Growth

74,000+
Domain-Based Customers

3.6MM+
Total Users

F100

90%
Fortune 100*

130%
Net $ Retention Rate

81%
Gross Margin

-$14MM
Net Cash Used in Operating Activities

All data presented as of, or for the year ended, January 31, 2018

**Including all Fortune 100 companies with at least one paying account regardless of their annualized contract value.*

	Page		Page
Prospectus Summary	1	Executive Compensation	116
Risk Factors	17	Certain Relationships and Related-Party Transactions	129
Special Note Regarding Forward-Looking Statements	43	Principal and Selling Shareholders	131
Market and Industry Data	45	Description of Capital Stock	134
Use of Proceeds	46	Shares Eligible For Future Sale	141
Dividend Policy	47	Material U.S. Federal Tax Consequences to Non-U.S. Holders of Our Class A Common Stock	143
Capitalization	48	Underwriters	147
Dilution	51	Legal Matters	156
Selected Consolidated Financial and Other Data	54	Experts	157
Management’s Discussion and Analysis of Financial Condition and Results of Operations	57	Where You Can Find Additional Information	158
Business	84	Index to Financial Statements	F-1
Management	108

You should rely only on the information contained in this document and any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we, the selling shareholders, nor any of the underwriters have authorized anyone to provide you with additional information or information that is different from or to make any representations other than those contained in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. Neither we, the selling shareholders, nor any of the underwriters take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.
Through and including                , 2018 (the 25th day after the date of this prospectus), U.S. federal securities laws may require all dealers that effect transactions in our Class A common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
For investors outside the United States, neither we, the selling shareholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A common stock. You should carefully consider, among other things, our consolidated financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our fiscal year ends on January 31.
SMARTSHEET INC.
We enable teams to get work done fast and efficiently. We are a leading cloud-based platform for work execution, enabling teams and organizations to plan, capture, manage, automate, and report on work at scale, resulting in more efficient processes and better business outcomes. As of January 31, 2018, over 92,000 customers, including more than 74,000 domain-based customers, 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500, with annualized contract values, or ACVs, ranging from $99 to $2.3 million per customer, relied on Smartsheet to implement, manage, and automate processes across a broad array of departments and use cases. Our customers rapidly expand their use of Smartsheet because it is effective. They achieve higher productivity and faster time to market. A commissioned report by Forrester Research, Inc., or Forrester, demonstrated that organizations using Smartsheet could achieve a return on investment of over 480% over a three-year period.(1)
The nature of work has changed. The growing volume and variety of information has complicated the process for executing work across teams that are increasingly multidisciplinary and geographically distributed. According to Gartner, Inc., approximately 60% of work today is unstructured.(2) Unstructured or dynamic work is work that has historically been managed using a combination of email, spreadsheets, whiteboards, phone calls, and in-person meetings to communicate with team members and complete projects and processes. It is frequently changing, often ad-hoc, and highly reactive to new information. Rigid applications, such as ticketing, enterprise resource planning, or ERP, or customer relationship management, or CRM, systems are poorly suited to manage unstructured work. For nearly 30 years, organizations have primarily relied on lightweight tools to manage dynamic or unstructured work. Reliance on these tools limits visibility and accountability, creates information silos that slow decision-making, and results in delays, errors, and suboptimal outcomes.
Business users need technology solutions they can configure and modify on their own. Today, many systems within an enterprise require IT to implement and manage them. Even tools that focus on the business user require some coding knowledge to incorporate business logic for workflows, integrate data from third-party systems, and adapt to changing business needs. Yet there were only 21 million developers worldwide in 2016 according to Evans Data Corporation. With an estimated 865 million knowledge workers worldwide according to Forrester,(3) tools that require even minimal coding knowledge are not accessible to the vast majority of knowledge workers.
Smartsheet was founded in 2005 with a vision to build a universal application for work management that does not require coding capabilities. Our platform serves as a single source of truth across work processes and fosters accountability and engagement within teams, leading to more efficient decision-making and better business outcomes. Our platform provides a number of solutions that eliminate the obstacles to capturing information, including a familiar and intuitive spreadsheet interface as well as easily customizable forms. Our reporting and automation capabilities further improve speed by reducing time spent on administration and repetitive work. We make it easy for teams to apply business logic to automate repetitive actions using an extensive list of conditions. Business users, with little or no training, can configure and modify our platform to customize workflows to suit their needs. Our familiar and intuitive user interface and functionality allows users to realize the benefits of our platform without changing the behaviors developed using everyday productivity tools.

[1]	Forrester Research, Inc., The Total Economic Impact of Smartsheet, September 2017.

[2]	Gartner, Inc., Effortless Visibility Is Key to Managing Empowered Workers Without Losing Control, March 30, 2017.

[3]	Forrester Research, Inc., Info Workers Will Erase The Boundary Between Enterprise And Consumer Technologies, August 30, 2012.

People across organizations have similar needs no matter where they work or what they do. They need to manage workflows across teams, gain visibility into progress on a project in real-time, capture inputs, track and report on deliverables, prioritize actions, and provide consistency in processes. Smartsheet is adaptable to manage virtually any type of work. Our customers use Smartsheet for over 2,000 documented use cases, including software migration planning, vendor and contract management, brand launches, compliance reporting, event planning, customer onboarding, budget approvals, patent application processing, talent acquisition, benefit and retirement tracking, sales enablement, pipeline management, sales operations, commissions calculations, marketing programs management, investor relations tracking, and website management, among others.
Examples of how some of our customers use Smartsheet include:

•
Cisco uses Smartsheet to oversee a $300 million annual spend on programs and technology, produce events, manage infrastructure projects, support service engagements, orchestrate marketing campaigns, and manage sale execution, creating transparency across groups and allowing for more informed decision-making by leadership.

•	Starbucks uses Smartsheet to seamlessly disseminate important and time-sensitive product and business updates across thousands of stores.

•	MOD Pizza built a standardized system in Smartsheet to manage and organize the company’s rapid growth, ensuring consistency and repeatability for 100 new store openings.

•
Weyerhaeuser uses Smartsheet to provide account executives with accurate, real-time insights into the status of accounts, simplify tracking and measurement of sales, and provide sales-related materials and information, helping to drive more efficient sales processes.

•
Cypress Grove uses Smartsheet to manage strategic planning, sales, and distribution of products nationwide; flag safety and quality issues; and enhance operational efficiency for facility maintenance and animal care.

•
South Water Signs uses Smartsheet to schedule shifts of workers, process permit applications and approvals, prioritize new client requests, schedule installations, and collaborate on art samples with clients, streamlining the process of coordinating signage projects nationwide.

We have over 92,000 customers, including more than 74,000 domain-based customers, 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500. As of January 31, 2018, our Fortune 100 and Fortune 500 customers have ACVs ranging from $99 to $2.3 million per customer, and approximately half of these customers have ACVs lower than $5,000 per year. Our customers typically begin using our platform for a single initiative or project. Over time, as users realize the benefits of improved execution, adoption of our platform expands across an organization through new use cases and teams. Our platform is designed to serve the 865 million knowledge workers(4) who have historically relied on a combination of manual, email- and spreadsheet-based processes to manage work.
We deliver our cloud-based software platform through a subscription model. We have an unassisted sales model for self-service adoption through our website. We employ an efficient inside sales team that utilizes machine learning and lead scoring to respond to and convert other interested users within new and existing organizations. We also have a targeted field sales team dedicated to expanding our presence within existing enterprise relationships where we have identified significant opportunity for growth and have developed reseller relationships to more efficiently reach international markets. This blended go-to-market model allows us to serve a larger, diverse user base without incurring excessive costs. The breadth of solutions we offer reflects our users’ desire to purchase and use our platform in a way that most closely aligns with their needs and level of adoption.
We have achieved significant growth in recent periods. For the years ended January 31, 2017 and 2018, our total revenue was $67.0 million and $111.3 million, respectively, representing period-over-period total revenue growth of

[4]	See note 3 above.

66%. For the years ended January 31, 2017 and 2018, our net loss was $15.2 million and $49.1 million, respectively. For the years ended January 31, 2017 and 2018, cash provided by (used in) operations was $0.1 million and ($13.6) million, respectively.
Industry Background
Digital disruption continues to raise the standards for organizations to compete effectively
To remain competitive, organizations must constantly innovate to differentiate themselves in increasingly crowded and fast-moving markets. Organizations are focused on greater productivity, faster time to market, new product innovation, and better customer experiences. Organizations must digitally transform to empower teams and organizations to drive work execution without being gated by resource-constrained IT departments, skill gaps, inefficient processes, and information silos that keep organizations slow and inflexible.
The nature of work is changing
The increasing volume and variety of information has inundated teams and organizations, which have finite time and resources, with more work to process. Teams, which have collective experiences and knowledge, are increasingly relied upon to interpret data and make decisions on behalf of organizations. While there are many benefits to collaboration, it has also created interdependencies that slow decision-making and create inefficiencies in how organizations plan, capture, manage, automate, and report on work. Workers are suffering from information overload, constant distractions, limited filters for relevancy, and few ways to measure progress.
Existing business tools have significant limitations when applied to work execution
Spreadsheets, email, meetings, calls
Knowledge workers still rely on manual processes to manage more than 60% of their work,(5) using a combination of spreadsheets, email, in-person meetings, calls, and written notes. Reliance on these manual tools limits visibility and accountability while creating errors and information silos that slow decision-making and result in suboptimal outcomes. Time spent administering these processes prevents employees and managers from spending time on more strategic initiatives. The inadequacies of these tools to manage work include:

•	lack of accountability with no clear assignment of responsibility or deadlines;

•	limited access controls or tracking functionality;

•	required manual transfer of data between systems;

•	significant time spent manually preparing reports;

•	lack of automation for updates, notifications, and approvals; and

•	inconsistent data input resulting in re-work and miscommunication.
Employees are forcing processes into tools that were not designed to manage work execution at scale. This mismatch of needs and solutions results in frustrated and less efficient teams. The productivity and economic costs associated with inefficient processes include:

•	61% of work time is spent reading and answering email, searching for and gathering information, communicating and collaborating internally according to the McKinsey Global Institute;(6) and

•	$575 billion per year is wasted on inefficient processes in the United States alone.(7)

[5]	McKinsey Global Institute, The social economy: Unlocking value and productivity through social technologies, July 2012.

[6]	See note 5 above.

[7]
Dave Wright, 3 Automation Initiatives to Boost Corporate Productivity, April 25, 2016, www.enterpriseappstoday.com/management-software/3-automation-initiatives-to-boost-corporate-productivity.html (last accessed Mach 23, 2018).

Communications and document creation tools
Messaging and video-conferencing solutions, cloud storage applications, document creation tools, and content sharing applications have been introduced to help organizations increase connectivity and alignment among distributed teams by reducing friction in creating, communicating, and sharing information. While these solutions improve some aspects of collaboration, they are not designed to orchestrate workflows.
Workflow management and team collaboration solutions
Existing workflow management solutions help organizations with process automation that is most easily applied to the 40% of work that is structured, and are built, configured, and managed primarily by IT and developers. This severely reduces the applicability of these applications for the majority of business use cases. Many of these solutions do not extend to collaborators outside of an organization, further limiting their utility.
Reliance on IT and “citizen developers” to develop or customize applications is not viable
Business users rely on IT personnel and “citizen developers” who can code and manage complex administration tools to build and configure applications for their specific needs. However, the cost, time to develop, and rigidity of these solutions makes them ill-suited to support most business use cases. IT departments are also narrowing the scope of their objectives, focusing on the largest initiatives and reducing the number of department-level requests that they process. Many business applications used in organizations target the business user, yet they often require IT assistance or coding knowledge to configure and modify.
Business users are becoming significant buyers of business applications
Business users are seeking technology solutions to rapidly adapt to their changing business needs and are increasingly becoming significant buyers of business applications. Self-service adoption models have made it easy for employees and line of business owners to find and purchase the applications of their choice through the web while remaining in compliance with IT policy.
Organizations need scalable work execution solutions to compete
Organizations and teams need solutions with the following characteristics to facilitate team and employee productivity:

•	single solution providing unified planning, capturing, managing, automating, and reporting capabilities across a broad range of use cases;

•	automated application of business logic to repetitive elements of workflows and task accountability;

•	real-time, consistent insight into actionable data among internal users and external collaborators;

•	easy to deploy, configure, use, and modify by employees who lack coding ability;

•	integrated with other systems, collaboration tools, and applications;

•	enterprise-grade security capabilities to support data protection and compliance; and

•	scalable to meet the needs of organizations of any size.
Our Platform
Our platform is purpose-built to improve work execution for organizations and teams. We provide our customers with a robust set of capabilities to plan, capture, manage, automate, and report on work. Our platform enhances visibility and accountability in work execution and eliminates behaviors and processes that hinder productivity. We designed our platform to be accessible and valuable to all knowledge workers. Business users with no coding ability can share their work in Smartsheet across internal and external teams and create and modify workflows to address specific use cases with our platform. Smartsheet offers multiple ways for customers to plan and manage their work using projects, grids, cards, and calendars, and users can easily toggle between views to support their team’s preferred way of working. We offer capabilities and functionality to enable teams to accelerate execution while maintaining the flexibility to apply our platform to thousands of documented use cases.
Benefits of Our Platform
Automation across the organization saves time and minimizes manual processing
We enable users to organize their unstructured work and apply business logic to automate actions that shorten work execution timelines without the need to write code. Team members collaborating on a process can easily develop granular rule sets to ensure actions, such as deadline notifications, status updates, and approval requests, are timely, relevant, and impactful.
Real-time visibility drives more informed, faster decision-making
Our platform is designed to provide a single source of truth for all stakeholders. We break down information silos across teams and provide real-time visibility into the status of work. This visibility ensures clear ownership of actions and outcomes, leading to stronger engagement and faster time to completion. Line of business managers benefit from visibility into progress against goals, allowing them to react quickly to real-time information and enabling faster and more informed decision-making.
Ease of use enables broad adoption
Users can begin using Smartsheet within minutes and configure our platform for their needs with limited or no training. Because no coding or IT involvement is required to configure our platform, we can serve the entire 865 million knowledge worker population,(8) including the vast majority without coding capabilities. As of January 31, 2018, we had over 650,000 paying users and approximately 3.0 million additional free users called collaborators, who can engage and interact with our platform. While we do not monitor these numbers on a regular basis, we have made significant gains in the number of users over time and we believe that these metrics illustrate that there remains a significant opportunity to further penetrate the knowledge worker population. Our familiar and intuitive user interface and functionality allows users to realize the benefits of our platform without changing the behaviors developed using lightweight productivity tools. Teams and organizations buy into our platform because the productivity benefits derived through visibility and accountability are provided to all stakeholders. All team members can access the latest project information from a single location to act quickly and effectively. The entire team benefits from keeping all stakeholders informed and accountable without manual effort.
Multiple levels of integration to garner the most benefit from Smartsheet and other systems
We enable business users to engage with our platform through systems they currently use. Through our third-party Connectors, we extend the reach and consistency of data from systems, including those offered by Salesforce, Atlassian, and ServiceNow. We also integrate our platform into popular document and communication applications from Google, Microsoft, Dropbox, Box and others. In addition, we offer extensible application programming interfaces, or APIs, that enable a broad ecosystem of partners and customers to integrate directly into our platform, increasing the value of existing custom-built applications and improving the experience for our users.
Enterprise features and functionality for scalable adoption within businesses
We provide the scalability, compliance, and security needed to operate reliably for the more than 92,000 customers, including over 74,000 domain-based customers, that we serve. Our platform provides consistent program execution, enabling teams and organizations to administer programs with management, visibility, and reporting at scale. We also provide user management and compliance features that enable organizations to control user access and audit activity within our platform. We provide enterprise-grade security controls and data governance to enable customer compliance with applicable privacy regulations.

[8]	See note 3 above.

Our Market Opportunity
Our work management platform serves both the collaborative applications and project and portfolio management applications markets. In 2017, International Data Corporation, or IDC, estimated these two markets would be a combined $21.4 billion market opportunity in 2017, and grow to $31.6 billion in 2021.
Competitive Strengths
Focus on business users
We empower non-technical business users and teams to elevate how they manage and share dynamic work. From planning, data capture, managing, automating, and reporting on work at scale with both internal and external teams, we help organizations to be more productive, execute faster, and spend more time doing and delivering versus talking about work. Many software companies build tools for the 21 million developers worldwide in 2016, or those who are technically-adept “citizen developers.” We believe that the “easy to use” software and “flexible platforms” targeted at non-technical business users and teams consistently overestimate the amount of complexity or change in behavior a business user is willing to take on to achieve an outcome. Customers tell us they are looking for solutions to elevate their performance quickly and simply, versus building applications and having to reach out to IT for help at every turn. Smartsheet empowers business users with no coding skills to rapidly implement and automate workflows on their own.
Single platform with broad capabilities
We offer a single platform to manage and execute work end-to-end. Traditional productivity tools can address part of a use case and, while it may be possible to stitch together a document, a workflow tool, and a reporting platform to solve for a particular use case, this approach is more complex, and often results in brittle solutions. Our customers tell us that one of the things they value most about Smartsheet is how easy it is to configure, get started, and adjust as necessary. We serve organizations of all sizes, supporting thousands of customer use cases across a wide range of industries. Over time this enables customers to consolidate dynamic work management on a single platform instead of using a collection of point solutions or purpose-built applications. We continuously innovate and add new capabilities to support additional customer use cases. The feedback and demand signal we receive from the more than 3.6 million users on our platform provides us a competitive advantage in defining our product roadmap and delivering differentiating capabilities to our customers.
While the value we provide as a standalone platform is significant, customers can derive even more value when Smartsheet is used in conjunction with leading cloud platforms. For example, our integrations with Microsoft Office 365 and Google G Suite complement and enhance the utility of those products for executing collaborative work. We also integrate with a variety of other enterprise applications, including those from Salesforce, Atlassian, ServiceNow, Tableau, Dropbox, and Box. Complementing and enhancing the value of adjacent solutions through workflow integration and two-way data synchronization makes it easy for customers to incorporate Smartsheet into existing work patterns.
Viral growth within organizations
Our platform drives viral adoption by our customers. After the initial use by a team or department, we frequently expand to other users and departments as they realize the benefits of our platform. Many of these new users start out as free collaborators, and then become paying subscribers as they realize the benefits of Smartsheet. With increased adoption of Smartsheet across an organization, the strategic value of our platform grows as we provide broader visibility into the status of work, enabling better decision-making at all levels. This strategic relevance is demonstrated by our 130% dollar-based net retention rate for the trailing 12 months ended January 31, 2018. This rate climbs to 149% for customers with an ACV of $5,000 or more, indicating that as usage of Smartsheet grows, our customers are finding more ways to derive value from our platform.
Demonstrated impact to organizations
Our customers realize the benefit of our platform through improved visibility, agility, and speed in getting work done. According to a September 2017 commissioned Forrester report, using Smartsheet accelerates organizations’

time-to-market and improves their overall productivity by approximately 15%. These efficiency gains enable organizations to ultimately deliver faster and better results to their customers. In the same September 2017 report, Forrester states that business leaders save an average of 300 hours per year by spending less time requesting status updates, sorting through emails, and hosting internal meetings before they make decisions. Customers realize the benefit of Smartsheet quickly, achieving payback of their initial investment in approximately six months. These efficiency gains increase as more users and teams adopt our platform. Based on the net present value of revenue impact and cost savings observed by Forrester, our customers achieve an estimated return on investment of over 480% by the third anniversary of deployment.(9)
Efficient go-to-market strategy
We have achieved significant growth with a prudent approach to customer acquisition. Our go-to-market strategy consists of unassisted self-service adoption through our website, an efficient inside sales team, and a newly established reseller channel. More recently, we have added a targeted, strategic sales team to expand our presence within enterprises where we see significant opportunity. Having generated more than 100,000 new trials in each of the last 12 months, and with approximately 3.0 million free collaborators today, our self-service adoption model is fueled by a large and growing number of users. Free trial users and collaborators are able to upgrade to a paid plan without the assistance of our sales force. Our assisted sales model relies on machine learning and lead scoring to identify users based on their likelihood to purchase our platform. By analyzing user behavior and self-reported customer objectives, we are able to improve the allocation of our inside and strategic sales teams in targeting appropriate expansion and new customer opportunities. In addition, our customer success team drives expansion by working with our customers to increase use cases and develop custom solutions working in conjunction with our professional services team. We have accelerated adoption and driven retention within our largest customers as evidenced by customers with an ACV of $50,000 or more of annual spend growing at three times the rate of our other customers.
Our Growth Strategies
Our goal is to make our platform accessible for every organization, team, and worker relying on collaborative work to achieve successful outcomes. We plan to pursue this goal with the following strategies.
Attract more customers to Smartsheet
With over 865 million knowledge workers globally,(10) we believe there is significant opportunity to grow our user base. We will continue to invest in our unassisted sales model, direct sales force, brand, product, and partner marketing to continue to land new customers and increase enterprise adoption. In addition, we will continue to grow our professional services function and develop new and enhanced premium solutions like our Connectors and Control Center to help land larger accounts and increase the scale of our deployments with customers.
Expand within our existing customer base
Our customers frequently increase their use of our platform as they realize the value they derive from adopting Smartsheet. As a result, we are working with customers to help them define new use cases within existing deployments, and expand usage of Smartsheet to additional teams in their organizations that would benefit from our platform. We are focused on converting our approximately 3.0 million free collaborators to paid users, accelerating the growth of our premium solutions including our Connectors and Control Center, and expanding the use of our platform with the help of our professional services and customer success teams.
Expand internationally
We believe that there is significant opportunity to acquire new customers internationally. Our platform is available in eight languages. By expanding our direct and indirect sales force focused outside of the United States, establishing international sales territories, and partnering with strategic resellers, we plan to grow our international sales.

9    See note 1 above.
10    See note 3 above.

Make additional investments in partnerships and integrations
To help drive adoption of Smartsheet and deliver value to our customers, we offer extensive embedded functionality at no cost to complement and enhance the use of the most common productivity tools from providers such as Microsoft, Google, Box, and Dropbox. We offer powerful out-of-the-box Connectors with Salesforce, Atlassian, and ServiceNow that we sell for an additional fee on top of our user-based pricing model. We will continue to invest in these integrations, develop new partnerships, and enhance our architecture to support a wider range of Connectors to increase the value, awareness, and adoption of our platform.
Expand product features and functionality
We have made, and will continue to make, significant investments in research and development to bolster our existing technology and enhance usability to improve our customers’ productivity. Many of the high-value solutions that we are developing are intended to be packaged and priced separately from our core user subscriptions.
Pursue selective strategic tuck-in acquisitions
We plan to pursue strategic acquisitions that we believe will be complementary to our existing offering, enhance our technology, and increase the value proposition we deliver to our customers.
Corporate Culture
We believe our culture is critical to our success. Our culture is rooted in six values, which are:
HONEST — Be truthful and do what is right.
AUTHENTIC — Be real and challenge directly.
DRIVEN — Operate with urgency and focus on results.
INNOVATIVE — Develop new ideas and think creatively.
SUPPORTIVE — Be kind and help each other succeed.
EFFECTIVE — Deliver quality.
In living these six values, our employees have built an environment of ownership, purpose, responsibility, and compassion. This, in turn, benefits our customers, users, partners and shareholders, and provides a strong foundation for collaboration, teamwork and decision-making. The impact of our culture is demonstrated by our high level of employee retention, our success recruiting top talent, an overall Glassdoor employee rating of 4.4 out of 5.0, a recommend to a friend rating of 92%, and a CEO approval rating of 100% as of January 31, 2018.
As of January 31, 2018, we had a total of 787 employees, of which 784 were full-time employees and 648 were located at our headquarters in Bellevue, Washington.
Selected Risks Associated with Our Business
Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	it is difficult to predict our future operating results;

•	we have a history of cumulative losses and we may not achieve profitability in the foreseeable future;

•	the market in which we participate is highly competitive;

•	if our co-location data centers and computing infrastructure operated by third parties experience service outages, delays or disruptions, our business and operating results could be harmed;

•	if our security measures are breached or our customer data is compromised, customers may reduce or stop using our platform and we may incur significant liabilities;

•	we may be unable to attract new customers and expand sales to existing customers;

•	if we fail to manage our growth effectively, our business may be harmed;

•	our growth depends on being able to expand our sales force;

•	our quarterly operating results may fluctuate significantly and may not fully reflect the underlying performance of our business;

•	we derive substantially all of our revenue from a single offering; and

•
the dual class structure of our common stock has the effect of concentrating voting control with holders of our Class B common stock, including our directors, executive officers, and 5% shareholders, and their affiliates, which limits or precludes your ability to influence corporate matters.

Corporate Information
We were incorporated as Navigo Technologies, Inc. in Washington in June 2005. We changed our name to Smartsheet.com, Inc. in February 2006 and to Smartsheet Inc. in February 2017. Our principal executive offices are located at 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004. Our telephone number is (844) 324-2360. Our website address is www.smartsheet.com. Any information contained on or accessed through our website is not incorporated into this prospectus, by reference or otherwise, and information found on our website should not be considered to be a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.
Unless expressly set forth, or if the context indicates otherwise, the terms “Smartsheet,” “Company,” “we,” “us,” and “our,” as used in this prospectus, refer to Smartsheet Inc., a Washington corporation.
Smartsheet, the Smartsheet logo, and other registered or common law trade names, trademarks, or service marks of Smartsheet appearing in this prospectus are the property of Smartsheet. Trade names, trademarks, and service marks of other companies that are not owned by Smartsheet may appear in this prospectus. We do not intend any use or display of other companies’ trade names, trademarks, or service marks in this prospectus to imply a relationship with, or endorsement or sponsorship of Smartsheet by, these other companies. For convenience, use of our trade names, trademarks, or service marks in this prospectus appear without the ™ and ® symbols, but the failure to use any such trade names, trademarks, or service marks herein does not indicate, in any way, that we will not assert our rights, or the rights of the applicable licensor, to these trade names, trademarks, and service marks.
Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•
being permitted to present only two years of audited consolidated financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board;

•	reduced disclosure about our executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and a shareholder approval of any golden parachute arrangements.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. Accordingly, the information contained in this prospectus may be different than the information you receive from other public companies in which you hold stock. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) the date we qualify as a “large accelerated filer,” under the rules of the SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; and (4) January 31, 2024 (the last day of the fiscal year ending after the fifth anniversary of the completion of this offering).
In addition, the JOBS Act also provides that an emerging growth company can utilize extended transition periods for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, unless the company otherwise irrevocably elects not to avail itself of this exemption. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards.

THE OFFERING

Class A common stock offered by us	10,000,000 shares
Class A common stock offered by the selling shareholders	1,633,510 shares
Over-allotment option of Class A common stock offered by us	1,745,026 shares
Class A common stock to be outstanding after this offering	11,633,510 shares (13,378,536 shares if the over-allotment option is exercised in full)
Class B common stock to be outstanding after this offering	87,261,156 shares
Total Class A common stock and Class B common stock to be outstanding after this offering	98,894,666 shares (100,639,692 shares if the over-allotment option is exercised in full)
Use of proceeds
We estimate that we will receive net proceeds of approximately $117.9 million (or approximately $139.0 million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriter discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling shareholders.

We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including expanding our headcount and funding our growth strategies to scale with our business through sales and marketing activities, technology and product development, general and administrative matters, investing in hardware for our data center operations, international expansion, building out our office facilities, and other capital expenditures. We may also use a portion of the net proceeds that we receive to acquire or invest in third-party businesses, products, services, technologies or other assets. However, we do not have any definitive plans, agreements or commitments with respect to any acquisitions or investments at this time. See the section titled “Use of Proceeds” for additional information.

Voting rights
Shares of Class A common stock are entitled to one vote per share. Shares of Class B common stock are entitled to 10 votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated articles of incorporation. Following the completion of this offering, each share of our Class B common stock will be convertible into one share of our Class A common stock at any time and will convert automatically upon certain transfers and upon the earliest of (1) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (2) seven years from the effective date of this offering, and (3) the date the shares of Class B common stock cease to represent at least 15% of all outstanding shares of our common stock.

The holders of our outstanding Class B common stock will hold 98.7% of the voting power of our outstanding capital stock following this offering, with our directors, executive officers, and 5% shareholders and their respective affiliates holding 80.7% in the aggregate. These holders will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change of control transaction. See the sections titled “Principal and Selling Shareholders” and “Description of Capital Stock” for additional information.

Risk factors
See the section titled “Risk Factors” beginning on page 17 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A common stock.

New York Stock Exchange ticker symbol	“SMAR”
The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock and 88,760,473 shares of our Class B common stock outstanding as of January 31, 2018 (prior to the automatic conversion of 1,499,317 shares of our Class B common stock into an equivalent number of Class A common stock upon their sale by the selling shareholders in this offering), and excludes:

•
13,355,439 shares of our Class B common stock issuable upon the exercise of options outstanding as of January 31, 2018, with a weighted-average exercise price of $2.91 per share, of which 1,250,132 shares were issued upon the exercise of options between February 1, 2018 and April 9, 2018;

•	130,000 shares of our Class B common stock issuable upon the vesting of restricted stock units outstanding as of January 31, 2018;

•
137,270 shares of our Class B common stock issuable upon the exercise of a warrant to purchase convertible preferred stock outstanding as of January 31, 2018, with an exercise price of $0.29139 per share, in connection with which 134,193 shares of our Class B common stock will be issued upon its net exercise and automatically converted into an equivalent number of shares of Class A common stock upon their sale in this offering at the initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus; and

•
296,178 shares of our Class B common stock reserved for future issuance under our 2015 Equity Incentive Plan as of January 31, 2018 and 5,300,000 additional shares of our Class B common stock reserved for future issuance after January 31, 2018, of which:

◦	3,580,420 shares of our Class B common stock issuable upon the exercise of options were granted between February 1, 2018 and April 9, 2018, with an exercise price of $9.53 per share; and

◦
2,181,274 shares of our Class B common stock were reserved for future issuance as of April 9, 2018 that will become available for future issuance under our 2018 Equity Incentive Plan upon the completion of this offering; and

•
8,740,000 shares of our Class A common stock reserved for future issuance under our share-based compensation plans, consisting of (1) 6,700,000 shares of our Class A common stock reserved for future issuance under our 2018 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus (which includes 536,500 shares of our Class A common stock issuable upon the exercise of options to be granted on the date of this prospectus with an exercise price of the initial public offering price per share); and (2) 2,040,000 shares of our Class A common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan, which will become effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, any remaining shares available for issuance under our 2015 Equity Incentive Plan will become reserved for future issuance as Class A common stock under our 2018 Equity Incentive Plan, and we will cease granting awards under our 2015 Equity Incentive Plan. Our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.
Except as otherwise indicated, all information in this prospectus assumes:

•
the filing and effectiveness of our amended and restated articles of incorporation on April 9, 2018 to redesignate our outstanding common stock as Class B common stock and create a new class of Class A common stock to be offered and sold in this offering;

•
the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into an aggregate of 68,479,732 shares of our Class B common stock, which will occur upon the completion of this offering;

•	the filing and effectiveness of our amended and restated articles of incorporation and adoption of our amended and restated bylaws immediately prior to the completion of this offering;

•
the automatic conversion of 1,633,510 shares of our Class B common stock (including shares issued upon the net exercise of warrants to purchase shares of our Class B common stock and sold in this offering) into an equivalent number of our Class A common stock upon their sale by the selling shareholders in this offering;

•	no exercise of outstanding options after January 31, 2018;

•
the issuance of 134,193 shares of our Class B common stock upon the net exercise of a warrant to purchase 137,270 shares of Class B common stock and the automatic conversion of those shares into an equivalent number of Class A common stock upon their sale in this offering at the initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,745,026 shares of our Class A common stock from us in this offering to cover over-allotments.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
We have derived the following summary consolidated statements of operations data for the fiscal years ended January 31, 2016, 2017, and 2018 from our audited consolidated financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any future period. You should read the following summary consolidated financial and other data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes and other financial information included elsewhere in this prospectus. Our fiscal year end is January 31 and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

	Year Ended January 31,
	2016	2017	2018
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue
Subscription	$39,568	$62,416	$100,368
Professional services	1,183	4,548	10,885
Total revenue	40,751	66,964	111,253
Cost of revenue
Subscription(1)	6,961	10,117	13,008
Professional services(1)	1,636	4,016	8,674
Total cost of revenue	8,597	14,133	21,682
Gross profit	32,154	52,831	89,571
Operating expenses
Research and development(1)	12,900	19,640	37,590
Sales and marketing(1)	28,440	40,071	72,925
General and administrative(1)	5,163	8,275	28,034
Total operating expenses	46,503	67,986	138,549
Loss from operations	(14,349)	(15,155)	(48,978)
Interest expense and other, net	—	(29)	(435)
Net loss before provision (benefit) for income taxes	(14,349)	(15,184)	(49,413)
Provision (benefit) for income taxes	—	—	(307)
Net loss	(14,349)	(15,184)	(49,106)
Deemed dividend(2)	—	—	(4,558)
Net loss attributable to common shareholders	$(14,349)	$(15,184)	$(53,664)
Net loss per share attributable to common shareholders, basic and diluted(3)	$(1.03)	$(1.00)	$(2.94)
Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders, basic and diluted(3)	13,877	15,241	18,273
Pro forma net loss per share attributable to common shareholders, basic and diluted(3)			$(0.62)
Weighted-average shares used to compute pro forma net loss per share attributable to common shareholders, basic and diluted(3)			84,868

(1)	Amounts include share-based compensation expense other than related to the 2017 Tender Offer (see footnote 2) as follows:

	Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of subscription revenue	$23	$35	$43
Cost of professional services revenue	4	26	58
Research and development	235	452	905
Sales and marketing	1,348	428	1,124
General and administrative	69	193	864
Total share-based compensation expense	$1,679	$1,134	$2,994

Amounts also include share-based compensation expense related to the 2017 Tender Offer (see footnote 2) as follows:

	Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of subscription revenue	$—	$—	$53
Cost of professional services revenue	—	—	9
Research and development	—	—	5,124
Sales and marketing	—	—	583
General and administrative	—	—	9,701
Total share-based compensation expense	$—	$—	$15,470

(2)	See the section titled “Certain Relationships and Related-Party Transactions—2017 Tender Offer” for further information.

(3)
Please refer to Note 5 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net loss per share attributable to common shareholders, basic and diluted, and pro forma net loss per share attributable to common shareholders, basic and diluted.

	As of January 31,
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$58,158	$58,158	$176,058
Working capital	(1,234)	(1,234)	116,666
Total assets	116,604	116,604	234,504
Deferred revenue, current and non-current	57,281	57,281	57,281
Convertible preferred stock warrant liability	1,272	—	—
Convertible preferred stock	112,687	—	—
Total shareholders’ equity (deficit)	(80,741)	33,218	151,118

(1)
The pro forma column reflects (a) the redesignation of our outstanding common stock as Class B common stock on April 9, 2018; (b) the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into an aggregate of 68,479,732 shares of Class B common stock, which conversion will occur upon the completion of this offering; and (c) the reclassification of the convertible preferred stock warrant liability to additional paid-in capital, which conversion and reclassification will occur immediately prior to the completion of this offering, as if such conversion and reclassification had occurred on January 31, 2018.

(2)
The pro forma as adjusted column gives effect to (a) the pro forma adjustments set forth above; (b) the sale and issuance of 10,000,000 shares of our Class A common stock offered by us in this offering, based upon an assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses; and (c) the automatic conversion of 1,633,510 shares of our Class B common stock into an equivalent number of shares of our Class A common stock upon their sale by the selling shareholders in this offering.

(3)
Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our cash, cash equivalents and short-term investments, working capital, total assets, and total shareholders’ equity by approximately $9.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares offered by us would increase or decrease, as applicable, our cash, cash equivalents and short-term investments, working capital, total assets, and total shareholders’ equity by approximately $12.1 million, assuming that the assumed initial public offering price of $13.00, which is the midpoint of the offering price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

Key Business Metrics
We monitor the following key business metrics to help us measure our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Domain-based customers, defined as customers with a unique email domain name such as @cisco and @aramark, and average annualized contract values as of the periods presented were as follows:

	As of January 31,
	2016	2017	2018
Domain-based customers at period end	53,920	66,645	74,116
Average annualized contract value per domain-based customer	$841	$1,106	$1,640
Our dollar-based net retention rates for all customers for the trailing 12 month periods were as follows:

	Trailing 12 Months Ended January 31,
	2016	2017	2018
Dollar-based net retention rate for all customers	113%	122%	130%
For additional information about our key business metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations, and growth prospects.
Risks Related to Our Business and Industry
It is difficult to predict our future operating results.
Our ability to accurately forecast our future operating results is limited and subject to a number of uncertainties, including planning for and modeling future growth. We have encountered, and will continue to encounter, risks, and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change due to industry or market developments, or if we do not address these risks successfully, our operating results could differ materially from our expectations and our business could suffer.
We have a history of cumulative losses and we cannot assure you that we will achieve profitability in the foreseeable future.
We have incurred losses in each period since we incorporated in 2005. We incurred net losses of $14.3 million in the year ended January 31, 2016, $15.2 million in the year ended January 31, 2017, and $49.1 million in the year ended January 31, 2018. As of January 31, 2018, we had an accumulated deficit of $106.6 million. These losses and accumulated deficit reflect the substantial investments we made to develop our platform and acquire new customers. We expect our operating expenses to increase in the future due to anticipated increases in sales and marketing expenses, research and development expenses, operations costs, and general and administrative costs, and therefore we expect our losses to continue for the foreseeable future. Furthermore, to the extent we are successful in increasing our customer base, we will also incur increased losses due to upfront costs associated with acquiring new customers, particularly as a result of the nature of subscription revenue, which is generally recognized ratably over the term of the subscription period. You should not consider our recent revenue growth as indicative of our future performance. Our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our subscription solutions or professional services, reduced conversion from our free trial users to paid users, increasing competition, or our failure to capitalize on growth opportunities. Accordingly, we cannot assure you that we will achieve profitability in the foreseeable future, nor that, if we do become profitable, we will sustain profitability.
The market in which we participate is highly competitive, and if we do not compete effectively, our operating results could be harmed.
The market for collaborative work management platforms is fragmented, increasingly competitive, and subject to rapidly changing technology and evolving standards. Our competitors range in size from diversified global companies with significant research and development and marketing resources to smaller upstarts building on new technology platforms whose narrower offerings may allow them to be more efficient in deploying technical, marketing, and financial resources.
Certain of our features compete with current or potential products and services offered by Asana, Atlassian, Planview, and Workfront. We also face competition from Google and Microsoft, who offer a range of productivity solutions including spreadsheets and email that users have traditionally used for work management. While we currently collaborate with Microsoft and Google, they may develop and introduce products that directly or indirectly compete with our platform. As we look to sell access to our platform to potential customers with existing internal solutions, we must convince their internal stakeholders that our platform is superior to the solutions that the organization has previously adopted and deployed. With the introduction of new technologies and market entrants, we expect competition to continue to intensify in the future.
Many of our current and potential competitors, particularly large software companies, have longer operating histories, greater name recognition, more established customer bases, and significantly greater financial, operating, technical, marketing, and other resources than we do. As a result, our competitors may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our platform, including by selling at zero or negative margins or using product bundling. Further, our competitors may respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. We could lose customers if our competitors introduce new collaborative work management products, add new features to their current product offerings, acquire competitive products, reduce prices, form strategic alliances with other companies, or are acquired by third parties with greater available resources. We may also face increasing competition if our competitors provide software and intellectual property for free. If our competitors’ products or services become more accepted than our platform, if they are successful in bringing their products or services to market sooner than ours, if their pricing is more competitive, or if their products or services are more technologically capable than ours, then our business, results of operations and financial condition may be harmed.
We depend on our co-location data centers and computing infrastructure operated by third parties and any service outages, delays or disruptions in these operations could harm our business and operating results.
We host our platform and serve our customers primarily from leased co-location data centers located in Chicago, Illinois, and Ashburn, Virginia and through public cloud service providers. While we control and have access to our servers and the components of our network that are located in our leased co-location data centers, we do not control the operation of these facilities. Public cloud service providers run their own platforms that we access, and we are, therefore, vulnerable to service interruptions, delays and outages. Our co-location data centers and public cloud service providers may experience events such as natural disasters, fires, power loss, telecommunications failures, and similar events. Our co-location data centers or those of our public cloud providers may also be subject to human or software errors, viruses, security attacks (internal and external), fraud, spikes in customer usage, denial of service issues, break-ins, sabotage, intentional acts of vandalism, malware, phishing attacks, acts of terrorism, and other misconduct. Further, we have experienced in the past, and expect that in the future we may experience, interruptions, delays and outages in service and availability from time to time with our public cloud service providers due to a variety of factors, including Internet connectivity failures, infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints.
We may also be affected by problems relating to our co-location data center providers, such as financial difficulties and bankruptcy. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. The occurrence of any such events or other unanticipated problems at these co-location data centers or with our public cloud service providers could result in lengthy interruptions, delays, and outages in our service or cause us to not comply with customer needs or our business requirements.
Further, the owners of our co-location data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements with these providers on commercially reasonable terms, if our agreements with these providers are prematurely terminated for any reason, or if one of our co-location data center operators is acquired or ceases business, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.
Any errors, defects, disruptions or other performance problems with our platform could harm our reputation and may damage our customers’ businesses. Interruptions in our platform’s operation might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions, harm our renewal rates, and affect our reputation. Any of these events could harm our business and operating results.

If our security measures are breached or unauthorized access to customer data or our data is otherwise obtained, our platform may be perceived as not being secure, customers may reduce or stop using our platform and we may incur significant liabilities.
Our services involve the storage, transmission, and processing of our customers’ sensitive and proprietary information, including business strategies, financial and operational data, personal or identifying information, and other related data. As a result, unauthorized access or use of this data could result in the loss, compromise, corruption, or destruction of our or our customers’ sensitive and proprietary information and lead to litigation, regulatory investigations and claims, indemnity obligations, and other liabilities. While we have security measures in place designed to protect the integrity of customer information and prevent data loss, misappropriation, and other security breaches and incidents, our platform is subject to ongoing threats. We have been subject to phishing attacks in the past, and may be subject to cyber-attacks, phishing attacks, malicious software programs, and other attacks in the future. These attacks may come from individual hackers, criminal groups, and state-sponsored organizations. In addition to these threats, the security, integrity, and availability of our and our customers’ data could be compromised by employee negligence, error or malfeasance, and product defects. If any of these threats circumvented our or our service providers’ security measures, they could result in unauthorized access to, misuse, disclosure, loss or destruction of our customers’ or our data, including sensitive and personal information, or could otherwise disrupt our or our customers’ business operations, which could lead to litigation, damage to our reputation, and could cause us to incur significant liabilities, including fines, penalties and other damages. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain existing customers. Further, we could be required to expend significant capital and other resources to address any data security incident or breach.
We engage third-party vendors and service providers to store and otherwise process some of our and our customers’ data, including sensitive and personal information. Our vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, disclosure, loss, or destruction of our and our customers’ data, including sensitive and personal information.
Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative measures.
Further, we cannot assure that any limitations of liability provisions in our customer and user agreements or other contracts would be enforceable or adequate, or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.
If we are unable to attract new customers and expand sales to existing customers, our growth could be slower than we expect and our business may be harmed.
Our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenue in the future will depend, in large part, upon the effectiveness of our marketing efforts, both domestically and internationally, and our ability to predict customer demands and attract new customers. This may be particularly challenging where an organization is reluctant to try a cloud-based collaborative work management platform or has already invested significantly in an existing solution. If we fail to predict customer demands or attract new customers and maintain and expand those customer relationships, our revenue and business may be harmed.
Our future growth also depends upon expanding sales of our platform to, and renewing subscriptions with, existing customers and their organizations. In order for us to improve our operating results, it is important that our existing customers use our platform across their organization through new use cases and teams and purchase more subscriptions to our platform and our other premium solutions such as Connectors and Control Center. If our existing customers do not expand their use of our platform through their organization and purchase additional subscriptions or premium solutions, our revenue may grow more slowly than expected, may not grow at all, or may decline.
Additionally, increasing upsell to enterprise customers requires increasingly sophisticated and costly sales efforts targeted at senior management. There can be no assurance that our efforts would result in increased sales to existing customers or upsells, and additional revenue. If our efforts to upsell to our customers are not successful, our business would suffer. Moreover, many of our subscriptions are sold for a one-year term. While many of our subscriptions provide for automatic renewal, our customers have no obligation to renew their subscription after the expiration of the term and we cannot assure you that our customers will renew subscriptions with a similar contract period or the same or greater number of users. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our platform or services, our pricing or pricing structure, the pricing or capabilities of the products and services offered by our competitors, the effects of economic conditions, or reductions in our customers’ spending levels. If our customers do not renew their agreements with us, or renew on terms less favorable to us, our revenue may decline.
We have recently experienced rapid growth and expect our growth to continue. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and operational controls, or adequately address competitive challenges.
We have recently experienced a period of rapid growth in our employee headcount and operations. For example, we grew from 274 employees to 787 employees from January 31, 2016 to January 31, 2018. Further, we opened our Boston office in 2017, our first office outside of our headquarters in Bellevue, Washington, which has grown to over 100 employees. In addition, we have recently hired new senior members of management. We anticipate that we will continue to expand our operations and employee headcount in the near term. This growth has made our operations more complex and has placed, and future growth will place, a significant strain on our management, administrative, operational, and financial infrastructure. Our success will depend in part on our ability to manage this growth and complexity effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. Failure to effectively manage growth or complexity could result in difficulties growing and maintaining our customer base, cost increases, inefficient and ineffective responses to customer needs, delays in developing and deploying new features, integrations or services, or other operational difficulties. Any of these difficulties could harm our business and operating results.
Our growth depends on being able to expand our sales force.
In order to increase our revenue and achieve profitability, we must increase the size of our sales force, both in the United States and internationally, to generate additional revenue from new and existing customers. We intend to further increase our number of sales personnel. We do not currently have dedicated sales personnel for international sales, and we may not be successful in expanding our sales and marketing operations outside of the United States.
We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take considerable time before they achieve full productivity, particularly in new sales territories. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, as we continue to grow, a large percentage of our sales force may be new to our company and our platform, which may adversely affect our sales if we cannot train our sales force quickly or effectively. Attrition rates may increase and we may face integration challenges as we continue to seek to expand our sales force. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business could be adversely affected.

Our quarterly operating results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our quarterly operating results, including the levels of our revenue, billings, gross margin, profitability, cash flow, and deferred revenue, may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuations in quarterly operating results may reduce the value of our Class A common stock. Factors that may cause fluctuations in our quarterly results include, but are not limited to:

•	our ability to attract new customers, including internationally;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the mix of customers obtained through self-service on our website and sales-assisted channels;

•	customer renewal rates and the extent to which customers subscribe for additional users and products;

•	the timing and growth of our business, in particular through our hiring of new employees and international expansion;

•	our ability to hire, train, and maintain our sales force;

•	the length of the sales cycle;

•	the timing of recognition of revenue;

•	the amount and timing of operating expenses;

•	changes in our pricing policies or offerings or those of our competitors;

•
the timing and success of new product and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation or new entrants among competitors, customers or strategic partners;

•	customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

•	timing and effectiveness of new sales and marketing initiatives;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies;

•	network or service outages, Internet disruptions, security breaches or perceived security breaches, and the costs associated with responding to and addressing such failures or breaches;

•	changes in laws and regulations that affect our business, and any lawsuits or other proceedings involving us or our competitors;

•	changes in foreign currency exchange rates or adding additional currencies in which our sales are denominated; and

•	general economic, industry, and market conditions.
We derive substantially all of our revenue from a single offering.
We currently derive and expect to continue to derive substantially all of our revenue from our cloud-based collaborative work management platform. As such, the continued growth in market demand for our platform is critical to our continued success. Demand for our platform is affected by a number of factors, including continued market acceptance, the timing of development and release of competing products and services, price or product changes by us or by our competitors, technological change, growth or contraction in the markets we serve, and general economic conditions and trends. In addition, some current and potential customers, particularly large organizations, may develop or acquire their own internal collaborative work management tools or continue to rely on traditional tools that would reduce or eliminate the demand for our platform. If demand for our platform declines for any of these or other reasons, our business could be adversely affected.
As a substantial portion of our sales efforts are targeted at enterprise customers, our sales cycle may become longer and more expensive, we may encounter implementation and customization challenges, and we may have to delay revenue recognition for more complicated transactions, all of which could harm our business and operating results.
Our ability to increase revenue and achieve and maintain profitability depends, in large part, on widespread acceptance of our platform by large businesses and other organizations. In addition, to achieve acceptance of our platform by enterprise customers, we will need to engage with senior management as well and not just gain acceptance of our platform from knowledge workers, who are often the initial adopters of our platform. As a result, sales efforts targeted at enterprise customers involve greater costs, longer sales cycles, greater competition, and less predictability in completing some of our sales. In the large enterprise market, the customer’s decision to use our platform and services can sometimes be an enterprise-wide decision, in which case, we will likely be required to provide greater levels of customer education to familiarize potential customers with the use and benefits of our platforms and services, as well as training and support. In addition, larger enterprises may demand more customization, integration and support services, and features. As a result of these factors, these sales opportunities may require us to devote greater sales support, research and development, customer support, and professional services resources to these customers, resulting in increased costs, lengthened sales cycle, and diversion of our own sales and professional services resources to a smaller number of larger customers. Moreover, these larger transactions may require us to delay revenue recognition on some of these transactions until the technical or implementation requirements have been met.
If our platform fails to perform properly, or if we are unable to scale our platform to meet the needs of our customers, our reputation could be harmed, our market share could decline and we could be subject to liability claims.
Our platform is inherently complex and may contain material defects or errors. Any defects in functionality or interruptions in the availability of our platform, as well as user error, could result in:

•	loss or delayed market acceptance and sales;

•	breach of contract or warranty claims;

•	issuance of sales credits or refunds for prepaid amounts related to unused subscription fees for our platform;

•	termination of subscription agreements and loss of customers;

•	diversion of development and customer service resources; and

•	harm to our reputation.
The costs incurred in correcting any material defects or errors might be substantial and could harm our operating results.
Because of the large amount of data that we collect and manage, it is possible that hardware failures, errors in our systems, user errors, or Internet outages could result in data loss or corruption that our customers regard as significant. Furthermore, the availability and performance of our platform and services could be diminished by a number of factors, including customers’ inability to access the Internet, the failure of our network or software systems, security breaches, or variability in user traffic for our platform. For instance, in

December 2017, researchers identified significant CPU architecture vulnerabilities commonly known as “Spectre” and “Meltdown” that have required and continue to require us and providers of public cloud services to install software updates and patches to mitigate such vulnerabilities, sometimes causing servers to be offline or experience slowed performance. We may be required to issue credits or refunds for prepaid amounts related to unused fees or otherwise be liable to our customers for damages they may incur resulting from certain of these events. If a service provider fails to provide sufficient capacity to support our platform or otherwise experiences service failures, such failure could interrupt our customers’ access to our platform, damage their perception of our applications’ reliability, and reduce our revenue. In addition to potential liability, if we experience interruptions in the availability of our platform, our reputation could be harmed and we could lose customers.
Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.
Furthermore, we will need to ensure that our platform can scale to meet the evolving needs of our customers, particularly as we continue to focus on larger enterprise customers. We regularly monitor and update our platform to fix errors, add functionality, and improve scaling. Our customers have occasionally experienced latency issues during peak usage periods. If we are not able to provide our platform at the scale required by our customers and correct any platform functionality defects, potential customers may not adopt our platform and existing customers may not renew their agreements with us.
If we fail to manage our technical operations infrastructure, or experience service outages, interruptions, or delays in the deployment of our platform, we may be subject to liabilities and operating results may be harmed.
We have experienced significant growth in the number of users, projects, and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers and collaborators, as well as our own needs, and to ensure that our platform is accessible within an acceptable load time. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters, and the evolution of our platform. However, the provision of new hosting infrastructure requires significant lead-time. If we do not accurately predict our infrastructure requirements, if our existing providers are unable to keep up with our needs for capacity, if they are unwilling or unable to allocate sufficient capacity to us, or if we are unable to contract with additional providers on commercially reasonable terms, our customers may experience service interruptions, delays, or outages that may subject us to financial penalties, cause us to issue credits to customers, or result in other liabilities and customer losses. If our operations infrastructure fails to scale, customers may experience delays as we seek to obtain additional capacity, which could damage our reputation and our business. We may also be required to move or transfer our and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service.
If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, and passion that we believe contribute to our success, and our business may be harmed.
We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our team. As we continue to grow, including geographically expanding our presence outside of the greater Seattle area, and developing the infrastructure associated with being a public company, we will need to maintain our corporate culture among a larger number of employees dispersed in various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.
The loss of one or more of our key personnel, or our failure to attract, integrate, and retain other highly qualified personnel, could harm our business.
Our success depends largely upon the continued service of our senior management team, which provides leadership and contributions in the areas of product development, operations, security, marketing, sales, customer support, and general and administrative functions. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. Several members of our senior management team, including our Chief Financial Officer, Senior Vice President of Product, Senior Vice President of Worldwide Field Operations and General Counsel were hired between 2016 and 2018.
We do not have employment agreements other than offer letters with any employee, including our senior management team, and we do not maintain key person life insurance for any employee. The loss of one or more members of our senior management team, especially our Chief Executive Officer, Mark P. Mader, or other key employees may be disruptive to our business.
In addition, our growth strategy also depends on our ability to expand our organization with highly skilled personnel. Identifying, recruiting, training, and integrating qualified individuals will require significant time, expense, and attention. In addition to hiring new employees, we must continue to focus on retaining our best employees. Competition for highly skilled personnel is intense. We compete with many other companies for software developers with high levels of experience in designing, developing, and managing cloud-based software, as well as for skilled product development, marketing, sales, and operations professionals, and we may not be successful in attracting and retaining the professionals we need, particularly in the greater Seattle area, where our headquarters is located. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In addition, certain domestic immigration laws restrict or limit our ability to recruit internationally. Any changes to U.S. immigration policies that restrain the flow of technical and professional talent may inhibit our ability to recruit and retain highly qualified employees.
Additionally, many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees, alone or with our inducement, have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived or actual value of our equity awards declines, it may reduce our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.
If we do not keep pace with technological changes, our platform may become less competitive and our business may suffer.
Our industry is marked by rapid technological developments and innovations, and evolving industry standards. If we are unable to provide enhancements and new features and integrations for our existing platform, develop new products that achieve market acceptance, or innovate quickly enough to keep pace with rapid technological developments, our business could be harmed.
In addition, because our platform is designed to operate on a variety of systems, we will need to continuously modify, enhance, and improve our platform to keep pace with changes in Internet-related hardware, mobile operating systems such as iOS and Android, and other software, communication, browser, and database technologies. We may not be successful in either developing these modifications, enhancements, and improvements or in bringing them to market quickly or cost-effectively in response to market demands. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our products to keep pace with technological changes or operate effectively with future network platforms and technologies, or to do so in a timely and cost-effective manner, could reduce the demand for our platform, result in customer dissatisfaction, and reduce our competitive advantage and harm our business.
Failure to establish and maintain relationships with partners that can provide complementary technology offerings and software integrations could limit our ability to grow our business.
Our growth strategy includes expanding the use of our platform through complementary technology offerings and software integrations, such as third-party application programming interfaces, or APIs. While we have begun to establish relationships with providers of complementary technology offerings and software integrations, we cannot assure you that we will be successful in establishing or maintaining relationships with these providers. Third-party providers of complementary technology offerings and software integrations may decline to enter into, or may later terminate, relationships with us, change their features or platforms, restrict our access to their applications and platforms, or alter the terms governing use of and access to their applications and APIs in an adverse manner. Such changes could functionally limit or terminate our ability to use these third-party technology offerings and software integrations with our platform, which could negatively impact our offerings and harm our business.
Further, if we fail to integrate our platform with new third-party applications and platforms that our customers use, or to adapt to the data transfer requirements of such third-party applications and platforms, we may not be able to offer the functionality that our customers need, which would negatively impact our offerings and, as a result, could negatively affect our business, results of operations, and financial condition. In addition, we may benefit from these partners’ brand recognition, reputations, referrals, and customer bases. Any losses or shifts in the referrals from or the market positions of these partners generally, in relation to one another or to new competitors or technologies, could lead to losses in our relationships or customers, or a need to identify or transition to alternative channels for marketing our platform.
Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed.
We believe that developing, maintaining, and enhancing our brand is critical to achieving widespread acceptance of our platform, attracting new customers, retaining existing customers, persuading existing customers to adopt additional features and services and expand their number of users, and hiring and retaining employees. We believe that the importance of our brand will increase as competition in our market further intensifies. Successful promotion of our brand will depend on a number of factors, including, the effectiveness of our marketing efforts; our ability to provide a high-quality, reliable and cost-effective platform; the perceived value of our platform; and our ability to provide quality customer success experience.
Brand promotion activities require us to make substantial expenditures. To date, we have not made significant investments in the promotion of our brand and our ability to successfully promote our brand is uncertain. However, we anticipate that our expenditures on brand promotion will increase as our market expands and becomes more competitive. The promotion of our brand, however, may not generate customer awareness or increase revenue, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand. We also rely on our customer base and community of collaborators and customers in a variety of ways, including for feedback on our platform and services. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our platform, which could harm our business and operating results.
Our limited history with subscription and pricing models make it difficult to accurately predict optimal pricing necessary to attract new customers and retain existing customers.
We have limited experience with respect to determining the optimal prices for our platform and services and, as a result, we have in the past, and expect in the future, that we will need to change our pricing model from time to time. As the market for our platform and services matures, or as competitors introduce new products or platforms that compete with ours, and as we expand into international markets, we may be unable to attract and retain customers at the same price or based on the same pricing models as we have used historically, if at all, and some of our competitors may offer their products at a lower price. Pricing decisions may also affect the mix of adoption among our subscription plans and reduce our overall revenue. Moreover, larger enterprises may demand substantial price concessions. As a result, in the future we may be required to reduce our prices, which could harm our operating results.
Because we recognize revenue from subscriptions and support services over the term of the relevant service period, downturns or upturns in new sales or renewals may not be immediately reflected in our results of operations and may be difficult to discern.
We recognize subscription revenue from customers ratably over the terms of their subscription agreements, which are typically one year. As a result, most of the subscription revenue we report in each quarter is derived from the recognition of unearned revenue relating to subscriptions entered into during previous quarters. A decline in new or renewed subscriptions in any single quarter will likely only have a minor effect on our revenue for that quarter, and such a decline will reduce our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our platform, and potential changes in our pricing policies or customer retention rates, may not be fully reflected in our operating results until future periods. We may be unable to adjust our cost structure to reflect the changes in revenue. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as subscription revenue from new customers is recognized over the applicable subscription term. In addition, a significant majority of our costs are expensed as incurred, while subscription revenue is recognized over the life of the subscription period. Growth in the number of our customers could result in our recognition of more costs than revenue in the earlier periods of our customer agreements.
We may not receive significant revenue from our current development efforts for several years, if at all.
Developing our platform is expensive and the investment in such technological development often involves a long return on investment cycle. We invested $12.9 million, $19.6 million, and $37.6 million in the years ended January 31, 2016, 2017 and 2018, respectively, in research and development. We have made and expect to continue to make significant investments in development and related opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate significant resources to our development efforts to maintain and improve our competitive position. However, we may not receive significant revenue from these investments for several years, if at all.
We provide service level commitments under our subscription agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service, or face contract termination with refunds of prepaid amounts, which could lower our revenue and harm our business, results of operations, and financial condition.
Certain of our customer agreements contain service level commitments. If we are unable to meet the stated service level commitments, including failure to meet the uptime requirements under our customer agreements, we may be contractually obligated to provide these affected customers with service credits which could significantly affect our revenue in the period in which the uptime failure occurs and the credits could be due. We could also face subscription terminations, which could significantly affect both our current and future revenue. Any service level failures could also damage our reputation, which would also affect our future revenue and operating results.
If we fail to offer high-quality customer support, our business and reputation may be harmed.
Our customers rely on our customer support organization to resolve issues with their use of our platform and to respond to customer inquiries relating to our platform. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. Increased customer demand for these services, without corresponding revenue, could increase costs and harm our operating results. In addition, our sales process is highly dependent on the ease of use of our platform, our business reputation, and positive recommendations from our existing customers. Any failure to maintain a high-quality customer success and support organization, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell to existing and prospective customers, and our business.
The loss of one or more of our key customers, or a failure to renew our subscription agreements with one or more of our key customers, could negatively affect our ability to market our platform.
We rely on our reputation and recommendations from key customers in order to promote subscriptions to our platform. The loss of, or failure to renew by, any of our key customers could have a significant effect on our revenue, reputation, and our ability to obtain new customers. In addition, acquisitions of our customers could lead to cancellation of such customers’ contracts, thereby reducing the number of our existing and potential customers.

Our platform uses third-party software and services that may be difficult to replace or cause errors or failures of our platform that could lead to a loss of customers or harm to our reputation and our operating results.
We license third-party software and depend on services from various third parties for use in our platform. In the future, this software or these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software or services could result in decreased functionality of our platform until equivalent technology is either developed by us or, if available from another provider, is identified, obtained, and integrated, which could harm our business. In addition, any errors or defects in or failures of the third-party software or services could result in errors or defects in our platform or cause our platform to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects, or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.
We will need to maintain our relationships with third-party software and service providers and to obtain software and services from such providers that do not contain errors or defects. Any failure to do so could adversely impact our ability to deliver our platform to our customers and could harm our operating results.
Our use of “open source” software could negatively affect our ability to offer and sell access to our platform and subject us to possible litigation.
We use open source software in our platform and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source licenses, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to use such open source software, and consequently to provide or distribute our platform. Additionally, we may from time to time face claims from third parties claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or our proprietary source code that was developed using such software. These claims could also result in litigation and could require us to make our software source code freely available, require us to devote additional research and development resources to change our platform, or incur additional costs and expenses, any of which could result in reputational harm and would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our platform or incur additional costs to comply with the changed license terms or to replace the affected open source software. Further, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Although we have implemented policies to regulate the use and incorporation of open source software into our platform, we cannot be certain that we have not incorporated open source software in our platform in a manner that is inconsistent with such policies.
Our long-term growth depends in part on being able to expand internationally on a profitable basis.
Historically, we have generated a substantial majority of our revenue from customers in the United States. We have begun to expand internationally and plan to continue to expand our international operations as part of our growth strategy. There are certain risks inherent in conducting international business, including:

•	fluctuations in foreign currency exchange rates or adding additional currencies in which our sales are denominated;

•	new, or changes in, regulatory requirements;

•	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;

•	costs of localizing our platform and services;

•	lack of or delayed acceptance of localized versions of our platform and services;

•	difficulties in and costs of staffing, managing, and operating our international operations;

•	tax issues, including restrictions on repatriating earnings, and with respect to our corporate operating structure and intercompany arrangements;

•	weaker intellectual property protection;

•
the difficulty of, and burden and expense involved with, compliance with privacy, data protection, and information security laws, such as the European Union Data Protection Directive, or the Data Protection Directive, and the General Data Protection Regulation, or the GDPR, which will supersede the Data Protection Directive in May 2018;

•	economic weakness or currency related crises;

•
the burden of complying with a wide variety of laws and regulations for foreign operations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the U.K. Bribery Act 2010, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell access to our platform in certain foreign markets, and the risks and costs of non-compliance;

•	generally longer payment cycles and greater difficulty in collecting accounts receivable;

•	our ability to adapt to sales practices and customer requirements in different cultures;

•	political instability and security risks in the countries where we are doing business; and

•	our ability to maintain our relationship with resellers to distribute our platform internationally.
Any of these risks could adversely affect our business. For example, compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In addition, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or applicable U.S. laws and regulations. As we grow, we continue to implement compliance procedures designed to prevent violations of these laws and regulations. There can be no assurance that all of our employees, contractors, resellers, and agents will comply with the formal policies we will implement, or applicable laws and regulations. Violations of laws or key control policies by our employees, contractors, resellers, or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties, or the prohibition of the import or export of our software and services, and could have a material adverse effect on our business and results of operations.
Further, our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, or in a timely manner, our business and results of operations will suffer.
The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this prospectus, including the size and expected growth in the addressable market for collaborative work management platforms, may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Changes in privacy laws, regulations, and standards may reduce the effectiveness of our platform and harm our business.
Our customers can use our platform to collect, use, share, and store personal or identifying information. National and local governments and agencies in the countries in which we and our customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of personal or identifying information obtained from consumers and other individuals, which could reduce our ability to offer our platform and services in certain jurisdictions or our customers’ ability to deploy our platform globally. Privacy-related laws and regulations can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by privacy laws, regulations, standards, and other obligations, may limit the use and adoption of our platform; reduce overall demand for our platform; lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance; or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees fail to adhere to adequate data protection practices around the usage of our customers’ personal data, it may damage our reputation and brand.
For example, in the United States, protected health information is subject to the Health Insurance Portability and Accountability Act, or HIPAA. HIPAA has been supplemented by the Health Information Technology for Economic and Clinical Health Act with the result of increased civil and criminal penalties for noncompliance. Under HIPAA, entities performing certain functions and creating, receiving, maintaining, or transmitting protected health information provided by covered entities and other business associates are directly subject to HIPAA. Since we, at times, process protected health information through our platform for certain customers, we are obligated to comply with certain privacy rules and data security requirements under HIPAA. Any systems failure or security breach that results in the release of, or unauthorized access to, personal data, or any failure or perceived failure by us to comply with our privacy policies or any applicable laws or regulations relating to privacy or data protection, could result in proceedings against us by governmental entities or others. Such proceedings could result in the imposition of sanctions, fines, penalties, liabilities, or governmental orders requiring that we change our data practices, any of which could harm our business, operating results, and financial condition.
Additionally, privacy laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, may be inconsistent among jurisdictions, and we expect these obligations to continue to evolve significantly. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance, penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our customers. The European Union, or EU, and the United States agreed in 2016 to a framework for data transferred from the EU to the United States, called the Privacy Shield, but this framework has been challenged by private parties and may face additional challenges by national regulators or additional private parties. Additionally, in 2016 the EU adopted the General Data Protection Regulation, or GDPR, a new regulation governing data privacy, which will become effective in May 2018. The GDPR establishes new requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to 4% of worldwide revenue.
The costs of compliance with, and other burdens imposed by, privacy, data protection, and information security-related laws and regulations that are applicable to the businesses of our customers may reduce our or our customers’ ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information, which could limit the use, effectiveness, and adoption of our platform and reduce overall demand for our platform. If we or our customers are unable to transfer data between and among countries and regions in which we operate, it could decrease demand for our platform, require us to modify or restrict our business operations, and impair our ability to maintain and grow our customer base and increase our revenue. Further, any changes we consider necessary or appropriate for compliance with privacy-related laws, regulations, standards, or other obligations, may not be able to be made in a commercially reasonable manner, in a timely fashion, or at all. Even the perception of privacy concerns, whether or not valid, may inhibit the adoption, effectiveness or use of our platform.
In addition to government regulation, privacy advocates and industry groups may establish or propose various new, additional, or different self-regulatory standards that may place additional burdens on us. Further, our customers may expect us to comply with more stringent privacy and data security requirements. If we are unable to meet any of these standards, it could reduce demand for our platform and harm our business.
Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our platform and could have a negative impact on our business.
U.S. federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations relating to Internet usage. The adoption of any laws or regulations that could reduce the growth, popularity, or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the usage of, our platform and services, increase our cost of doing business, and harm our operating results. Changes in these laws or regulations could also require us to modify our platform in order to comply with these laws or regulations. In addition, government agencies or private organizations may begin to impose taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications, or reduce demand for Internet-based services and platforms such as ours.
We use email as part of our platform for communication and workflow management. Government regulations and evolving practices regarding the use of email could restrict our use of email. We also depend on the ability of Internet service providers, or ISPs, to prevent unsolicited bulk email, or “spam,” from overwhelming users’ inboxes. ISPs continually develop new technologies to filter messages deemed to be unwanted before they reach users’ inboxes, which may interfere with the functionalities of our platform. Any restrictions on our use of email would reduce user adoption of our platform and harm our business.
In addition, the use of the Internet and, in particular, the cloud-based solutions could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the Internet has been adversely affected by “viruses,” “worms,” and similar malicious programs; businesses have experienced a variety of outages and other delays as a result of damage to Internet infrastructure. These issues could diminish the overall attractiveness of, and demand for, our platform.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success and ability to compete depend in part upon our intellectual property. Unauthorized use of our intellectual property or a violation of our intellectual property rights by third parties may damage our brand and our reputation. As of January 31, 2018, we had nine issued patents in the United States that expire between 2019 and 2034, three issued patents internationally, as well as seven pending patent applications in the United States. In addition, we primarily rely on a combination of copyright, trade secret and trademark laws, trade secret protection, and confidentiality or license agreements with our employees, customers, partners, and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our products. In addition, we believe that the protection of our trademark rights in an important factor in product recognition, protecting our brand, and maintaining goodwill. If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect, and enforce our intellectual property rights could seriously damage our brand and our business.

We may be sued by third parties for alleged infringement of their proprietary rights.
There is considerable patent and other intellectual property development activity in our industry. Our future success depends on not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities, including non-practicing entities, and individuals, may own or claim to own intellectual property relating to our industry. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. In addition, we cannot assure you that actions by other third parties alleging infringement by us of third-party patents will not be asserted or prosecuted against us. In the future, others may claim that our platform and its underlying technology infringe or violate their intellectual property rights, even if we are unaware of the intellectual property rights that others may claim cover some or all of our technology, platform, or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our platform or services or using certain technologies, implement expensive work-arounds, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation, and to obtain licenses, modify our platform or services, or refund fees, which could be costly. In addition, we may incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty or license fees, modification of our products, or refunds to customers. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations. During the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our Class A common stock may decline.
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act, the rules subsequently implemented by the U.S. Securities and Exchange Commission, or SEC, the rules and regulations of the listing standards of the New York Stock Exchange, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.
We have identified a material weakness in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately report our financial results.
In connection with the audit of our consolidated financial statements for the year ended January 31, 2017, our independent registered public accounting firm noted in its reports to our audit committee that there were a number of audit adjustments to our consolidated financial statements for the period under audit. We identified that the cause of the audit adjustments was a lack of qualified accounting and financial reporting personnel with an appropriate level of experience. Given that during the year ended January 31, 2017, we did not retain a sufficient complement of personnel possessing the appropriate accounting and financial reporting knowledge, we determined that this control deficiency constituted a material weakness in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis. This deficiency could result in additional misstatements to our consolidated financial statements that would be material and would not be prevented or detected on a timely basis.
During fiscal year ended January 31, 2018, we added personnel as well as implemented new financial systems and processes. We intend to continue to take steps to remediate the material weakness described above through hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. We will not be able to fully remediate this material weakness until these steps have been completed and have been operating effectively for a sufficient period of time. Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the New York Stock Exchange listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result.
We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.
From time to time, we may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. These may include claims, lawsuits, and proceedings involving labor and employment, wage and hour, commercial, alleged securities law violations or other investor claims, and other matters. We expect that the number and significance of these potential disputes may increase as our business expands and our company grows larger. While our agreements with customers limit our liability for damages arising from our platform, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, results of operations, and prospects.

We intend to evaluate acquisitions or investments in third-party technologies and businesses, but we may not realize the anticipated benefits from, and may have to pay substantial costs related to, any acquisitions, mergers, joint ventures, or investments that we undertake.
As part of our business strategy, we continually evaluate acquisitions of, or investments in, a wide array of potential strategic opportunities, including third-party technologies and businesses. For instance, in December 2017, we completed our acquisition of Converse.AI, Inc., a company that provides intelligent natural language bots to support business process automation. We may be unable to identify suitable acquisition candidates in the future or to make these acquisitions on a commercially reasonable basis, or at all. Any transactions that we enter into could be material to our financial condition and results of operations. Such acquisitions may not result in the intended benefits to our business, and we may not successfully evaluate or utilize the acquired technology, offerings, or personnel, or accurately forecast the financial effect of an acquisition transaction. The process of integrating an acquired company, business, technology, or personnel into our own company is subject to various risks and challenges, including:

•	diverting management time and focus from operating our business to acquisition integration;

•	disrupting our respective ongoing business operations;

•	customer and industry acceptance of the acquired company’s offerings;

•	our ability to implement or remediate the controls, procedures, and policies of the acquired company;

•	our ability to integrate acquired technologies in our own platform and technologies;

•	retaining and integrating acquired employees;

•	failing to maintain important business relationships and contracts;

•	failure to realize any anticipated synergies;

•	using cash that we may need in the future to operate our business or incurring debt on terms unfavorable to us or that we are unable to pay;

•	liability for activities of the acquired company before the acquisition;

•	litigation or other claims arising in connection with the acquired company;

•	impairment charges associated with goodwill and other acquired intangible assets; and

•	other unforeseen operating difficulties and expenditures.
Our limited experience acquiring companies increases these risks. Our failure to address these risks or other problems we encounter with our future acquisitions and investments could cause us to not realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm our business.
Our reported financial results may be harmed by changes in the accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), for which certain elements affected our accounting for revenue and costs incurred to acquire contracts. We have adopted Topic 606 using the full retrospective transition method. Other companies in our industry may apply these accounting principles differently than we do, adversely affecting the comparability of our consolidated financial statements. See Note 2 to our accompanying consolidated financial statements for information about Topic 606.
We could be subject to additional sales tax or other tax liabilities.
States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our platform in various jurisdictions is unclear. It is possible that we could face sales tax audits and that our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities. Additionally, we do not collect such transaction taxes in all jurisdictions in which we have sales, based on our understanding that such taxes are not applicable or an exemption from such taxes applies. If we become subject to sales tax audits in these jurisdictions and a successful assertion is made that we should be collecting sales taxes where we have not historically done so it could result in substantial tax liabilities for past sales, discourage customers from purchasing our products or otherwise harm our business, results of operations and financial condition.
Further, an increasing number of states and foreign jurisdictions have considered or adopted laws or administrative practices, with or without notice, that impose new taxes on all or a portion of gross revenue or other similar amounts or impose additional obligations on remote sellers to collect transaction taxes such as sales, consumption, value added, or similar taxes. If new laws are adopted in a jurisdiction where we do not collect such taxes, we may not have sufficient lead time to build systems and processes to collect these taxes. Failure to comply with such laws or administrative practices, or a successful assertion by such states or foreign jurisdictions requiring us to collect taxes where we do not, could result in substantial tax liabilities, including for past sales, as well as penalties and interest. In addition, if the tax authorities in jurisdictions where we are already subject to sales tax or other indirect tax obligations were successfully to challenge our positions, our tax liability could increase substantially.
Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.
As of January 31, 2018, we had U.S. federal net operating loss carryforwards, or NOLs, of approximately $43.3 million due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes and in addition, may become subject to limitations in connection with this offering. Future changes in our stock ownership, the causes of which may be outside of our control, could result in an ownership change under Section 382 of the Code. Our NOLs may also be impaired under state laws. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.
Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our customers in a manner that could increase the costs of our platform and services and harm our business.
Income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted or amended at any time, possibly with retroactive effect, and could be applied solely or disproportionately to products and services provided over the Internet. These enactments or amendments could reduce our sales activity due to the inherent cost increase the taxes would represent and ultimately harm our operating results and cash flows.
Additionally, any changes to or the reform of current U.S. tax laws that may be enacted in the future could impact the tax treatment of our foreign earnings. We currently have no accumulated foreign earnings; however, this could change on a go-forward basis because of the early stage of our international operations. In addition, due to the expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

The application of U.S. federal, state, local and international tax laws to services provided electronically is unclear and continuously evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our customers, we could be held liable for such costs, thereby adversely affecting our operating results and harm our business.
Further, the Tax Cuts and Jobs Act, or TCJA, was recently enacted into law, bringing about a wide variety of potential changes to the U.S. tax system, particularly at the corporate level. Although the TCJA includes a provision for lower corporate income tax rates, these rate reductions could be offset by other changes intended to broaden the tax base, for example, by limiting the ability to deduct interest expense and net operating losses. We continue to examine the impact the TCJA may have on our business and financial results.
We may face exposure to foreign currency exchange rate fluctuations.
While we have historically transacted in U.S. dollars with the majority of our customers and vendors, we have transacted in some foreign currencies and may transact in more foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and operating results due to transactional and translational remeasurement that is reflected in our earnings. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of our Class A common stock could be lowered. We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations.
In addition, we use various third parties to sell access to our platform and conduct our business abroad. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program but cannot assure you that all our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.
Our platform may be subject to U.S. export controls, and we incorporate encryption technology into certain features. U.S. export controls may require submission of a product classification and annual or semi-annual reports. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export authorization for our platform, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our platform may create delays in the introduction of our feature releases in international markets, prevent our customers with international operations from using our platform or, in some cases, prevent the export of our platform to some countries altogether.
Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons identified by U.S. sanction programs. If we fail to comply with export control regulations and such economic sanctions, we may be fined or other penalties could be imposed, including a denial of certain export privileges. In March 2018, we determined that a small number of persons may have accessed our platform from one or more embargoed countries. We have made an initial voluntary self-disclosure to the U.S. Department of Treasury’s Office of Foreign Assets Control to report these potential violations. While we have implemented additional controls that are designed to prevent similar activity from occurring in the future, these controls may not be fully effective. Although as of the date of this prospectus we do not expect this matter to have a material effect on our business, the maximum potential fine permitted under the regulations and costs related to this matter could be substantial.
Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell access to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell access to our platform would likely adversely affect our business.
We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.
We have funded our operations since inception primarily through equity financings, capital lease arrangements, and subscription fees from our customers. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, declines in subscriptions for our platform, or unforeseen circumstances. We may not be able to timely secure debt or equity financing on favorable terms, or at all. Any debt financing obtained by us could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, we may not be able to generate sufficient cash to service any debt financing obtained by us, which may force us to reduce or delay capital expenditures or sell assets or operations. If we raise additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
Adverse economic and market conditions and reductions in productivity spending may harm our business.
Our business depends on the overall demand for cloud-based collaborative work management platforms and on the economic health of our current and prospective customers. The United States has experienced cyclical downturns from time to time that have resulted in a significant weakening of the economy, more limited availability of credit, a reduction in business confidence and activity, and other difficulties that may affect one or more of the industries to which we sell subscriptions and professional services. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for us and our customers to accurately forecast and plan future business activities which could cause customers to delay or reduce their information technology spending. This could result in reductions in sales of our platform and services, longer sales cycles, reductions in subscription duration and value, slower adoption of new technologies, and increased price competition. Any of these events could harm our business and operating results. In addition, there can be no assurance that cloud-based collaborative work management and productivity spending levels will increase following any recovery.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruptions to our operations. Our corporate headquarters are located in the greater Seattle area, an earthquake-prone area. Additionally, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems, and our website for our development, marketing, operational support, and sales activities. In the event of a major earthquake, hurricane, or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, lengthy interruptions in our platform and services, breaches of data security, and loss of critical data, all of which could harm our operating results.
Risks Relating to Ownership of our Common Stock and this Offering
There has been no prior public market for our Class A common stock, the stock price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
There has been no public market for our Class A common stock prior to this offering. The initial public offering price for our Class A common stock will be determined through negotiations among the underwriters, the selling shareholders, and us and may vary from the market price of our Class A common stock following this offering. The market prices of the securities of other newly public companies have historically been highly volatile. Following the completion of this offering, the market price of our Class A common stock may be higher or lower than the price you pay in the initial public offering. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	negative publicity related to the real or perceived quality of our platform, as well as the failure to timely launch new features, integrations or services that gain market acceptance;

•	actual or anticipated fluctuations in our revenue or other operating metrics;

•	changes in the financial projections we provide to the public or our failure to meet these projections;

•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•	price and volume fluctuations in the overall stock market or in the trading volume of our shares or the size of our public float;

•	changes in accounting standards, policies, guidelines, interpretations, or principals;

•	the economy as a whole and market conditions in our industry;

•	rumors and market speculation involving us or other companies in our industry;

•	failures or breaches of security or privacy, and the costs associated with responding to and addressing any such failures or breaches;

•	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	lawsuits threatened or filed against us;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	the expiration of contractual lock-up or market stand-off agreements; and

•	sales of additional shares of our Class A common stock by us or our shareholders.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business.
Sales of a substantial amount of our Class A common stock in the public markets may cause the market price of our Class A common stock to decline.
Sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers, and principal shareholders, or the perception that these sales might occur, could cause the market price of our Class A common stock to decline. Based on no shares of our Class A common stock and 88,760,473 shares of our Class B common stock outstanding as of January 31, 2018, we will have 11,633,510 shares (13,378,536 shares if the over-allotment option is exercised in full) of our Class A common stock and 87,261,156 shares of our Class B common stock outstanding after this offering.
All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except that any shares held by our affiliates, as defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with Rule 144 and any applicable lock-up agreements described below. The remaining shares of our common stock are also subject to the lock-up agreement or market stand-off agreements described below.
In connection with this offering, subject to certain exceptions, we, all of our directors and executive officers, and substantially all of our security holders, have entered into lock-up agreements with the underwriters or were subject to market stand-off agreements with us pursuant to which they agreed not to offer, sell, or agree to sell, directly or indirectly, any shares of Class A common stock and Class B common stock for a period of 180 days from the date of this prospectus.
When the applicable lock-up and market stand-off periods described above expire, we and our security holders subject to a lock-up agreement or market stand-off agreement will be able to sell our shares in the public market. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the lock-up period. Sales of a substantial number of such shares upon expiration of the lock-up and market stand-off agreements, or the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.
In addition, as of January 31, 2018, we had options and RSUs outstanding that, if fully exercised or settled, would result in the issuance of 13,355,439 shares and 130,000 shares of Class B common stock, respectively. All of the shares of common stock issuable upon the exercise of stock options or settlement of RSUs, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be freely tradable in the public market upon issuance subject to existing lock-up or market stand-off agreements and applicable vesting requirements.

Immediately following this offering, the holders of 71,305,114 shares of our Class B common stock have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other shareholders.
We may also issue our shares of common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investment, or otherwise. Any further issuance could result in substantial dilution to our existing shareholders and cause the market price of our Class A common stock to decline.
The dual class structure of our common stock has the effect of concentrating voting control with holders of our Class B common stock, including our directors, executive officers, and 5% shareholders, and their affiliates, which limits or precludes your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction.
Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock being offered in this offering, has one vote per share. Following this offering, our directors, executive officers, and holders of more than 5% of our common stock, and their respective affiliates, will hold in the aggregate 80.7% of the voting power of our capital stock. Because of the 10-to-one voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of our common stock and therefore are able to control all matters submitted to our shareholders for approval until the earliest of (1) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (2) seven years from the effective date of this offering , and (3) the date the shares of Class B common stock cease to represent at least 15% of the aggregate number of shares of Class A common stock and Class B common stock then outstanding. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders.
Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain permitted transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.
We cannot predict the impact our dual class structure may have on our stock price or our business.
We cannot predict whether our dual class structure, combined with the concentrated control of our shareholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell announced that it plans to require new constituents of its indexes to have greater than 5% of the company’s voting rights in the hands of public shareholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indexes. Because of our dual class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We are an “emerging growth company” and intend to take advantage of the reduced disclosure requirements applicable to emerging growth companies which may make our Class A common stock less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies,” including:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board;

•
being permitted to present only two years of audited consolidated financial statements in addition to any required unaudited interim consolidated financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We currently intend to take advantage of the available exemptions described above. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have provided only two years of audited consolidated financial statements and have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict if investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the price of our Class A common stock may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, unless the company otherwise irrevocably elects not to avail itself of this exemption. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards. We may delay adopting applicable accounting standards, which may make comparison of our consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us on a regular basis, demand for our Class A common stock could decrease, which might cause our share price or trading volume to decline.

We will have broad discretion over the use of the net proceeds we receive in this offering and may not use them effectively.
We will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our senior management team to apply these funds effectively could harm our business, financial condition, results of operations, and prospects, and the market price of our Class A common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield to our shareholders. These investments may not yield a favorable return to our shareholders.
Provisions in our corporate charter documents and under Washington law could make an acquisition of us, which may be beneficial to our shareholders, more difficult and may prevent attempts by our shareholders to replace or remove our current management.
Provisions in our articles of incorporation and our bylaws that will become effective immediately prior to the closing of this offering may discourage, delay, or prevent a merger, acquisition, or other change in control of our company that shareholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our Class A common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors. Among other things, these provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	eliminate the ability of our shareholders to call special meetings of shareholders;

•	prohibit shareholder action by written consent unless the consent is unanimous, which requires all shareholder actions to be taken at a meeting of our shareholders;

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by shareholders at annual shareholder meetings;

•	prohibit cumulative voting;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our shareholders;

•	require super-majority voting to amend some provisions in our amended and restated articles of incorporation and amended and restated bylaws; and

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a shareholder rights plan, also known as a “poison pill.”
In addition, under Washington law, shareholders of public companies can act by written consent only by obtaining unanimous written consent. This limit on the ability of our shareholders to act by less than unanimous consent may lengthen the amount of time required to take shareholder action.
Moreover, because we are incorporated in the State of Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, or WBCA, which prohibits a “target corporation”

from engaging in any of a broad range of business combinations with any “acquiring person,” which is defined as a person or group of persons who beneficially owns 10% or more of the voting securities of the “target corporation,” for a period of five years following the date on which the shareholder became an “acquiring person.”
Any of these provisions of our charter documents or Washington law could, under certain circumstances, depress the market price of our Class A common stock. See the section titled “Description of Capital Stock.”
Our amended and restated articles of incorporation will designate the federal and state courts located within the State of Washington as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.
Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering will provide that, unless we consent in writing to an alternative forum, the federal and state courts located within the State of Washington, or Washington Courts, will be the sole and exclusive forum for any internal corporate proceedings (as defined in the WBCA), subject to such courts having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one that is vested in the exclusive jurisdiction of a court or forum other than in Washington Courts, or for which the Washington Courts do not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated articles of incorporation.
This choice of forum provision may limit our shareholders’ ability to bring a claim in a judicial forum that it finds favorable for internal corporate proceedings, which may discourage such lawsuits even though an action, if successful, might benefit our shareholders. Shareholders who do bring a claim in Washington Courts could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Washington. Washington Courts may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. Alternatively, if a court were to find this provision of our amended and restated articles of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have an adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in the section titled “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	the highly competitive nature of work execution software and product introductions, and promotional activity by our competitors and our ability to differentiate our platform and applications;

•	our ability to introduce new and enhanced product offerings and the continued market adoption of our platform;

•	the effect of litigation, complaints or adverse publicity on our business;

•	our ability to attract new customers and expand sales to existing customers;

•	our ability to provide effective customer support;

•	our ability to execute our “land-and-expand” strategy;

•	the security and reliability of our co-location data centers and the public cloud infrastructure that we use;

•	our ability to expand our sales force to address effectively the new industries, geographies and types of organizations we intend to target;

•	our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

•	our liquidity and working capital requirements;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to protect and enhance our brand and intellectual property;

•	the costs related to defending intellectual property infringement and other claims;

•	privacy and data protection laws, actual or perceived privacy or data breaches or other data security incidents, or the loss of data;

•	future regulatory, judicial, and legislative changes in our industry;

•	future arrangements with, or investments in, other entities or associations, products, services or technologies;

•	our use of the net proceeds from this offering; and

•	the increased expenses and administrative workload associated with being a public company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the section titled “Risk Factors” and elsewhere in this prospectus. The risks described in the section titled “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA
This prospectus contains statistical data, estimates, and forecasts from various sources, including independent industry publications and other information from our internal sources. This information is based upon a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors,” and “Special Note Regarding Forward-Looking Statements,” that could cause results to differ materially from those expressed in these publications and reports.
Certain information in the text of this prospectus is contained in independent industry publications and publicly available reports, as set forth below:

•	Evans Data Corporation, Global Developer Population and Demographic Study 2017, Volume 1, September 2017.

•	Forrester Research, Inc., The Forrester Wave: Enterprise Collaborative Work Management, Q4 2016, October 17, 2016.

•	Forrester Research, Inc., Info Workers Will Erase The Boundary Between Enterprise And Consumer Technologies, August 30, 2012.

•	Gartner, Inc., Effortless Visibility Is Key to Managing Empowered Workers Without Losing Control, March 30, 2017, or the Gartner Report.

•	International Data Corporation, Semiannual Software Tracker, November 2017.

•	McKinsey Global Institute, The social economy: Unlocking value and productivity through social technologies, July 2012.

•
Dave Wright, 3 Automation Initiatives to Boost Corporate Productivity, April 25, 2016, www.enterpriseappstoday.com/management-software/3-automation-initiatives-to-boost-corporate-productivity.html (last accessed March 23, 2018).

Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but such information may not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied on therein.
The Gartner Report represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and are not representations of fact. The Gartner Report speaks as of its original publication date, and not as of the date of this prospectus, and the opinions expressed in the Gartner Report are subject to change without notice. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
The Total Economic Impact Of Smartsheet, dated September 2017, by Forrester Research, Inc., or Forrester, was commissioned by us, and represents data, research, opinions or viewpoints prepared by Forrester and are not representations of fact. We have been advised by Forrester that its studies speak as of the original date (and not as of the date of this prospectus) and any opinions expressed in its studies are subject to change without notice.
Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, are also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of 10,000,000 shares of our Class A common stock that we are selling in this offering will be approximately $117.9 million, based upon an assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, we estimate that our net proceeds would be approximately $139.0 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling shareholders.
Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $9.3 million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million in the number of shares of Class A common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $12.1 million, assuming that the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, and facilitate future access to the public equity markets for us and our shareholders. While we have no specific plans at this time, we may use some of the proceeds that we will receive from this offering for working capital and other general corporate purposes, including expanding our headcount and funding our growth strategies to scale with our business through sales and marketing activities, technology and product development, general and administrative matters, investing in hardware for our data center operations, international expansion, building out our office facilities, and other capital expenditures. We may also use a portion of the net proceeds that we receive to acquire or invest in third-party businesses, products, services, technologies, or other assets. However, we do not have any definitive plans, agreements, or commitments with respect to any acquisitions or investments at this time.
We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering or the amounts we actually spend on the uses set forth above. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, money market accounts, bank deposit, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid any cash dividend on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and growth of our business and do not expect to pay any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, as well as our capitalization, as of January 31, 2018 as follows:

•	on an actual basis;

•
on a pro forma basis, giving effect to (1) the redesignation of our outstanding common stock as Class B common stock on April 9, 2018; (2) the automatic conversion of all outstanding shares of our convertible preferred stock outstanding as of January 31, 2018 into an aggregate of 68,479,732 shares of Class B common stock; (3) the reclassification of the convertible preferred stock warrant liability to additional paid-in capital, which conversion and reclassification will occur immediately prior to the completion of this offering, as if such conversion and reclassification had occurred on January 31, 2018; and (4) the filing and effectiveness of our amended and restated articles of incorporation; and

•
on a pro forma as adjusted basis, giving effect to (1) the pro forma adjustments set forth above and the sale of 10,000,000 shares of our Class A common stock offered by us in this offering, based on an assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and (2) the automatic conversion of 1,633,510 shares of our Class B common stock into an equivalent number of shares of our Class A common stock upon their sale by the selling shareholders in this offering.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this offering. You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of January 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$58,158	$58,158	$176,058
Convertible preferred stock warrant liability	1,272	—	—
Convertible preferred stock, no par value; 67,756,647 shares authorized, 67,619,377 shares issued and outstanding, actual; no shares authorized, issue or outstanding, pro forma and pro forma as adjusted.	112,687	—	—
Shareholders’ equity (deficit):
Preferred stock, no par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, no par value; 107,679,381 shares authorized, 20,280,741 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, no par value; no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma; 500,000,000 shares authorized, 11,633,510 shares issued and outstanding, pro forma as adjusted	—	—	—
Class B common stock, no par value; no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, 88,760,473 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 87,261,156 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	25,892	139,851	257,751
Accumulated deficit	(106,633)	(106,633)	(106,633)
Total shareholders’ equity (deficit)	(80,741)	33,218	151,118
Total capitalization	$33,218	$33,218	$151,118

If the underwriters exercise their option to purchase 1,745,026 additional shares to cover over-allotments in full, the pro forma as adjusted cash and cash equivalents, additional paid-in capital, and total shareholders’ equity (deficit) would increase by approximately $21.1 million, after deducting the estimated underwriting discounts and commissions, and we would have 13,378,536 shares of our Class A common stock and 87,261,156 shares of our Class B common stock issued and outstanding, pro forma as adjusted.
Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share, whi ch is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our cash and cash equivalents, additional paid-in capital, and total shareholders’ equity (deficit) by app roximately $9.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares offered by us would increase or decrease, as applicable, our cash and cash equivalents, additional paid-in capital, and total shareholders’ equity (deficit) by approximately $12.1 million, assuming that the assumed initial public offering price of $13.00, which is the midpoint of the offering price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.
The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock and 88,760,473 shares of our Class B common stock outstanding as of January 31, 2018 (prior to the automatic conversion of 1,499,317 shares of our Class B common stock into an equivalent number of Class A common stock upon their sale by the selling shareholders in this offering), and excludes:

•
13,355,439 shares of our Class B common stock issuable upon the exercise of options outstanding as of January 31, 2018, with a weighted-average exercise price of $2.91 per share, of which 1,250,132 shares were issued upon the exercise of options between February 1, 2018 and April 9, 2018;

•	130,000 shares of our Class B common stock issuable upon the vesting of RSUs outstanding as of January 31, 2018;

•
137,270 shares of our Class B common stock issuable upon the exercise of a warrant to purchase convertible preferred stock outstanding as of January 31, 2018, with an exercise price of $0.29139 per share, in connection with which 134,193 shares of our Class B common stock will be issued upon its net exercise and automatically converted into an equivalent number of shares of Class A common stock upon their sale in this offering at the initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus; and

•
296,178 shares of our Class B common stock reserved for future issuance under our 2015 Equity Incentive Plan as of January 31, 2018 and 5,300,000 additional shares of our Class B common stock reserved for future issuance after January 31, 2018, of which:

◦	3,580,420 shares of our Class B common stock issuable upon the exercise of options that were granted between February 1, 2018 and April 9, 2018, with an exercise price of $9.53 per share;

◦
2,181,274 shares of our Class B common stock that were reserved for future issuance as of April 9, 2018 that will become available for future issuance under our 2018 Equity Incentive Plan upon the completion of this offering; and

•
8,740,000 shares of our Class A common stock reserved for future issuance under our share-based compensation plans, consisting of (1) 6,700,000 shares of our Class A common stock reserved for future issuance under our 2018 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus (which includes 536,500 shares of our Class A common stock issuable upon the exercise of options to be granted on the date of this prospectus with an exercise price of the initial public offering price per share); and (2) 2,040,000 shares of our Class A common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan, which will become effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, any remaining shares available for issuance under our 2015 Equity Incentive Plan will become reserved for future issuance as Class A common stock under our 2018 Equity Incentive Plan, and we will cease granting awards under our 2015 Equity Incentive Plan. Our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by investors purchasing shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our pro forma net tangible book value as of January 31, 2018 was $14.5 million, or $0.16 per share, based on the total number of shares of our common stock outstanding as of January 31, 2018, after giving effect to (1) the redesignation of our outstanding common stock as Class B common stock on April 9, 2018; (2) the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into an aggregate of 68,479,732 shares of our Class B common stock; (3) the reclassification of the convertible preferred stock warrant liability to additional paid-in capital, which conversion and reclassification will occur immediately prior to the completion of this offering; and (4) the filing and effectiveness of our amended and restated articles of incorporation.
After giving effect to the sale by us of 10,000,000 shares of our Class A common stock in this offering at the assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of January 31, 2018 would have been $132.4 million, or $1.34 per share. This represents an immediate increase in pro forma net tangible book value of $1.18 per share to our existing shareholders and an immediate dilution of $11.66 per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution on a per share basis to new investors:
The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$13.00
Pro forma net tangible book value per share as of January 31, 2018	$0.16
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.18
Pro forma as adjusted net tangible book value per share immediately after this offering		1.34
Dilution in pro forma net tangible book value per share to new investors in this offering		$11.66
Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $9.3 million, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.91, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares offered by us would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.11, assuming that the assumed initial public offering price of $13.00, which is the midpoint of the offering price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.
If the underwriters exercise their option to purchase 1,745,026 additional shares to cover over-allotments in full, the pro forma as adjusted net tangible book value per share immediately after this offering would be $1.52 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $11.48 per share.

The following table presents, on a pro forma as adjusted basis as described above, as of January 31, 2018 , the differences between our existing shareholders and new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us (which includes net proceeds received by us from the issuance of common stock and convertible preferred stock, and cash received from the exercise of stock options), and the average price per share paid or to be paid to us at an assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	88,760,473	89.9%	$117,240,000	47.4%	$1.32
New investors	10,000,000	10.1%	130,000,000	52.6%	$13.00
Totals	98,760,473	100.0%	$247,240,000	100.0%
Sales of shares of Class A common stock by the selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to 87,261,156, or approximately 88.2% of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to 11,633,510, or approximately 11.8% of the total shares of common stock outstanding after this offering.
Each $1.00 increase or decrease in the assumed initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all shareholders by approximately $10.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same . In addition, to the extent any outstanding stock options are exercised, new investors will experience further dilution.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase 1,745,026 additional shares to cover over-allotments. After giving effect to sales of shares in this offering by us and the selling shareholders, and assuming the underwriters exercise their option to purchase additional shares to cover over-allotments in full, our existing shareholders would own 86.7% and our new investors would own 13.3% of the total number of shares of our common stock outstanding upon the completion of this offering.
The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock and 88,760,473 shares of our Class B common stock outstanding as of January 31, 2018 (prior to the automatic conversion of 1,499,317 shares of our Class B common stock into an equivalent number of Class A common stock upon their sale by the selling shareholders in this offering), and excludes:

•
13,355,439 shares of our Class B common stock issuable upon the exercise of options outstanding as of January 31, 2018, with a weighted-average exercise price of $2.91 per share, of which 1,250,132 shares were issued upon the exercise of options between February 1, 2018 and April 9, 2018;

•	130,000 shares of our Class B common stock issuable upon the vesting of RSUs outstanding as of January 31, 2018;

•
137,270 shares of our Class B common stock issuable upon the exercise of a warrant to purchase convertible preferred stock outstanding as of January 31, 2018, with an exercise price of $0.29139 per share, in connection with which 134,193 shares of our Class B common stock will be issued upon its net exercise and automatically converted into an equivalent number of shares of Class A common stock upon their sale in this offering at the initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus; and

•	296,178 shares of our Class B common stock reserved for future issuance under our 2015 Equity Incentive

Plan as of January 31, 2018 and 5,300,000 additional shares of our Class B common stock reserved for future issuance after January 31, 2018, of which:

◦	3,580,420 shares of our Class B common stock issuable upon the exercise of options that were granted between February 1, 2018 and April 9, 2018, with an exercise price of $9.53 per share;

◦
2,181,274 shares of our Class B common stock that were reserved for future issuance as of April 9, 2018 that will become available for future issuance under our 2018 Equity Incentive Plan upon the completion of this offering; and

•
8,740,000 shares of our Class A common stock reserved for future issuance under our share-based compensation plans, consisting of (1) 6,700,000 shares of our Class A common stock reserved for future issuance under our 2018 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus (which includes 536,500 shares of our Class A common stock issuable upon the exercise of options to be granted on the date of this prospectus with an exercise price of the initial public offering price per share); and (2) 2,040,000 shares of our Class A common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan, which will become effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, any remaining shares available for issuance under our 2015 Equity Incentive Plan will become reserved for future issuance as Class A common stock under our 2018 Equity Incentive Plan, and we will cease granting awards under our 2015 Equity Incentive Plan. Our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our financial and other data. We derived our selected consolidated statements of operations data for the fiscal years ended January 31, 2016, 2017, and 2018 and our selected consolidated balance sheet data as of January 31, 2017 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any future period. You should read the following selected consolidated financial and other data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes and other financial information included elsewhere in this prospectus. Our fiscal year end is January 31 and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

	Year Ended January 31,
	2016	2017	2018
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue
Subscription	$39,568	$62,416	$100,368
Professional services	1,183	4,548	10,885
Total revenue	40,751	66,964	111,253
Cost of revenue
Subscription(1)	6,961	10,117	13,008
Professional services(1)	1,636	4,016	8,674
Total cost of revenue	8,597	14,133	21,682
Gross profit	32,154	52,831	89,571
Operating expenses
Research and development(1)	12,900	19,640	37,590
Sales and marketing(1)	28,440	40,071	72,925
General and administrative(1)	5,163	8,275	28,034
Total operating expenses	46,503	67,986	138,549
Loss from operations	(14,349)	(15,155)	(48,978)
Interest expense and other, net	—	(29)	(435)
Net loss before provision (benefit) for income taxes	(14,349)	(15,184)	(49,413)
Provision (benefit) for income taxes	—	—	(307)
Net loss	(14,349)	(15,184)	(49,106)
Deemed dividend(2)	—	—	(4,558)
Net loss attributable to common shareholders	$(14,349)	$(15,184)	$(53,664)
Net loss per share attributable to common shareholders, basic and diluted(3)	$(1.03)	$(1.00)	$(2.94)
Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders, basic and diluted(3)	13,877	15,241	18,273
Pro forma net loss per share attributable to common shareholders, basic and diluted(3)			$(0.62)
Weighted-average shares used to compute pro forma net loss per share attributable to common shareholders, basic and diluted(3)			84,868

(1) Amounts include share-based compensation expense other than related to the 2017 Tender Offer (see footnote 2) as follows:

	Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of subscription revenue	$23	$35	$43
Cost of professional services revenue	4	26	58
Research and development	235	452	905
Sales and marketing	1,348	428	1,124
General and administrative	69	193	864
Total share-based compensation expense	$1,679	$1,134	$2,994

Amounts also include share-based compensation expense related to the 2017 Tender Offer (see footnote 2) as follows:

	Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of subscription revenue	$—	$—	$53
Cost of professional services revenue	—	—	9
Research and development	—	—	5,124
Sales and marketing	—	—	583
General and administrative	—	—	9,701
Total share-based compensation expense	$—	$—	$15,470

(2)	See the section titled “Certain Relationships and Related-Party Transactions—2017 Tender Offer” for further information.

(3)
Please refer to Note 5 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net loss per share attributable to common shareholders, basic and diluted, and pro forma net loss per share attributable to common shareholders, basic and diluted.

	As of January 31,
	2017	2018

Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$32,235	$58,158
Working capital	(4,246)	(1,234)
Total assets	56,253	116,604
Deferred revenue, current and non-current	32,712	57,281
Convertible preferred stock warrant liability	477	1,272
Convertible preferred stock	60,260	112,687
Total shareholders’ deficit	(52,743)	(80,741)
Key Business Metrics
We monitor the following key business metrics to help us measure our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Domain-based customers, defined as customers with a unique email domain name such as @cisco and @aramark, and average annualized contract values, or ACVs, as of the periods presented were as follows:

	As of January 31,
	2016	2017	2018
Domain-based customers at period end	53,920	66,645	74,116
Average ACV per domain-based customer	$841	$1,106	$1,640
Our dollar-based net retention rates for all customers for the trailing 12 month periods presented were as follows:

	Trailing 12 Months Ended January 31,
	2016	2017	2018
Dollar-based net retention rate for all customers	113%	122%	130%
For additional information about our key business metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial and Other Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is January 31 and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.
Overview
In 2005, our founders set out to build a universal application for work management. They realized that the “killer app” for team work management, tracking, project management, team collaboration, and flexible reporting did not exist. In the decade prior to Smartsheet, our founders had observed their customers across large and small businesses overwhelmingly using email and spreadsheets to manage their work. This combination fell short so regularly that many companies were launched each year to attempt to address the needs of people intent on graduating to something better. Our founders observed that these companies either focused on niche segments or applied rules and structure that did not fit how most people really worked, and were often abandoned. Our founders developed Smartsheet to be the universal answer to which all email and spreadsheet users could graduate because of its spreadsheet-like user interface and email-integrated design.
Since our founding, we have extended our platform to address the needs of our customers. Our additions and improvements to our platform have allowed us to address the needs of customers while driving revenue growth. We have built Smartsheet efficiently, having raised only approximately $112.7 million of external capital, with $58.2 million in cash and cash equivalents on our consolidated balance sheet as of January 31, 2018. We have no outstanding lines of credit.
Over the past 12 years, we have achieved several key milestones:

•	2005: Founded company.

•	2006: Launched platform.

•	2007: Raised first outside funding.

•	2010: Launched on Google Apps Marketplace.

•	2011: Launched Salesforce integration.

•	2012: Surpassed 10,000 total customers.

•	2013: Released public API and surpassed 30,000 total customers.

•	2014: Launched App Gallery to showcase integrations with leading cloud-based solutions.

•	2015: Surpassed 50,000 total customers, launched Smartdashboards and Connectors, won first place for “Best Microsoft 365 App,” and named Google’s Marketplace App of the Year.

•	2016: Launched Control Center, surpassed 75,000 total customers, introduced the “Business” subscription plan, and released Card View and Atlassian Jira integration.

•
2017: Opened Boston office, surpassed 90,000 total customers, launched Smartautomations, held first customer conference, ENGAGE, completed first business acquisition, and named Best Workplace in Washington by the Puget Sound Business Journal.

Our customers represent both domain-based accounts associated with a business or public sector organization, and a much smaller number of Internet service provider-based accounts, or ISP-based accounts. We define domain-based customers as organizations with a unique email domain name such as @cisco and @aramark. An ISP customer is typically a small team or an individual that registers for our services with an email address hosted on a widely used domain such as @gmail, @outlook, or @yahoo. As of January 31, 2018, we had more than 92,000 total customers, of which more than 74,000 were domain-based. No single customer represented more than 3% of our total revenue for any of the years ended January 31, 2016, 2017, and 2018, and our 10 largest customers comprised less than 10% of our total revenue for those periods.
We generate revenue primarily from the sale of subscriptions to our cloud-based platform. For subscriptions, customers select the plan that meets their needs and can begin using Smartsheet within minutes. We offer four subscription levels: Individual, Team, Business, and Enterprise, the pricing for which varies by the capabilities provided. Over half of our annualized contract value, or ACV, comes from our Business and Enterprise packages. Customers can also purchase Connectors, which provide data integration and automation to third-party applications from Salesforce, Atlassian, and ServiceNow. Revenue is generated on a per-Connector basis, annually. We also offer Control Center, which enables customers to implement solutions for a specific use case for large scale projects or initiatives. Professional services are offered to help customers create and administer solutions for specific use cases.
Customers can begin using our platform by purchasing a subscription directly from our website or through our sales force, starting a free trial, or working as a collaborator on a project. The majority of our revenue comes from our inside sales team and self-service sales through our website. Our inside sales team utilizes an internally developed lead scoring engine which enables them to identify trial users and collaborators with the highest probability of conversion. Our field sales team focuses on larger businesses where we already have a deployment and have identified significant expansion opportunities. We also use resellers to sell in international markets where we have limited or no sales presence as well as in the United States to sell to customers who prefer to buy through a partner.
We offer a free 30-day trial, which gives users access to all of the features of an Individual account, as well as additional features available to a Business account. In each of the last 12 months, we have generated over 100,000 new trials. Our user base includes paid users, as well as collaborators who are invited to work on our platform by a paid user and can be inside or outside a user’s organization. Collaborators can continue to use our platform with limited functionality. Over time, many of our collaborators have become paid users. Although we do not track or monitor these metrics on a regular basis when engaging in business planning or otherwise evaluating the performance of our business, we believe they illustrate that we are still in the early stages of penetrating our addressable market of an estimated 865 million knowledge workers.
The majority of our subscriptions are sold on an annual basis, with some online purchases sold as monthly subscriptions, and very few multi-year or quarterly subscriptions. The majority of our customers pay annually in advance, and we expect that to continue, providing us with revenue visibility through our short-term deferred revenue balance.
Our customers can begin using our platform immediately upon purchase and for most use cases do not require professional services for implementation. Our customers sometimes elect to engage consulting or training in order to optimize the way in which they use our platform. Our customers buy training services primarily to familiarize themselves with various features of our platform and to learn about different use cases to which Smartsheet can be applied.
We have achieved significant growth in recent periods. For the years ended January 31, 2016, 2017, and 2018, our total revenue was $40.8 million, $67.0 million, and $111.3 million, respectively, representing period-over-period total revenue growth of 64% and 66%, respectively. For the years ended January 31, 2016, 2017, and 2018, our net loss was $14.3 million, $15.2 million, and $49.1 million, respectively. For the years ended January 31, 2016, 2017, and 2018, cash provided by (used in) operations was $(4.7) million, $0.1 million, and $(13.6) million, respectively.

Key Factors Affecting Our Performance
Acquiring new customers
We are focused on continuing to grow our customer base. As of January 31, 2018, we had over 74,000 domain-based customers in over 190 countries, which spanned across organizations of a broad range of sizes and industries, compared to over 66,000 domain-based customers as of January 31, 2017. We also have more than 18,000 ISP-based customers as of January 31, 2018. Our operating results and growth prospects will depend in part on our ability to acquire, and expand within, new domain-based customers.
Expansion of Smartsheet across existing customers
We employ a “land-and-expand” business model that focuses on efficiently acquiring new customers and expanding relationships with existing customers over time. Our domain-based customers typically begin by purchasing a small number of subscriptions and then expand over time, increasing the number of paying users, use cases, and premium solutions such as our Connectors and Control Center.
Our dollar-based net retention rate for all customers, including domain-based and ISP-based customers, has increased in recent quarters as shown in the chart below:
Dollar-Based Net Retention Rate
As of January 31, 2018, we had over 74,000 domain-based customers, including 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500. We believe that there is a large opportunity for growth at many of our existing domain-based customers. As of January 31, 2018, our Fortune 100 and Fortune 500 customers have ACVs ranging from $99 to $2.3 million per customer, and approximately half of these customers have ACVs lower than $5,000 per year. We believe that the viral nature of our offering within and outside our current customers combined with development of new capabilities and our focused sales and marketing efforts will lead to continued expansions at those customers. Our operating results and prospects will continue to depend on the effectiveness of our “land-and-expand” strategy.
Continued investment in growth
We plan to continue to invest in our business so that we can capitalize on our market opportunity. We plan to grow our field sales teams in order to target expansion within our largest enterprise customers and modestly grow our inside sales team to target new customers and expansion opportunities. Our investment in research and development efforts will also continue to increase in absolute dollars as we enhance functionality of our platform.

We will continue to invest in software development talent at our Bellevue, Boston, and Edinburgh (U.K.) offices. As our customers scale, we will make incremental investments in our co-location data centers and may expand our use of public cloud infrastructure.
International expansion
Revenue generated from non-U.S. customers during the year ended January 31, 2018 was 27% of our total revenue. To date, substantially all of our revenue from international customers has been generated without establishing a presence outside the United States. Historically, we have sold to international customers primarily through our website or through resellers. We believe that there is significant opportunity to grow our international business. This year, we have started to cover some international sales territories with sales representatives based in the United States and we plan to add local sales support in select international markets over time. We believe global demand for our platform and offerings will continue to increase as international market awareness of Smartsheet grows.
Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of customers
We believe that the number of customers, particularly our domain-based customers, using our platform is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based technology, has expanded the diversity of our customer base to include organizations of all sizes across virtually all industries. As of January 31, 2018, we had 92,501 total customers and 74,116 domain-based customers. Over time, larger customers have constituted a greater share of our total revenue. As of January 31, 2018, domain-based customers represented approximately 95% of our ACV as described below. The number of our customers who contribute $5,000 or more in ACV grew from 1,201 as of January 31, 2016, to 2,088 as of January 31, 2017, and 3,790 as of January 31, 2018. The number of our customers who contribute $50,000 or more in ACV grew from 29 as of January 31, 2016, to 76 as of January 31, 2017, and 189 as of January 31, 2018.

	As of
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
Domain-based customers at period end	57,844	61,210	64,776	66,645	69,039	71,021	72,529	74,116
Our customer count may fluctuate as a result of a number of factors, including our ability to generate new customers, satisfaction with our platform at new and existing customers, price changes, our ability to continue to innovate and build on our platform, and the other risk factors included in this prospectus.
Average ACV per domain-based customer
We use average ACV per domain-based customer to measure customer commitment to our platform and sales force productivity. We define average ACV per domain-based customer as total outstanding ACV for domain-based subscriptions as of the end of the reporting period divided by the number of domain-based customers as of the same date.

We have a wide range of ACV per domain-based customer, with our largest customer having an ACV of more than $2 million per year. Our ACV for the cohort of all customers with $5,000 or more in annual contract value as of January 31, 2016 was $13,171, and grew to $19,809 and $29,694 as of January 31, 2017 and 2018, respectively. We expect our ACV per domain-based customer to increase over time as more licensed users within a domain subscribe to our platform and purchase additional subscription services.

	As of
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
Average ACV per domain-based customer	$897	$955	$1,016	$1,106	$1,230	$1,346	$1,491	$1,640
Our average ACV per domain-based customer may fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform, the continuation of increasing dollar-based net retention rate, economic environment surrounding our existing and new customers, and the other risk factors included in this prospectus.
Dollar-based net retention rate
The dollar-based net retention rate is used by us to evaluate the long-term value of our customer relationships and is driven by our ability to retain and expand the subscription revenue generated from our existing customers. Our dollar-based net retention rate compares our subscription revenue from the same set of customers across comparable periods.

	Trailing 12 Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
Dollar-based net retention rate for all customers	116%	118%	119%	122%	124%	126%	129%	130%
Our dollar-based net retention rate for customers with ACV of $5,000 or more was 149% for the trailing 12 months ended January 31, 2018. This cohort represented approximately 54% of our total ACV as of January 31, 2018.
We calculate dollar-based net retention rate as of a period end by starting with the ACV from the cohort of all customers as of the 12 months prior to such period end, or Prior Period ACV. We then calculate the ACV from these same customers as of the current period end, or Current Period ACV. Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months, but excludes subscription revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at the dollar-based net retention rate.
Our dollar-based net retention rate may fluctuate as a result of a number of factors, including the level of our customers’ satisfaction with our platform and the level of penetration within our customer base.
Components of Results of Operations
Revenue
Subscription revenue
Subscription revenue primarily consists of fees from customers for access to our cloud-based platform. Subscription revenue is driven primarily by the number of domain-based customers and changes in their subscription levels, and, to a lesser extent, subscriptions to cloud-based premium solutions. We recognize subscription revenue ratably over the term of the subscription period beginning on the date access to our platform is provided as no implementation work is required, assuming all other revenue recognition criteria have been met.

Professional services revenue
Professional services revenue includes primarily fees for consulting and training services. Our consulting services consist of platform configuration and use case optimization, and are primarily invoiced on a time and materials basis, with some smaller engagements being provided for a fixed fee. We recognize revenue for our consulting services as those services are delivered. Our training services are delivered either remotely or at the customer site. Training services are charged for on a fixed-fee basis and we recognize revenue after the training program is delivered. Our consulting and training services are generally considered to be distinct, for accounting purposes, and we recognize revenue as services are performed or upon completion of work. We expect that professional services revenue will continue to grow in absolute dollars and may grow as a percentage of total revenue in the near term as we add headcount to satisfy customer demand for consulting and training services.
Cost of revenue and gross margin
Cost of subscription revenue
Cost of subscription revenue primarily consists of employee-related costs such as salaries, wages, and related benefits; expenses related to hosting our services and providing support, including third-party hosting fees; payment processing fees; costs of Connectors between Smartsheet and third-party applications; software and maintenance costs; and allocated overhead.
We intend to continue to invest in our platform infrastructure and our support organization. We currently utilize third-party co-location data centers and public cloud service providers. As our platform scales, we may require additional investments in infrastructure to host our platform and support our customers, which may negatively impact our subscription gross margin.
Cost of professional services revenue
Cost of professional services revenue consists primarily of employee-related costs for our consulting and training teams, travel-related costs, costs of outside services associated with supplementing our internal staff, and allocated overhead.
Gross margin
Gross margin is calculated as gross profit expressed as a percentage of total revenue. Our gross margin may fluctuate from period to period as our revenue mix fluctuates, and as a result of the timing and amount of investments to expand our hosting capacity, our continued building of application support and professional services teams, increased share-based compensation expense, as well as the relative proportions of total revenue provided by subscriptions or professional and other services in a given time period. As we continue to expand our professional services offerings in the future, we expect our total gross margin percentage to gradually decline.
Operating expenses
Research and development
Research and development expenses consist primarily of employee-related costs, costs of outside services used to supplement our internal staff, hardware- and software-related costs, recruiting expenses, and overhead allocations. We consider continued investment in our development talent and our platform to be important for our growth. We expect our research and development expenses to increase in absolute dollars as our business grows and to gradually decrease over the long term as a percentage of total revenue due to economies of scale.
Sales and marketing
Sales and marketing expenses consist primarily of employee-related costs, costs of general marketing and promotional activities, third-party software related expenses, travel-related expenses, recruiting expenses, costs to host ENGAGE, and allocated overhead. Commissions earned by our sales force that are incremental to each customer contract, along with related fringe benefits and taxes, are capitalized and amortized over an estimated useful life of three years. We expect our sales and marketing expenses will increase in absolute dollars and continue to be our largest operating expense category for the foreseeable future as we expand our sales and marketing efforts, although we will continue to maintain a prudent expense philosophy. We also expect that sales and marketing expenses will increase as we continue to invest in marketing, and as we expect more of our future revenue to come from our inside and direct sales model and resellers rather than through unassisted self-service sales.
General and administrative
General and administrative expenses consist primarily of employee-related costs for finance, accounting, legal, IT, and human resources personnel. In addition, general and administrative expenses include non-personnel costs, such as legal, accounting, and other professional fees, hardware and software costs, certain tax, license and insurance related expenses, and allocated overhead.
Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. We expect our general and administrative expenses to increase in absolute dollars as our business grows, and to gradually decrease over the long term as a percentage of total revenue due to economies of scale.
Other income (expense), net
Other income (expense), net consists of interest income from our investment holdings, interest expense associated with our capital leases, foreign exchange gains and losses, and expenses resulting from the revaluation of our convertible preferred stock warrant liability. Our convertible preferred stock warrant liability will be converted to additional paid-in capital upon the completion of this offering.
Provision for income taxes
Our provision for income taxes has not been historically significant to our business as we have incurred operating losses to date. We maintain a full valuation allowance on our U.S. federal, state and foreign deferred tax assets as we have concluded that it is not more likely than not that the deferred assets will be realized.
2017 Tender Offer
During the three months ended July 31, 2017, we facilitated a tender offer, or the 2017 Tender Offer, in which our current and former employees and directors were able to sell a portion of their vested shares of common stock to certain existing investors. We recorded share-based compensation expense for the amount paid to current and former employees and directors in excess of the estimated fair value of our common stock. That total amount resulted in $15.5 million incremental expense for the three months ended July 31, 2017 and year ended January 31, 2018, of which $0.1 million was recorded to cost of revenue, $5.1 million was recorded to research and development expense, $0.6 million was recorded to sales and marketing expense, and $9.7 million was recorded to general and administrative expense. In addition, the excess over the estimated fair value of the sale price of the common and convertible preferred stock sold by non-employees, totaling $4.6 million, was recorded as a deemed dividend within additional paid-in capital. Our quarterly trends in total operating expenses, operating loss, and net loss, were significantly impacted by this transaction which took place and was completed during the three months ended July 31, 2017.

Results of Operations
The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods:

	Year Ended January 31,
	2016	2017	2018
Revenue		(in thousands)
Subscription	$39,568	$62,416	$100,368
Professional services	1,183	4,548	10,885
Total revenue	40,751	66,964	111,253
Cost of revenue
Subscription(1)	6,961	10,117	13,008
Professional services(1)	1,636	4,016	8,674
Total cost of revenue	8,597	14,133	21,682
Gross profit	32,154	52,831	89,571
Operating expenses
Research and development(1)	12,900	19,640	37,590
Sales and marketing(1)	28,440	40,071	72,925
General and administrative(1)	5,163	8,275	28,034
Total operating expenses	46,503	67,986	138,549
Loss from operations	(14,349)	(15,155)	(48,978)
Interest expense and other, net	—	(29)	(435)
Net loss before provision (benefit) for income taxes	(14,349)	(15,184)	(49,413)
Provision (benefit) for income taxes	—	—	(307)
Net loss	$(14,349)	$(15,184)	$(49,106)

(1)	Amounts include share-based compensation expense other than related to the 2017 Tender Offer as follows:

	Year Ended January 31,
	2016	2017	2018
		(in thousands)
Cost of subscription revenue	$23	$35	$43
Cost of professional services revenue	4	26	58
Research and development	235	452	905
Sales and marketing	1,348	428	1,124
General and administrative	69	193	864
Total share-based compensation expense	$1,679	$1,134	$2,994

Amounts also include share-based compensation expense related to the 2017 Tender Offer as follows:

	Year Ended January 31,
	2016	2017	2018
		(in thousands)
Cost of subscription revenue	$—	$—	$53
Cost of professional services revenue	—	—	9
Research and development	—	—	5,124
Sales and marketing	—	—	583
General and administrative	—	—	9,701
Total share-based compensation expense	$—	$—	$15,470
The following table sets forth the components of our statements of operations data, for each of the periods presented, as a percentage of total revenue.

	Year Ended January 31,
	2016	2017	2018
	(as a percentage of total revenue)
Revenue
Subscription	97%	93%	90%
Professional services	3	7	10
Total revenue	100	100	100
Cost of revenue
Subscription	17	15	12
Professional services	4	6	8
Total cost of revenue	21	21	19
Gross profit	79	79	81
Operating expenses
Research and development	32	29	34
Sales and marketing	70	60	66
General and administrative	13	12	25
Total operating expenses	115	101	125
Loss from operations	(36)	(22)	(44)
Interest expense and other, net	—	—	—
Net loss before provision (benefit) for income taxes	(36)	(22)	(44)
Provision (benefit) for income taxes	—	—	—
Net loss	(36)%	(22)%	(44)%

Comparison of the years ended January 31, 2017 and 2018
Revenue

	Year Ended January 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Revenue
Subscription	$62,416	$100,368	$37,952	61%
Professional services	4,548	10,885	6,337	139%
Total revenue	$66,964	$111,253	$44,289	66%
Percentage of total revenue
Subscription revenue	93%	90%
Professional services revenue	7%	10%
The increase in subscription revenue between periods was driven by contributions from new customers, as evidenced by the 11% increase in the number of domain-based customers, closely followed by increased contributions from existing customers, as evidenced by our dollar-based net retention rate of 130% for the trailing 12-month period ended January 31, 2018. During the 12-month period ended January 31, 2018, the number of customers with ACVs of $50,000 or more increased by 149%.
The increase in professional services was primarily driven by increasing demand for our consulting and training services.
Cost of revenue, gross profit, and gross margin

	Year Ended January 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Cost of revenue
Subscription	$10,117	$13,008	$2,891	29%
Professional services	4,016	8,674	4,658	116%
Total cost of revenue	$14,133	$21,682	$7,549	53%
Gross profit	$52,831	$89,571	$36,740	70%
Gross margin
Subscription	84%	87%
Professional services	12%	20%
Total gross margin	79%	81%
The increase in cost of subscription revenue was primarily due to an increase of $1.2 million in employee-related expenses due to increased headcount, an increase of $0.5 million in credit card processing fees, an increase of $0.5 million in costs of delivering Connectors to third-party applications, an increase of $0.4 million in data center and hosting-related costs as we increased capacity to support our growth, an increase of $0.2 million in allocated overhead costs, and an increase of $0.1 million in software subscription costs.
Our gross margin for subscription revenue increased as we continued to realize gains from economies of scale.
The increase in cost of professional services was primarily due to an increase of $3.6 million in employee-related expenses as we continued to grow our professional services offerings and workforce, an increase of $0.4 million in allocated overhead costs, an increase of $0.2 million in travel-related expenses as we delivered more professional services engagements in remote locations, an increase of $0.2 million in training costs and billable expenses, an increase of $0.1 million in software subscription costs, and an increase of $0.1 million for recruiting expenses.
Our gross margin for professional services increased because the timing for additional hiring lagged the delivery of services. We expect our gross margin for professional services to decline as we expand and build our team to support increasing demand.
Operating expenses
Research and development expenses

	Year Ended January 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Research and development	$19,640	$37,590	$17,950	91%
Percentage of total revenue	29%	34%
The increase in research and development expenses was primarily due to an increase of $15.1 million in employee-related expenses due to increased headcount, of which $5.1 million was related to share-based compensation expense from the 2017 Tender Offer and $0.5 million was related to all other share-based compensation expense, an increase of $1.2 million for software subscription costs and hardware maintenance expenses, an increase of $1.1 million in allocated overhead costs, an increase of $0.4 million in travel-related expenses, and an increase of $0.2 million for fees from external parties used to supplement our internal workforce and recruiting expenses.
Sales and marketing expenses

	Year Ended January 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Sales and marketing	$40,071	$72,925	$32,854	82%
Percentage of total revenue	60%	66%
The increase in sales and marketing expenses was primarily due to an increase of $21.5 million in employee-related expenses due to higher headcount, of which $0.6 million related to share-based compensation expense from the 2017 Tender Offer and $0.7 million related to all other share-based compensation expenses, an increase in marketing and event costs of $4.3 million partially due to our first ENGAGE customer conference conducted in September 2017, an increase of $2.7 million in allocated overhead expenses, an increase of $1.8 million in travel-related expenses, an increase of $1.3 million in consulting services, an increase of $0.9 million in software subscription costs, and an increase of $0.4 million for recruiting expenses.
General and administrative expenses

	Year Ended January 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
General and administrative	$8,275	$28,034	$19,759	239%
Percentage of total revenue	12%	25%
The increase in general and administrative expenses was primarily due to an increase of $15.4 million in employee-related expenses due to higher headcount, of which $9.7 million related to share-based compensation expense associated with the 2017 Tender Offer and $0.7 million related to all other share-based compensation expense. The remaining $4.4 million of the increase was primarily due to an increase in professional services of $1.3 million in areas of systems implementation, legal, and accounting as we prepared for readiness as a public company, an increase of $0.9 million in taxes, licenses, and insurance related expenses, an increase of $0.7 million in software subscription costs, an increase of $0.6 million in allocated overhead expenses, an increase of $0.3 million for travel-related expenses, an increase of $0.3 million for recruiting and other professional fees, and an increase of $0.3 million for bad debt expense associated with higher accounts receivable balances.
Comparison of the years ended January 31, 2016 and 2017
Revenue

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Revenue
Subscription	$39,568	$62,416	$22,848	58%
Professional services	1,183	4,548	3,365	284%
Total revenue	$40,751	$66,964	$26,213	64%
Percentage of total revenue
Subscription revenue	97%	93%
Professional services revenue	3%	7%
The increase in subscription revenue was driven primarily by the addition of new customers, as the number of domain-based customers increased by 24% from January 31, 2016 to January 31, 2017, as well as an increase in subscription levels, as a result of increases in users, and sales of additional products to existing customers as reflected in our dollar-based net retention rate of 122% for the year ended January 31, 2017. The number of customers with ACVs of $50,000 or more grew by 162% during the year ended January 31, 2017.
The increase in professional services revenue was due to continued demand for our training and consulting services; we first started selling professional services during the year ended January 31, 2015.
Cost of revenue, gross profit, and gross margin

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Cost of revenue
Subscription	$6,961	$10,117	$3,156	45%
Professional services	1,636	4,016	2,380	145%
Total cost of revenue	$8,597	$14,133	$5,536	64%
Gross profit	$32,154	$52,831	$20,677	64%
Gross margin
Subscription	82%	84%
Professional services	(38)%	12%
Total gross margin	79%	79%
The increase in cost of subscription revenue was primarily due to an increase of $1.2 million in employee-related costs due to higher headcount to support the growth in our subscription services, an increase of $1.1 million of data center and hosting-related costs as we increased capacity to support our growth, and an increase of

$0.4 million in payment processing fees due to the increased number of customers paying with credit cards. Additionally, professional services increased $0.1 million as we used more third-party contractors to supplement our internal workforce, software-related expenses increased by $0.1 million to support growth in the business, and allocated overhead increased $0.1 million.
The gross margin for subscription revenue increased as we gained economies of scale, partially offset by further investments in increased hosting capacity to support current and future growth.
The increase in cost of professional services revenue was primarily due to an increase of $2.1 million in employee-related costs due to higher headcount as we continued to build out our professional services offerings. Allocations of overhead expenses increased $0.3 million due to increased headcount and expanded office space.
Our gross margin for professional services revenue improved as we began to realize economies of scale for our professional services offerings which were first introduced to the market in the year ended January 31, 2015.
Our total gross margin remained at 79% during the years ended January 31, 2016 and 2017 as we gained economies of scale offset by further investments in increased hosting capacity to support current and future growth. We expect our total gross margin to remain steady or decline gradually over time as professional services become a larger part of our offering mix and we invest in additional data centers and solutions to meet global demand.
Operating expenses
Research and development expenses

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Research and development	$12,900	$19,640	$6,740	52%
Percentage of total revenue	32%	29%
The increase in research and development expenses was primarily due to an increase of $5.2 million in employee-related expenses driven by increased headcount to invest in product development, including an increase of $0.2 million for share-based compensation expense, an increase of $0.8 million in fees paid to outside resources to supplement internal employees, an increase of $0.4 million related to allocated overhead, an increase of $0.2 million for software-related costs, and an increase of $0.1 million for recruiting expenses.
Sales and marketing expenses

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Sales and marketing	$28,440	$40,071	$11,631	41%
Percentage of total revenue	70%	60%
The increase in sales and marketing expenses was primarily due to an increase of $7.9 million in employee-related expenses primarily due to higher headcount as we expanded our sales efforts, inclusive of $0.9 million decrease in share-based compensation expense, an increase of $1.2 million in software-related costs, an increase of $0.6 million in recruiting costs, an increase of $0.5 million in travel-related expenses, and an increase of $0.4 million in marketing and event costs. An additional $0.8 million of the increase was due to higher allocated overhead costs and increased expenses for consulting services of $0.2 million.

General and administrative expenses

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
General and administrative	$5,163	$8,275	$3,112	60%
Percentage of total revenue	13%	12%
The increase in general and administrative expenses was primarily due to an increase of $2.1 million in employee-related expenses due to higher headcount to support our continued growth, of which $0.1 million related to share-based compensation expense, an increase of $0.3 million in software-related costs, and an increase of $0.3 million in allocated overhead costs. Additional increases of $0.1 million were recorded in each of travel-related expenses, bank charges, and professional services.
Quarterly Results of Operations and Other Data
The following tables set forth selected unaudited quarterly statements of operations data for each of the eight fiscal quarters ended January 31, 2018, as well as the percentage of total revenue that each line item represents for each quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Revenue
Subscription	$12,835	$14,756	$16,454	$18,371	$20,375	$23,796	$26,441	$29,756
Professional services	821	1,037	1,386	1,304	1,861	2,871	2,946	3,207
Total revenue	13,656	15,793	17,840	19,675	22,236	26,667	29,387	32,963
Cost of revenue
Subscription(1)	2,112	2,328	2,689	2,988	2,989	3,433	3,278	3,308
Professional services(1)	696	1,003	1,102	1,215	1,508	1,944	2,385	2,837
Total cost of revenue	2,808	3,331	3,791	4,203	4,497	5,377	5,663	6,145
Gross profit	10,848	12,462	14,049	15,472	17,739	21,290	23,724	26,818
Operating expenses
Research and development(1)	4,107	4,525	5,045	5,963	6,508	12,588	8,901	9,593
Sales and marketing(1)	8,462	9,924	10,225	11,460	14,748	17,367	20,726	20,084
General and administrative(1)	1,557	1,776	2,069	2,873	3,680	14,046	4,552	5,756
Total operating expenses	14,126	16,225	17,339	20,296	24,936	44,001	34,179	35,433
Loss from operations	(3,278)	(3,763)	(3,290)	(4,824)	(7,197)	(22,711)	(10,455)	(8,615)
Interest income (expense) and other, net	119	31	(57)	(122)	13	(139)	97	(406)
Net loss before provision (benefit) for income taxes	(3,159)	(3,732)	(3,347)	(4,946)	(7,184)	(22,850)	(10,358)	(9,021)
Provision (benefit) for income taxes	—	—	—	—	—	—	—	(307)
Net loss	$(3,159)	$(3,732)	$(3,347)	$(4,946)	$(7,184)	$(22,850)	$(10,358)	$(8,714)

(1)	Amounts include share-based compensation expense other than related to the 2017 Tender Offer as follows:

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Cost of subscription revenue	$8	$8	$9	$10	$9	$9	$14	$12
Cost of professional services revenue	4	6	8	8	12	11	17	18
Research and development	104	112	113	123	149	134	370	252
Sales and marketing	79	89	105	155	198	189	407	329
General and administrative	16	23	66	88	177	177	240	269
Total share-based compensation expense	$211	$238	$301	$384	$545	$520	$1,048	$880

Also include share-based expense compensation expense related to the 2017 Tender Offer as follows:

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Cost of subscription revenue	$—	$—	$—	$—	$—	$53	$—	$—
Cost of professional services revenue	—	—	—	—	—	9	—	—
Research and development	—	—	—	—	—	5,124	—	—
Sales and marketing	—	—	—	—	—	583	—	—
General and administrative	—	—	—	—	—	9,701	—	—
Total share-based compensation expense	$—	$—	$—	$—	$—	$15,470	$—	$—

All values from the statement of operations, expressed as percentage of total revenue were as follows:

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Revenue
Subscription	94%	93%	92%	93%	92%	89%	90%	90%
Professional services	6	7	8	7	8	11	10	10
Total revenue	100	100	100	100	100	100	100	100
Cost of revenue
Subscription	15	15	15	15	13	13	11	10
Professional services	5	6	6	6	7	7	8	9
Total cost of revenue	20	21	21	21	20	20	19	19
Gross profit	80	79	79	79	80	80	81	81
Operating expenses
Research and development	30	29	28	30	29	47	30	29
Sales and marketing	62	63	57	58	66	65	71	61
General and administrative	11	11	12	15	17	53	15	17
Total operating expenses	103	103	97	103	112	165	116	107
Loss from operations	(23)	(24)	(18)	(24)	(32)	(85)	(35)	(26)
Interest income (expense) and other, net	1	—	—	(1)	—	(1)	—	(1)
Net loss before provision (benefit) for income taxes	(22)	(24)	(18)	(25)	(32)	(86)	(35)	(27)
Provision (benefit) for income taxes	—	—	—	—	—	—	—	(1)
Net loss	(22)%	(24)%	(18)%	(25)%	(32)%	(86)%	(35)%	(26)%
Quarterly revenue trends
Our quarterly revenue increased sequentially in each of the periods presented due primarily to increases in the number of new customers and expansion within existing customers, and sales of new offerings.
We believe that our professional services business is subject to negative seasonal trends during the holiday period of our fourth fiscal quarter due to the fewer number of business days during this period. The rapid growth in our business has offset this seasonal trend to date but its impact may be more pronounced in future periods.
Quarterly cost of revenue and gross margin trends
Our quarterly gross margin has remained relatively consistent, varying between 79% and 81%, as we have invested in our own co-location data centers, which has generated economies of scale, partially offset by a proportional increase in lower-margin professional services revenue. As our professional services business continues to grow and we establish new data centers or deploy additional cloud-based offerings, our gross margin could be negatively impacted.
Quarterly operating expense trends
Total costs and expenses generally increased sequentially for the fiscal quarters presented primarily due to the addition of personnel and investments in hardware and software in connection with the expansion of our business. Operating expenses for the three months ended July 31, 2017 were also affected by the incremental share-based compensation expense associated with the 2017 Tender Offer.

Our sales and marketing expenses as a percentage of total revenue generated in the three months ended October 31, 2017 increased due to our first ENGAGE customer conference hosted in September 2017. We intend to host ENGAGE annually, typically during our third fiscal quarter.
Our general and administrative expenses as a percentage of total revenue increased in the quarter ended January 31, 2017 as we increased headcount to scale our general and administrative function. In addition, our general and administrative expenses as a percentage of total revenue increased in the quarter ended January 31, 2018 due to increased headcount and professional services and fees as we prepared to become a public company.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Free cash flow	$(1,227)	$(1,299)	$2,352	$(1,891)	$(7,749)	$(2,404)	$(5,151)	$(9,959)
Non-GAAP gross profit	10,860	12,476	14,066	15,490	17,760	21,372	23,755	26,886
Non-GAAP operating loss	(3,067)	(3,525)	(2,989)	(4,440)	(6,652)	(6,721)	(9,407)	(7,500)
Calculated billings	17,380	19,470	20,663	22,591	30,336	33,617	32,520	39,349
Free cash flow
We define free cash flow as net cash used in operating activities less cash used for purchases of property and equipment and payments on capital lease obligations. We believe free cash flow facilitates period-to-period comparisons of liquidity. We consider free cash flow to be a key performance metric because it measures the amount of cash we generate from our operations after our capital expenditures, payments on capital lease obligations and changes in working capital. We use free cash flow in conjunction with traditional GAAP measures as part of our overall assessment of our liquidity, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our liquidity.
Non-GAAP gross profit and non-GAAP operating loss
We define non-GAAP gross profit as gross profit adjusted for share-based compensation expense, and amortization of acquisition related intangible assets.
We define non-GAAP operating loss as loss from operations adjusted for share-based compensation expense, amortization of acquisition related intangible assets, and one-time costs of acquisition.
We use non-GAAP gross profit and non-GAAP operating loss in conjunction with traditional GAAP measures to evaluate our financial performance.
Calculated billings
We define calculated billings as total revenue plus the change in deferred revenue in the period. Because we recognize subscription revenue ratably over the subscription term, calculated billings can be used to measure our subscription sales activity for a particular period, to compare subscription sales activity across particular periods, and as an indicator of future subscription revenue.
Because we generate most of our revenue from customers who are invoiced on an annual basis, and because we have a wide range of customers, from those who pay us less than $200 per year to those who pay us more than $2.0 million per year, we experience seasonality and variability that is tied to typical enterprise buying patterns and contract renewal dates of our largest customers. For example, a large proportion of our customers with annualized contract values greater than $100,000 currently have renewal invoice dates during the three months ending April 30. Furthermore, our largest customer was invoiced for more than $2.0 million during the three months ended July 31, 2017, causing an increase in calculated billings during that period. In addition, for the three months ended January 31, 2018, calculated billings increased significantly due to strong fiscal year-end sales, combined with strong renewals.
We expect that our billings trends will continue to vary in future periods as the timing of larger new deals and larger deal renewals drive fluctuations in future quarters.
Limitations and reconciliation of non-GAAP financial measures
Our non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. First, free cash flow and calculated billings are not substitutes for net cash used in operating activities and total revenue, respectively. Similarly, non-GAAP gross profit and non-GAAP operating loss are not substitutes for gross profit and operating loss, respectively. Second, other companies may calculate similar non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Additionally, the utility of free cash flow as a measure of our financial performance and liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. Furthermore, as calculated billings is affected by a combination of factors, including the timing of sales, the mix of monthly and annual subscriptions sold and the relative duration of subscriptions sold, and each of these elements has unique characteristics in the relationship between calculated billings and total revenue, our calculated billings activity is not closely correlated to revenue except over longer periods of time.
The following tables reconcile the most directly comparable GAAP financial measure to each of these non-GAAP financial measures.
Free cash flow

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Net cash provided by (used in) operating activities	$(843)	$(790)	$2,650	$(959)	$(5,250)	$650	$(2,366)	$(6,615)
Less:
Purchases of property and equipment(1)	(384)	(509)	(298)	(629)	(2,013)	(2,563)	(2,185)	(2,595)
Payments on capital lease obligations	—	—	—	(303)	(486)	(491)	(600)	(749)
Free cash flow	$(1,227)	$(1,299)	$2,352	$(1,891)	$(7,749)	$(2,404)	$(5,151)	$(9,959)

(1)	Includes amounts related to capitalized internal-use software development costs.

Non-GAAP gross profit

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Gross profit	$10,848	$12,462	$14,049	$15,472	$17,739	$21,290	$23,724	$26,818
Add:
Share-based compensation expense	12	14	17	18	21	82	31	30
Amortization of acquisition-related intangible assets	—	—	—	—	—	—	—	38
Non-GAAP gross profit	$10,860	$12,476	$14,066	$15,490	$17,760	$21,372	$23,755	$26,886
Non-GAAP operating loss

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Operating loss	$(3,278)	$(3,763)	$(3,290)	$(4,824)	$(7,197)	$(22,711)	$(10,455)	$(8,615)
Add:
Share-based compensation expense	211	238	301	384	545	15,990	1,048	880
Amortization of acquisition-related intangible assets	—	—	—	—	—	—	—	40
One-time costs of acquisition	—	—	—	—	—	—	—	195
Non-GAAP operating loss	$(3,067)	$(3,525)	$(2,989)	$(4,440)	$(6,652)	$(6,721)	$(9,407)	$(7,500)
Calculated billings

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018

Total revenue	$13,656	$15,793	$17,840	$19,675	$22,236	$26,667	$29,387	$32,963
Add:
Deferred revenue (end of period)	23,296	26,973	29,796	32,712	40,812	47,762	50,895	57,281
Less:
Deferred revenue (beginning of period)	19,572	23,296	26,973	29,796	32,712	40,812	47,762	50,895
Calculated billings	$17,380	$19,470	$20,663	$22,591	$30,336	$33,617	$32,520	$39,349
Liquidity and Capital Resources
As of January 31, 2018, our principal sources of liquidity were cash and cash equivalents totaling $58.2 million, which were held for working capital purposes. Our cash equivalents were comprised primarily of money market funds. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future.

We have financed our operations primarily through payments received from customers for subscriptions, professional services and capitalized leases, as well as the net proceeds we received through private sales of equity securities. We believe our existing cash and cash equivalents, and cash provided by sales of our products and services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our subscription growth rate, subscription renewal activity, billing frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, and the continuing market adoption of our product. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, our ability to compete successfully could be reduced, and this could harm our results of operations.
A significant majority of our customers pay in advance for annual subscriptions. Therefore, a substantial source of our cash is from our deferred revenue, which is included on our balance sheet as a liability. Deferred revenue consists primarily of the unearned portion of billed fees for our subscriptions, which is recognized as revenue in accordance with our revenue recognition policy. As of January 31, 2018, we had deferred revenue of $57.3 million, of which $57.1 million was recorded as a current liability and was expected to be recognized as revenue in the subsequent 12 months, provided all other revenue recognition criteria are met.
Cash flows
The following table summarizes our cash flows for the periods indicated:

	Year Ended January 31,
	2016	2017	2018
		(in thousands)
Net cash provided by (used in) operating activities	$(4,660)	$58	$(13,581)
Net cash provided by (used in) investing activities	(22,900)	9,055	(1,783)
Net cash provided by financing activities	222	627	51,436
Net increase (decrease) in cash and cash equivalents	$(27,338)	$9,740	$36,072
Operating activities
Our largest source of operating cash is cash collections from our customers for subscription and professional services. Our primary uses of cash from operating activities are for employee-related expenditures, sales and marketing expenses, and hosting costs. Historically, we have generated negative cash flows from operating activities during most fiscal years, and have supplemented working capital requirements through net proceeds from the private sale of equity securities.
During the year ended January 31, 2018, net cash used in operating activities was $13.6 million, driven by our net loss of $49.1 million, adjusted for non-cash charges of $28.4 million, an increase in deferred revenue of $24.6 million, and net cash outflows of $17.4 million provided by changes in our operating assets and liabilities other than deferred revenue. Non-cash charges primarily consisted of share-based compensation, amortization of deferred commission costs, depreciation of property and equipment, and remeasurement of the convertible preferred stock warrant liability. Other than changes in deferred revenue, other notable fluctuations in operating assets and liabilities included an increase in deferred commissions of $14.7 million, an increase in accounts receivable of $9.5 million, an increase in accounts payable and accrued expenses of $9.2 million, and an increase in prepaid expenses and other current assets of $1.9 million.
During the year ended January 31, 2017, net cash provided by operating activities was $0.1 million, driven by our net loss of $15.2 million, adjusted for non-cash charges of $4.5 million and net cash outflows of $2.4 million provided by changes in our operating assets and liabilities other than deferred revenue. Changes in deferred revenue contributed an additional inflow of $13.1 million as we recorded a 65% increase in billings during the year ended January 31, 2017 as compared to the year ended January 31, 2016. Non-cash charges primarily consisted of share-based compensation, depreciation and amortization of property and equipment, and remeasurement of the convertible preferred stock warrant liability. Other than changes in deferred revenue, other notable fluctuations in operating assets and liabilities included an increase in accounts receivable of $2.8 million as we primarily invoice our customers in advance and mostly for 12-month subscriptions, an increase in deferred commissions of $4.9 million, an increase in prepaid expenses and other current assets of $0.8 million, and an increase in accounts payable and accrued expenses of $6.1 million.
During the year ended January 31, 2016, net cash used in operating activities was $4.7 million primarily due to our net loss of $14.3 million, adjusted for non-cash charges of $3.4 million and net cash inflows of $6.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation, depreciation and amortization of property and equipment, and remeasurement of the convertible preferred stock warrant liability. The primary drivers of the changes in operating assets and liabilities related to a $7.9 million increase in deferred revenue, partially offset by a $1.3 million increase in accounts receivable, net, resulting primarily from increased subscription arrangements in the three months ended January 31, 2016 as a majority of our customers are invoiced in advance for annual subscriptions, and a $2.4 million increase in deferred commissions. Additionally, the change in operating assets and liabilities was due to an increase of $2.1 million in accounts payable and accrued expenses.
Investing activities
Net cash used in investing activities during the year ended January 31, 2018 of $1.8 million was primarily attributable to proceeds from the sales and maturities of investments of $10.1 million, which was offset by purchases of property and equipment of $6.0 million, capitalized internal-use software development costs of $3.4 million, payments for business acquisition, net of cash acquired, of $1.5 million, purchases of letters of credit, net of reductions, of $0.8 million related to operating leases, payments for security deposits of $0.2 million, and purchases of intangible assets of $0.1 million.
Net cash provided by investing activities during the year ended January 31, 2017 of $9.1 million was primarily attributable to proceeds from the sales and maturities of investments of $16.6 million, which was partially offset by purchases of investments of $5.1 million, purchases of property and equipment of $1.8 million to support additional office space and headcount growth, purchases of letters of credit, net of reductions, of $0.3 million related to an operating lease, and payments for security deposits of $0.3 million.
Net cash used in investing activities during the year ended January 31, 2016 of $22.9 million was primarily attributable to purchases of investments of $21.8 million, purchases of property and equipment of $1.0 million to support additional office space and headcount growth, and purchases of intangible assets of $0.1 million.
Financing activities
Net cash provided by financing activities during the year ended January 31, 2018 of $51.4 million was primarily due to $52.4 million in proceeds from the issuance of Series F convertible preferred stock, and $2.2 million in proceeds from the exercise of stock options, partially offset by payments on principal of a capital lease of $2.3 million, and payments of deferred offering costs of $0.8 million.
Net cash provided by financing activities during the year ended January 31, 2017 of $0.6 million was primarily due to $0.9 million in proceeds from the exercise of stock options, partially offset by payments on principal of a capital lease of $0.3 million.
Net cash provided by financing activities during the year ended January 31, 2016 was $0.2 million and was the result of $0.2 million in proceeds from the exercise of stock options.

Obligations and Other Commitments
Our principal commitments consist of obligations under our operating leases for office space, and capital leases for our co-location data center-related equipment. The following table summarizes our contractual obligations as of January 31, 2018:

	Payments Due by Period:
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
			(in thousands)
Operating lease obligations(1)	$6,155	$18,300	$19,270	$21,821	$65,546
Capital lease obligations	3,469	3,948	—	—	7,417
Total contractual obligations	$9,624	$22,248	$19,270	$21,821	$72,963

(1) Amounts include our Boston leases (executed in February and December 2017) and expansion of our Bellevue lease.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No material demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our balance sheets, statements of operations and comprehensive loss, or statements of cash flows.
Off-Balance Sheet Arrangements
As of January 31, 2018, we did not have any relationships with organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures about Market Risk
Interest rate risk
We had cash, cash equivalents, and short-term investments totaling $58.2 million as of January 31, 2018, of which $55.7 million was invested in money market funds. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes.
Our cash equivalents and our investment portfolio are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates. Due in part to these factors, our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our short-term investments as “available for sale,” no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary.
As of January 31, 2018, a hypothetical 10% relative change in interest rates would not have had a material impact on the value of our cash equivalents or investment portfolio. Fluctuations in the value of our cash equivalents and investment portfolio caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income, and are realized only if we sell the underlying securities prior to maturity.

Foreign currency exchange risk
Due to our international operations, although our sales contracts are primarily denominated in U.S. dollars, we have foreign currency risks related to revenue denominated in other currencies, such as the British Pound Sterling, Euro and Canadian and Australian dollar. Decreases in the relative value of the U.S. dollar to other currencies may negatively affect revenue and other operating results as expressed in U.S. dollars. We have not engaged in the hedging of foreign currency transactions to date. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the consolidated financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Revenue recognition
We derive our revenue primarily from subscription services and professional services. Revenue is recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services, net of any sales taxes.
We determine revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.
Subscription revenue
Subscription revenue primarily consists of fees from customers for access to our cloud-based platform. Our subscription revenue is recognized on a ratable basis over the subscription contract term, beginning on the date the access to our platform is provided as no implementation work is required, if consideration we are entitled to receive is considered probable of collection. Subscription contracts generally have terms of one year or one month, are billed in advance, and are non-cancelable. The subscription arrangements do not allow the customer the contractual right to take possession of the platform; as such, the arrangements are considered to be service contracts.
Certain of our subscription contracts contain performance guarantees related to service continuity. To date, refunds related to such guarantees have been immaterial in all periods presented.
Professional services revenue
Professional services revenue primarily includes revenue recognized from fees for consulting and training services. Our consulting services consist of platform configuration and use case optimization, and are primarily invoiced on a time and materials basis, monthly in arrears. Services revenue is recognized over time, as service hours are delivered. Smaller consulting engagements are on occasion provided for a fixed fee. These smaller consulting arrangements are typically of short duration (less than three months). In these cases, revenue is recognized over time, based on the proportion of hours of work performed, compared to the total hours expected to complete the engagement. Configuration and use case optimization services do not result in significant customization or modification of the software platform or user interface.
Training services are billed in advance, on a fixed-fee basis, and revenue is recognized after the training program is delivered, or after customer’s right to receive training services expires.
Associated out-of-pocket travel expenses related to the delivery of professional services are typically reimbursed by the customer. Out-of-pocket expense reimbursements are recognized as revenue at the point in time, or as, the distinct performance obligation to which they relate is delivered. Out-of-pocket expenses are recognized as cost of professional services revenue as incurred.
On occasion, we sell our subscriptions to third-party resellers. The price at which we sell to the reseller is typically discounted, as compared to the price at which we would sell to an end customer, in order to enable the reseller to realize a margin on the eventual sale to the end customer. As we retain a fixed amount of the contract from the reseller, and do not have visibility into the pricing provided by the reseller to the end customer, the revenue is recorded net of any reseller margin.
Contracts with multiple performance obligations
Some of our contracts with customers contain multiple performance obligations. We account for individual performance obligations separately, as they have been determined to be distinct, i.e., the services are separately identifiable from other items in the arrangement and the customer can benefit from them on its own or with other resources that are readily available to the customer. The transaction price is allocated to the distinct performance obligations on a relative standalone selling price basis. Stand-alone selling prices are determined based on the prices at which we separately sell subscription services, consulting services and training, and based on our overall pricing objectives, taking into consideration market conditions, value of our contracts, the types of offerings sold, customer demographics, and other factors.
Accounts receivable
Accounts receivable are primarily comprised of trade receivables that are recorded at the invoice amount, net of an allowance for doubtful accounts. Subscription fees billed in advance of the related subscription term represent contract liabilities and are presented as accounts receivable and deferred revenues upon establishment of the unconditional right to invoice, typically upon signing of the non-cancelable service agreement.
The allowance for doubtful accounts is based on our assessment of the collectability of accounts by considering the composition of the accounts receivable aging and historical bad debt expense trends. Amounts deemed uncollectible are recorded to the allowance for doubtful accounts with an offsetting charge in the statement of operations.
Deferred revenue
Deferred revenue is recorded for subscription services contracts upon establishment of unconditional right to payment under a non-cancelable contract before transferring the related services to the customer. Deferred revenue for such services is amortized into revenue over time, as those subscription services are delivered.
Similarly, we record deferred revenue for fixed-fee professional services upon establishment of an unconditional right to payment under a non-cancelable contract. Deferred revenue for training services is recognized as revenue upon delivery of training services or upon expiration of customer’s right to receive such services. Deferred revenue for consulting services is recognized as hours of service are delivered to the customer.
Deferred commissions
The majority of sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commission are paid on initial contracts and on any upsell contracts with a customer. No sales commissions are paid on customer renewals. Sales commissions are deferred and then amortized on a straight-line basis over a period of benefit that we have determined to be three years. We determined the period of benefit by taking into consideration its customer contracts, expected customer life, the expected life of its technology and other factors. Amortization expense is included in sales and marketing expenses in the accompanying statements of operations.
Software development costs
We capitalize certain qualifying costs incurred during the application development stage in connection with the development of internal-use software. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. To date, qualifying costs incurred during the application development stage of software development for our platform to which subscriptions are sold have not been significant. All such costs have been charged to research and development expense in the statements of comprehensive loss.
Qualifying costs for software developed for internal use, such as for internal administration, sales lead generation, finance, and accounting systems, were not significant during the years ended January 31, 2016 and 2017 and were expensed as incurred. For the year ended January 31, 2018, $3.4 million of internal-use software costs were capitalized.
Capitalized software development costs are included within property and equipment on the balance sheets, and are amortized over the estimated useful life of the software, which is typically three years. The related amortization expense is recognized in the statements of comprehensive loss within the department that receives the benefit of the developed software. We evaluate the useful lives of these assets and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Share-based compensation
We measure and recognize compensation expense for all share-based awards granted to employees and directors, based on the estimated fair value of the award on the date of grant. Expense is recognized on a straight-line basis over the vesting period of the award based on the estimated portion of the award that is expected to vest.
We use the Black-Scholes option pricing model to measure the fair value of stock option awards when they are granted. We make several estimates in determining share-based compensation and these estimates generally require significant analysis and judgment to develop. These assumptions and estimates are as follows:
Fair value of common stock. As our stock is not publicly traded, we must estimate the fair value of common stock, as discussed in “—Valuation of Common Stock” below.
Expected term. The expected term of options represents the period that share-based awards are expected to be outstanding. We estimate the expected term using the simplified method due to the lack of historical exercise activity for our company.
Risk-free interest rate. The risk-free interest rate is based on the implied yield available at the time of the option grant in the U.S. Treasury securities at maturity with a term equivalent to the expected term of the option.
Expected volatility. Expected volatility is based on an average volatility of stock prices for a group of publicly traded peer companies. In considering peer companies, we assess characteristics such as industry, state of development, size and financial leverage.
Dividend yield. We have never declared or paid any cash dividends and do not plan to pay cash dividends in the foreseeable future, and, therefore, use an expected dividend yield of zero.
If any assumptions used in the Black-Scholes option pricing model change significantly, share-based compensation for future awards may differ materially compared with the awards granted previously.
In addition to the assumptions used in the Black-Scholes option pricing model, we must also estimate a forfeiture rate to calculate the share-based compensation expense for awards. Our forfeiture rate is derived from historical employee termination behavior. If the actual number of forfeitures differs from these estimates, additional adjustments to compensation expense will be required.
Valuation of common stock
Given the absence of an active market for our common stock, our board of directors was required to estimate the fair value of our common stock at the time of each option grant based upon several factors, including its consideration of input from management and contemporaneous third-party valuations.
The exercise price for all stock options granted was at the estimated fair value of the underlying common stock, as estimated on the date of grant by our board of directors in accordance with the guidelines outlined in the American Institute of Certified Public Accountants, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Each fair value estimate was based on a variety of factors, which included the following:

•	contemporaneous valuations performed by an unrelated third-party valuation firm;

•	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

•	the lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	our history and the timing of the introduction of new applications and capabilities;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our business given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.
In valuing our common stock, our board of directors determined the equity value of our business using valuation methods they deemed appropriate under the circumstances applicable at the valuation date.
One method, the market approach, estimates value based on a comparison of our company to comparable public companies in a similar line of business. To determine our peer group of companies, we considered public enterprise cloud-based application providers and selected those that are similar to us in size, stage of life cycle, and financial leverage. From the comparable companies, a representative market value multiple is determined which is applied to our operating results to estimate the value of our company. The market value multiple was determined based on consideration of revenue multiples to each of the comparable companies’ last 12-month revenue.
Another method, the prior sale of our stock approach, estimates value by considering any prior arm’s length sales of our equity. When considering prior sales of our equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale, and our financial condition at the time of the sale.
Once an equity value was determined, our board of directors used one of the following methods to allocate the equity value to each of our classes of stock: (1) the option pricing method, or OPM; or (2) a probability weighted expected return method, or PWERM.
The OPM treats common stock and preferred stock as call options on a business, with exercise prices based on the liquidation preference of the preferred stock. Therefore, the common stock only has value if the funds available for distribution to the holders of common stock exceeds the value of the liquidation preference of the preferred stock at the time of a liquidity event, such as a merger, sale, or initial public offering, assuming the business has funds available to make a liquidation preference meaningful and collectible by shareholders. The common stock is modeled as a call option with a claim on the business at an exercise price equal to the remaining value immediately after the preferred stock is liquidated. The OPM uses the Black-Scholes option pricing model to price the call option.
The estimated value of the common stock derived from the OPM is then discounted by a non-marketability factor due to the fact that shareholders of private companies do not have access to trading markets similar to those enjoyed by shareholders of public companies, which impacts liquidity.
The PWERM employs various market approach calculations depending upon the likelihood of various liquidation scenarios. For each of the various scenarios, an equity value is estimated and the rights and preferences for each shareholder class are considered to allocate the equity value to common shares. The common stock value is then multiplied by a discount factor reflecting the calculated discount rate and the timing of the event. Lastly, the common stock value is multiplied by an estimated probability for each scenario. The probability and timing of each scenario are based on discussions between our board of directors and our management team. Under the PWERM, the value of our common stock is based upon possible future exit events for our company.
Following this offering, we will rely on the closing price of our common stock on the date of grant to determine the fair value of our common stock.
Recent accounting pronouncements
See the sections titled “Summary of Significant Accounting Policies—Recently adopted accounting pronouncements” and “—Recent accounting pronouncements not yet adopted” in Note 2 to our Consolidated Financial Statements for more information.
Emerging growth company status
As an “emerging growth company,” the Jump-start Our Business Start-ups, or JOBS Act, allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless we otherwise irrevocably elect not to avail ourself of this exemption. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards.

BUSINESS
Overview
We enable teams to get work done fast and efficiently. We are a leading cloud-based platform for work execution, enabling teams and organizations to plan, capture, manage, automate, and report on work at scale, resulting in more efficient processes and better business outcomes. As of January 31, 2018, over 92,000 customers, including over 74,000 domain-based customers, 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500, with annualized contract values, or ACVs, ranging from $99 to $2.3 million per customer, relied on Smartsheet to implement, manage, and automate processes across a broad array of departments and use cases. Our customers rapidly expand their use of Smartsheet because it is effective. They achieve higher productivity and faster time to market. A commissioned report by Forrester Research, Inc., or Forrester, demonstrated that organizations using Smartsheet could achieve a return on investment of over 480% over a three-year period.(1)
The nature of work has changed. The growing volume and variety of information has complicated the process for executing work across teams that are increasingly multidisciplinary and geographically distributed. According to Gartner, Inc., approximately 60% of work today is unstructured.(2) Unstructured or dynamic work is work that has historically been managed using a combination of email, spreadsheets, whiteboards, phone calls, and in-person meetings to communicate with team members and complete projects and processes. It is frequently changing, often ad-hoc, and highly reactive to new information. Rigid applications, such as ticketing, enterprise resource planning, or ERP, or customer relationship management, or CRM, systems are poorly suited to manage unstructured work. For nearly 30 years, organizations have primarily relied on lightweight tools to manage dynamic or unstructured work. Reliance on these tools limits visibility and accountability, creates information silos that slow decision-making, and results in delays, errors, and suboptimal outcomes.
Business users need technology solutions they can configure and modify on their own. Today, many systems within an enterprise require IT to implement and manage them. Even tools that focus on the business user require some coding knowledge to incorporate business logic for workflows, integrate data from third-party systems, and adapt to changing business needs. Yet there were only 21 million developers worldwide in 2016 according to Evans Data Corporation. With an estimated 865 million knowledge workers worldwide according to Forrester,(3) tools that require even minimal coding knowledge are not accessible to the vast majority of knowledge workers.
Smartsheet was founded in 2005 with a vision to build a universal application for work management that does not require coding capabilities. Our platform serves as a single source of truth across work processes and fosters accountability and engagement within teams, leading to more efficient decision-making and better business outcomes. Our platform provides a number of solutions that eliminate the obstacles to capturing information, including a familiar and intuitive spreadsheet interface as well as easily customizable forms. Our reporting and automation capabilities further improve speed by reducing time spent on administration and repetitive work. We make it easy for teams to apply business logic to automate repetitive actions using an extensive list of conditions. Business users, with little or no training, can configure and modify our platform to customize workflows to suit their needs. Our familiar and intuitive user interface and functionality allows users to realize the benefits of our platform without changing the behaviors developed using everyday productivity tools.
People across organizations have similar needs no matter where they work or what they do. They need to manage workflows across teams, gain visibility into progress on a project in real-time, capture inputs, track and report on deliverables, prioritize actions, and provide consistency in processes. Smartsheet is adaptable to manage virtually any type of work. Our customers use Smartsheet for over 2,000 documented use cases, including software migration planning, vendor and contract management, brand launches, compliance reporting, event planning, customer onboarding, budget approvals, patent application processing, talent acquisition, benefit and retirement tracking, sales enablement, pipeline management, sales operations, commissions calculations, marketing programs management, investor relations tracking, and website management, among others.

1    Forrester Research, Inc., The Total Economic Impact of Smartsheet, September 2017.
2    Gartner, Inc., Effortless Visibility Is Key to Managing Empowered Workers Without Losing Control, March 30, 2017.
3    Forrester Research, Inc., Info Workers Will Erase The Boundary Between Enterprise And Consumer Technologies, August 30, 2012.

Examples of how some of our customers use Smartsheet include:

•
Cisco uses Smartsheet to oversee a $300 million annual spend on programs and technology, produce events, manage infrastructure projects, support service engagements, orchestrate marketing campaigns, and manage sale execution, creating transparency across groups and allowing for more informed decision-making by leadership.

•	Starbucks uses Smartsheet to seamlessly disseminate important and time-sensitive product and business updates across thousands of stores.

•	MOD Pizza built a standardized system in Smartsheet to manage and organize the company’s rapid growth, ensuring consistency and repeatability for 100 new store openings.

•
Weyerhaeuser uses Smartsheet to provide account executives with accurate, real-time insights into the status of accounts, simplify tracking and measurement of sales, and provide sales-related materials and information, helping to drive more efficient sales processes.

•
Cypress Grove uses Smartsheet to manage strategic planning, sales, and distribution of products nationwide; flag safety and quality issues; and enhance operational efficiency for facility maintenance and animal care.

•
South Water Signs uses Smartsheet to schedule shifts of workers, process permit applications and approvals, prioritize new client requests, schedule installations, and collaborate on art samples with clients, streamlining the process of coordinating signage projects nationwide.

We have over 92,000 customers including more than 74,000 domain-based customers, 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500. As of January 31, 2018, our Fortune 100 and Fortune 500 customers have ACVs ranging from $99 to $2.3 million per customer, and approximately half of these customers have ACVs lower than $5,000 per year. Our customers typically begin using our platform for a single initiative or project. Over time, as users realize the benefits of improved execution, adoption of our platform expands across an organization through new use cases and teams. Our platform is designed to serve the 865 million knowledge workers(4) who have historically relied on a combination of manual, email- and spreadsheet-based processes to manage work.
We deliver our cloud-based software platform through a subscription model. We have an unassisted sales model for self-service adoption through our website. We employ an efficient inside sales team that utilizes machine learning and lead scoring to respond to and convert other interested users within new and existing organizations. We also have a targeted field sales team dedicated to expanding our presence within existing enterprise relationships where we have identified significant opportunity for growth and developed reseller relationships to more efficiently reach international markets. This blended go-to-market model allows us to serve a larger, diverse user base without incurring excessive costs. The breadth of solutions we offer reflect the flexibility our users’ desire to purchase and use our platform in a way that most closely aligns with their needs and level of adoption.
We have achieved significant growth in recent periods. For the years ended January 31, 2017 and 2018, our total revenue was $67.0 million and $111.3 million, respectively, representing period-over-period total revenue growth of 66%. For the years ended January 31, 2017 and 2018, our net loss was $15.2 million and $49.1 million, respectively. For the years ended January 31, 2017 and 2018, cash provided by (used in) operations was $0.1 million and $(13.6) million, respectively.
Industry Background
Digital disruption continues to raise the standards for organizations to compete effectively
To remain competitive, organizations must constantly innovate to differentiate themselves in increasingly crowded and fast-moving markets. Organizations are focused on greater productivity, faster time to market, new

[4]	See note 3 above.

product innovation, and better customer experiences. Organizations must digitally transform to empower teams and organizations to drive work execution without being gated by resource-constrained IT departments, skill gaps, inefficient processes, and information silos that keep organizations slow and inflexible.
The nature of work is changing
The increasing volume and variety of information has inundated teams and organizations, which have finite time and resources, with more work to process. In response, organizations have become more collaborative. Teams,which have collective experiences and knowledge, are increasingly relied upon to interpret data and make decisions on behalf of organizations. While there are many benefits to collaboration, it has also created interdependencies that slow decision-making and create inefficiencies in how organizations plan, capture, manage, automate, and report on work. Further, because teams are distributed they often lack consistent and immediate access to the same information to manage work and make decisions. Workers are suffering from information overload, constant distractions, limited filters for relevancy, and few ways to measure progress. The result is increased frustration and productivity loss for many organizations.
Existing business tools have significant limitations when applied to work execution
Spreadsheets, email, meetings, calls
Knowledge workers still rely on manual processes to manage more than 60% of their work,(5) using a combination of spreadsheets, email, in-person meetings, calls, and written notes. Reliance on these manual tools limits visibility and accountability while creating errors and information silos that slow decision-making and result in suboptimal outcomes. Time spent administering these processes prevents employees and managers from spending time on more strategic initiatives. The inadequacies of these tools to manage work include:

•	lack of accountability with no clear assignment of responsibility or deadlines;

•	limited access controls or tracking functionality;

•	required manual transfer of data between systems;

•	significant time spent manually preparing reports;

•	lack of automation for updates, notifications, and approvals; and

•	inconsistent data input resulting in re-work and miscommunication.
Employees are forcing processes into tools that were not designed to manage work execution at scale. This mismatch of needs and solutions results in frustrated and less efficient teams. The productivity and economic costs associated with inefficient processes include:

•	61% of work time is spent reading and answering email, searching for and gathering information, communicating, and collaborating internally according to the McKinsey Global Institute;(6) and

•	$575 billion per year is wasted on inefficient processes in the United States alone.(7)
Communications and document creation tools
Messaging and video-conferencing solutions, cloud storage applications, document creation tools, and content sharing applications have been introduced to help organizations increase connectivity and alignment among distributed teams by reducing friction in creating, communicating, and sharing information. While these solutions improve some aspects of collaboration, they are not designed to orchestrate workflows.

[5]	McKinsey Global Institute, The social economy: Unlocking value and productivity through social technologies, July 2012.

[6]	See note 5 above.

[7]
Dave Wright, 3 Automation Initiatives to Boost Corporate Productivity, April 25, 2016, www.enterpriseappstoday.com/management-software/3-automation-initiatives-to-boost-corporate-productivity.html (last accessed March 23, 2018).

Workflow management and team collaboration solutions
Existing workflow management solutions help organizations with process automation that is most easily applied to the 40% of work that is structured, and are built, configured, and managed primarily by IT and developers. This severely reduces the applicability of these applications for the majority of business use cases. Many of these solutions do not extend to collaborators outside of an organization, further limiting their utility. Business users are thus faced with choosing between developer-centric applications and combining a collection of lightweight productivity tools to support complex team collaboration.
Reliance on IT and “citizen developers” to develop or customize applications is not viable
Business users rely on IT personnel and “citizen developers” who can code and manage complex administration tools to build and configure applications for their specific needs. However, the cost, time to develop, and rigidity of these solutions makes them ill-suited to support most business use cases. Faced with a significant and growing difference between the number of developer projects and the number of developers available, IT departments are narrowing the scope of their objectives, focusing on the largest initiatives and reducing the number of department-level requests that they process.
Many business applications used in organizations target the business user, yet they often require IT assistance or coding knowledge to configure and modify. The vast majority of knowledge workers who are unable to write code need solutions that are easy-to-use, intuitive, and do not require a developer to customize. Even so-called “low-code” solutions dramatically limit the potential user base within organizations.
Business users are becoming significant buyers of business applications
Business users are seeking technology solutions to rapidly adapt to their changing business needs and are increasingly becoming buyers of business applications. As of May 2017, Forrester estimated that 58% of all business-related new tech spending will start with business executives in 2018.(8) Self-service adoption models have made it easy for employees and line of business owners to find and purchase the applications of their choice through the web while remaining in compliance with IT policy. Millennials who account for approximately 35% of the workforce will soon become the largest working age population. This generation of workers expects constant communication and “as-a-service” applications that they can administer and configure themselves. They expect their technology solutions to be intuitive and easy-to-use, which are crucial requirements to enable collaboration inside and outside their organizations.
Organizations need scalable work execution solutions to compete
Organizations and teams need solutions with the following characteristics to facilitate team and employee productivity:

•	single solution providing unified planning, capturing, managing, automating, and reporting capabilities across a broad range of use cases;

•	automated application of business logic to repetitive elements of workflows and task accountability;

•	real-time, consistent insight into actionable data among internal users and external collaborators;

•	easy to deploy, configure, use, and modify by employees who lack coding ability;

•	integrated with other systems, collaboration tools, and applications;

•	enterprise-grade security capabilities to support data protection and compliance; and

•	scalable to meet the needs of organizations of any size.

[8]	Forrester Research, Inc., C-Suite Tech Purchasing Patterns, May 15, 2017.

Our Platform
Our platform is purpose-built to improve work execution for organizations and teams. We provide our customers with a robust set of capabilities to plan, capture, manage, automate, and report on work. Our platform enhances visibility and accountability in work execution and eliminates behaviors and processes that hinder productivity. We designed our platform to be accessible and valuable to all knowledge workers. Business users with no coding ability can share their work in Smartsheet across internal and external teams and create and modify workflows to address specific use cases with our platform. Smartsheet offers multiple ways for customers to plan and manage their work using grids, projects, cards, and calendars, and users can easily toggle between views to support their team’s preferred way of working. We offer capabilities and functionality to enable teams to accelerate execution while maintaining the flexibility to apply our platform to thousands of documented use cases.
Benefits of Our Platform
Automation across the organization saves time and minimizes manual processing
We enable users to organize their unstructured work and apply business logic to automate actions that shorten work execution timelines without the need to write code. Business logic is used to determine the conditions under which the following types of automated actions occur: update requests, intake and collection of information, sending of information, notifications, approval requests, and automated actions across systems. Team members collaborating on a process can easily develop granular rule sets to ensure actions, such as deadline notifications, status updates, and approval requests, are timely, relevant, and impactful. These elements of automation reduce errors and time spent by teams on administration.
Real-time visibility drives more informed, faster decision-making
Our platform is designed to provide a single source of truth for all stakeholders. We break down information silos across teams and provide real-time visibility into the status of work and the actions required by each stakeholder. This visibility ensures clear ownership of actions and outcomes. Teams feel empowered to take action, leading to stronger engagement and faster time to completion. Line of business managers benefit from visibility into progress against goals, allowing them to react quickly to real-time information and enabling faster and more informed decision-making.
Ease of use enables broad adoption
Our platform is designed for broad adoption within and across organizations for virtually any use case. Users can begin using Smartsheet within minutes and configure our platform for their needs with limited or no training.

Because no coding or IT involvement is required to configure our platform, we can serve the entire 865 million knowledge worker population,(9) including the vast majority without coding capabilities. As of January 31, 2018, we had over 650,000 paying users and approximately 3.0 million additional free users called collaborators. Collaborators inside or outside a user’s organization are invited to work on our platform by a paid user, and can use our platform with limited functionality. This strategy is designed to increase paid conversions for those seeking to enjoy the complete functionality of our platform while promoting greater usage within and across organizations. Our familiar and intuitive user interface and functionality allows users to realize the benefits of our platform without changing the behaviors developed using lightweight productivity tools. Teams and organizations buy into our platform because the productivity benefits derived through visibility and accountability are provided to all stakeholders. All team members can access the latest project information from a single location to act quickly and effectively. The entire team benefits from keeping all stakeholders informed and accountable without manual effort.
Multiple levels of integration to garner the most benefit from Smartsheet and other systems
We enable business users to engage with our platform through systems they currently use. Through our third-party Connectors, we extend the reach and consistency of data from systems, such as those offered by Salesforce, Atlassian, and ServiceNow. Our Connectors also allow users to apply business logic and automated actions, increasing the value of these existing applications to our users. For example, one use of the Salesforce Connector for Smartsheet is managing client onboarding. When a new customer record is created by the sales team, Salesforce can push an update to Smartsheet, which then alerts the account team that a success manager needs to be assigned to the newly added customer. Once that success manager is assigned, the data is automatically updated and visible within Salesforce. We also integrate our platform into popular document and communication applications from Google, Microsoft, and others. Such functionality enables our users to incorporate documents directly into our platform or access our platform through the application of their choice. In addition, we offer extensible application programming interfaces, or APIs, that enable a broad ecosystem of partners and customers to integrate directly into our platform, increasing the value of existing custom-built applications and improving the experience for our users.
Enterprise features and functionality for scalable adoption within businesses
Companies rely on Smartsheet to manage a diverse set of business processes. We provide the scalability, compliance, and security needed to operate reliably for the more than 92,000 customers, including over 74,000 domain-based customers, that we serve. Our platform provides consistent program execution, enabling teams and organizations to administer programs with management, visibility, and reporting at scale. Customers can use our professional services offerings to create and administer programs for specific use cases. We also provide user management and compliance features that enable organizations to control user access and audit activity within our platform. We provide enterprise-grade security controls and data governance to enable customer compliance with applicable privacy regulations.
Our Market Opportunity
Our work management platform serves both the collaborative applications and project and portfolio management applications markets. In 2017, International Data Corporation, or IDC, estimated these two markets would be a combined $21.4 billion market opportunity in 2017, and grow to $31.6 billion in 2021.
Competitive Strengths
Focus on business users
We empower non-technical business users and teams to elevate how they manage and share dynamic work. From planning, data capture, managing, automating, and reporting on work at scale with both internal and external teams, we help organizations to be more productive, execute faster, and spend more time doing and delivering versus talking about work. Many software companies build tools for the 21 million developers worldwide in 2016, or those who are technically-adept “citizen developers.” We believe that the “easy to use” software and “flexible platforms” targeted at non-technical business users and teams consistently overestimate the amount of complexity or

9    See note 3 above.

change in behavior a business user is willing to take on to achieve an outcome. Customers tell us they are looking for solutions to elevate their performance quickly and simply, versus building applications and having to reach out to IT for help at every turn. Smartsheet empowers business users with no coding skills to rapidly implement and automate workflows on their own.
Single platform with broad capabilities
We offer a single platform to manage and execute work end-to-end. Traditional productivity tools can address part of a use case and, while it may be possible to stitch together a document, a workflow tool, and a reporting platform to solve for a particular use case, this approach is more complex, and often results in brittle solutions. Our customers tell us that one of the things they value most about Smartsheet is how easy it is to configure, get started, and adjust as necessary. We serve organizations of all sizes, supporting thousands of customer use cases across a wide range of industries. Over time this enables customers to consolidate dynamic work management on a single platform instead of using a collection of point solutions or purpose-built applications. We continuously innovate and add new capabilities to support additional customer use cases. The feedback and demand signal we receive from the more than 3.6 million users on our platform provides us a competitive advantage in defining our product roadmap and delivering differentiating capabilities to our customers.
While the value we provide as a standalone platform is significant, customers can derive even more value when Smartsheet is used in conjunction with leading cloud platforms. For example, our integrations with Microsoft Office 365 and Google G Suite complement and enhance the utility of those products for executing collaborative work. We also integrate with a variety of other enterprise applications from Salesforce, Atlassian, ServiceNow, Tableau, Dropbox, and Box. Complementing and enhancing the value of adjacent solutions through workflow integration and two-way data synchronization makes it easy for customers to incorporate Smartsheet into existing work patterns.
Viral growth within organizations
Our platform drives viral adoption by our customers. After the initial use by a team or department, we frequently expand to other users and departments as they realize the benefits of our platform. Many of these new users start out as free collaborators, and then become paying subscribers as they realize the benefits of Smartsheet. With increased adoption of Smartsheet across an organization, the strategic value of our platform grows as we provide broader visibility into the status of work, enabling better decision-making at all levels. This strategic relevance is demonstrated by our 130% dollar-based net retention rate for the trailing 12 months ended January 31, 2018. This rate climbs to 149% for customers with an annualized contract value, or ACV, of $5,000 or more, indicating that as usage of Smartsheet grows, our customers are finding more ways to derive value from our platform.
Demonstrated impact to organizations
Our customers realize the benefit of our platform through improved visibility, agility, and speed in getting work done. According to a September 2017 commissioned Forrester report, using Smartsheet accelerates organizations’ time-to-market and improves their overall productivity by approximately 15%.
These efficiency gains enable organizations to ultimately deliver faster and better results to their customers. In the same September 2017 report, Forrester states that business leaders save an average of 300 hours per year by spending less time requesting status updates, sorting through emails, and hosting internal meetings before they make decisions. Customers realize the benefit of Smartsheet quickly, achieving payback of their initial investment in approximately six months. These efficiency gains increase as more users and teams adopt our platform. Based on the net present value of revenue impact and cost savings observed by Forrester, our customers achieve an estimated return on investment of over 480% by the third anniversary of deployment.(10)

[10]	See note 1 above.

Widespread applicability across industries and function
Smartsheet serves organizations of all sizes, supporting thousands of customer use cases across a wide range of industries. Our more than 3.6 million users and 92,000 customers around the world includes over 74,000 domain-based customers, 90 companies in the Fortune 100, and two-thirds of the companies in the Fortune 500, with significant deployments at companies such as Cisco and Aramark. Levels of adoption at Fortune 100 and Fortune 500 customers can vary greatly. As of January 31, 2018, ACVs for these customers ranged from $99 to $2.3 million, and approximately half of these customers had ACVs lower than $5,000 per year.
We believe that the extensibility and flexibility of our platform will continue to address new use cases for business users and organizations, allowing our customers to accelerate, improve, and take greater control of their work.
Efficient go-to-market strategy
We have achieved significant growth with a prudent approach to customer acquisition. Our go-to-market strategy consists of unassisted self-service adoption through our website, an efficient inside sales team, and a newly established reseller channel. More recently, we have added a targeted, strategic sales team to expand our presence within enterprises where we see significant opportunity. Having generated more than 100,000 new trials in each of the last 12 months, and with approximately 3.0 million free collaborators today, our self-service adoption model is fueled by a large and growing number of users. Free trial users and collaborators are able to upgrade to a paid plan without the assistance of our sales force. Our assisted sales model relies on machine learning and lead scoring to identify users based on their likelihood to purchase our platform. By analyzing user behavior and self-reported customer objectives, we are able to improve the allocation of our inside and strategic sales teams in targeting appropriate expansion and new customer opportunities. In addition, our customer success team drives expansion by working with our customers to increase use cases and develop custom solutions working in conjunction with our professional services team. We have accelerated adoption and driven retention within our largest customers as evidenced by customers with an ACV of $50,000 or more of annual spend growing at three times the rate of our other customers.
Recognized market leadership
We have experienced rapid growth largely driven by word-of-mouth and industry recognition as a leader in collaborative work management. Several of our employees have come from long-standing industry leaders in enterprise software, which has helped us build mindshare that resonates with our customers. Microsoft named us “Best Office 365 App” and Google awarded us “Best Marketplace App” in 2015.
Forrester recognized Smartsheet as a “Leader” in Enterprise Collaborative Work Management in October 2016. In addition, Forbes named us to their “Cloud100” list in 2016 and 2017. We believe our position as a market leader will continue to strengthen as an increasing number of teams, organizations, and integration partners experience the capabilities and benefits of our platform.
Our Growth Strategies
Our goal is to make our platform accessible for every organization, team, and worker relying on collaborative work to achieve successful outcomes. We plan to pursue this goal with the following strategies.
Attract more customers to Smartsheet
We believe the need for a work execution platform such as ours is broad. With over 865 million knowledge workers globally,(11) we believe there is significant opportunity to grow our paid user base. We will continue to invest in our unassisted sales model, direct sales force, brand, product, and partner marketing to continue to land new customers and increase enterprise adoption. In addition, we will continue to grow our professional services

[11]	See note 3 above.

function and develop new and enhanced premium solutions like our Connectors and Control Center to help land larger accounts and increase the scale of our deployments with customers.
Expand within our existing customer base
Our customers frequently increase their use of our platform as they realize the value they derive from adopting Smartsheet. As a result, we are working with customers to help them define new use cases within existing deployments, and expand usage of Smartsheet to additional teams in their organizations that would benefit from our platform. There are approximately 3.0 million existing free collaborators that we are focused on converting to paid users. In addition to broader deployments, we enable our customers to further derive value from Smartsheet through premium solutions such as our Connectors and Control Center. Lastly, our professional services and customer success teams provide our customers with implementation, training, and support services to help them expand their use of and realize the full benefit of Smartsheet.
Expand internationally
For the year ended January 31, 2018, we derived approximately 27% of our revenue from customers outside the United States despite having no international sales offices. We believe that there is significant opportunity to acquire new customers internationally. Our platform is available in eight languages. By expanding our direct and indirect sales force focused outside of the United States, establishing international sales territories, and partnering with strategic resellers, we plan to grow our international sales.
Make additional investments in partnerships and integrations
To help drive adoption of Smartsheet and deliver value to our customers, we offer extensive embedded functionality at no cost to complement and enhance the use of the most common productivity tools from providers such as Microsoft, Google, Box, and Dropbox. We offer powerful out-of-the-box Connectors with Salesforce, Atlassian, and ServiceNow that we sell for an additional fee on top of our user-based pricing model. We will continue to invest in these integrations, develop new partnerships, and enhance our architecture to support a wider range of Connectors with leading enterprise applications to increase the value, awareness, and adoption of our platform.
Expand product features and functionality
We intend to continually increase the value we provide to our customers by investing in extending the capabilities of our platform. We have made, and will continue to make, significant investments in research and development to bolster our existing technology and enhance usability to improve our customers’ productivity. For example, we introduced Control Center to help users manage and track work at scale and premium applications, such as our StatusView and Calendar applications, that offer richer visualizations of workflow management. Many of the high-value solutions that we are developing are intended to be packaged and priced separately from our core user subscriptions.
Pursue selective strategic tuck-in acquisitions
We plan to pursue strategic acquisitions that we believe will be complementary to our existing offering, enhance our technology, and increase the value proposition we deliver to our customers. For example, we may pursue acquisitions that we believe will help us add new features, accelerate customer growth, enter new markets, and add talent and expertise to our organization.
Our Technology
Our collective domain knowledge, technical expertise, and decades of software development experience have allowed us to differentiate our platform from the competition. Our products and technology were built to provide knowledge workers with a versatile and easy-to-use platform to help get work done fast and efficiently. Maintaining the integrity and performance of our infrastructure is critical to our business and our customers. As such, our scalable multi-tenant architecture is designed to provide our customers with highly usable, secure, and reliable functionality.

Extensible technology platform
Our solutions are built on a common core platform that allows us to leverage shared components and services, enabling us to rapidly develop new features and functionalities on our existing platform without re-architecting the infrastructure. This also enables our products to seamlessly integrate with one another and provide our customers with a better user experience while leveraging our platform. We also offer a broad set of APIs that allow our customers the ability to integrate their Smartsheet account with other systems or build their own applications on top of our extensible platform.
Integrated mobile capabilities
Robust mobile functionality is a key requirement for business users as more work continues to take place away from the office. As such, we have invested in our common core framework and mobile development teams to extend the high performance functionality of our platform to smartphones and tablets. Our native mobile applications are built for both iOS and Android, and are designed to provide similar functionality as our desktop version and support mobile-first customer use cases, allowing users to maintain access to and control of their work.
Enterprise-grade security
Security is a mission-critical requirement and concern for every organization. Our customers frequently use our platform to store and manage highly-sensitive or proprietary information. Our approach to security includes data governance as well as ongoing testing for potential security issues. We have robust access controls in our production environment with access to data strictly assigned, monitored, and audited. To ensure our controls remain up-to-date, we undergo continuous external testing for vulnerabilities within our software architecture. These efforts have enabled our platform to be SOC 2 compliant and capable of supporting customer compliance with the Health Insurance Portability and Accountability Act, or HIPAA.
Scalable and reliable infrastructure
Our scalable architecture is designed to provide a highly reliable and available platform. We maintain this reliability by utilizing a combination of third-party co-location centers and multiple public cloud providers, giving us the ability to scale our infrastructure efficiently and cost-effectively. To ensure our platform is constantly available, we monitor our platform using the latest technologies, including synthetic transaction monitoring which allows us to proactively detect and resolve issues.

Our Products
Smartdashboards
Smartdashboards provide real-time visibility into the status of work to align individuals, managers, and executives. Our dashboards provide real-time status of top key performance indicators, trends, summary reports, and important deadlines. Teams can customize Smartdashboards to view and interact with live data and metrics most critical to their projects.
An example of how team members at a customer use Smartdashboards:

•	create a Smartdashboard with links to all Smartprojects within the line of business;

•	access the Smartdashboard from a desktop or mobile device; and

•	review the progress of each relevant project in real-time through graphical and text information, and can see detailed status at the project and workflow level.

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Senior Recruiter, Ext 768
Macy Andrews
Kelly Mason
Sonia Miller
Tyler Moore

Smartportals allow business users to create customized landing pages for teams to easily locate and access from any device the entire set of resources available for a project without IT assistance. This ease of configuration and organization of data eliminates time wasted searching for information, allowing teams to focus on work execution rather than administration.
An example of how team members at a customer use Smartportals:

•	create a landing page for all information related to a new diversity initiative;

•
without assistance from IT, set up a Smartportal that includes links to an employee focus group calendar in Smartcalendar, use Smartforms for collecting attendee names and information, view the percentage of engaged employees in Smartdashboards; and

•	add links to external websites and company resources for diverse employees.

Smartcards

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Smartcards provide a powerful visualization tool for teams to organize, share, and act on workflows. The ability to understand the flow of work from multiple perspectives enables teams to display information in the most effective format, fostering engagement and time to action.
An example of how a customer uses Smartcards:

•	a construction company collects vendor information through Smartforms;

•	a team member uses Smartcards’ Kanban Boards view to prioritize and manage materials fulfillment from assignment through completion;

•
the team edits details of their material needs directly through Smartcards, incorporating symbols and color coding to indicate priority, and moves specific workflows into designated categories and rows; and

•	drives the fulfillment process.

Smartgrids
Smartgrids offer a unified, customized view of work to keep teams on task and on time by easily tracking multiple moving parts. Configurable to support thousands of use cases through an extensible data model, multiple column types and a unique hierarchical approach to Smartgrids allow business users to not only visually group data, but to also establish relationships between important data. With flexible formulas and conditional formatting, Smartgrids are the foundation for the Smartsheet work execution platform. The platform delivers new levels of clarity with a centralized source of all project information, bringing teams together with cloud-based, real-time access.
An example of how team members at a customer use Smartgrids:

•	kick off an important client initiative by building relevant column types, dependent rows, and conditional formatting;

•	attach critical documents directly to the grid and provide context using row comments;

•	set notifications to internal team when key milestones are approaching; and

•	share progress with clients by sharing individual rows or publishing the grid on regular intervals until project is complete.

Smartprojects

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1	Q4 Product Launch		07/15/18	09/03/18	37d
2	Planning Phase	Therese	07/15/18	08/22/18	29d
3	Market Reqts Definition	Joe	08/04/18	08/24/18	16d
4	Launch Plan	Brian	08/27/18	09/03/18	6d
5	Sales Tools		08/30/18	10/08/18	28d
6	Prospect Presentation	Joe	08/30/18	09/18/18	14d
7	Demo	Jenny	09/19/18	10/01/18	9d
8	Competitive Positioning	Shawn	10/02/18	10/08/18	5d
9	Product Marketing		09/14/18	10/30/18	33d
10	Pricing Strategy		09/14/18	10/02/18	13d
11	Product Positioning	Therese	09/21/18	10/05/18	11d
12	Product Release	Brian	10/08/18	10/30/18	17d
13	Alpha Release	Brian	10/08/18	10/30/18	17d
14	Beta Release	Brian	10/30/18	10/30/18	0
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Smartprojects offer a familiar and intuitive interface with capabilities that foster collaboration among teams and organizations to improve work execution. Business users rely on Smartprojects to create a single source of truth for all project-related information. Teams can view the activity log to understand who is doing what and access all relevant project files through a central location. This consistency of information aligns team objectives and eliminates information silos, fostering accountability and promoting faster decision-making.
An example of how team members at a customer use Smartprojects:

•	input process flows and milestones related to a new company initiative;

•	assign each step to an individual;

•	view start date, end date, and time to completion;

•	track status of each deliverable graphically through a Gantt chart view;

•	attach related files from Microsoft OneDrive, Google Drive, Box, and Dropbox;

•	create an automated request for weekly updates sent to assigned individuals; and

•	set up a Smartdashboard to view progress made on assigned work in real-time.

Smartcalendars

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6 Ways to Add Transparency and Real-time Visibility to Your Organization
The Three Most Important Dashboards for Executive Visibility
How Automation Gives You Visibility
Dashboard Infographic Post
katy.beloof@smartsheet.com
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Applying Clear Pressure: How Transparency Drives Success
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The Power of Real-Time Data
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Visibility as a competitive advantage
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Executive Isolation (Solved with Dashboards)
katy.beloof@smartsheet.com
Visibility Builds Trust (Sodexo)
3 Ways to Break Your Team's Email Addiction -- And Get Even More Done
The Hidden Costs of a Siloed Team
See all the info you need in one place with integrations
The Future of Borderless Teams -- Meet the New Face of Success
Motivate Your Sales Team With Transparent Commission Payouts
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Fortune Brands Home & Security customer story - tentative date
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IDG: Is your lack of visibility driving bad decision making?

Smartcalendars align teams and organizations by connecting deadlines to workflows, while offering a familiar interface to effectively communicate timing expectations. Smartcalendars provide a comprehensive view of activities and critical timelines, including third-party calendar applications such as iCal and Google Calendar.
An example of how team members at a customer uses Smartcalendars:

•	a brand manager aligns her team on the timing of key workflows for a new marketing campaign;

•	the Smartcalendars automatically visualize the key milestones and timing of workflows using data provided by Smartprojects; and

•	changes that the manager and her team make in the Smartcalendar are automatically reflected in the Smartsheet data.

Smartforms

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Smartforms create and customize forms using a simple user-friendly interface. Smartforms enable business users to collect information in a structured and consistent format. By minimizing manual processing, teams can move quickly to analyze and take action on the results.
An example of how a customer uses Smartforms:

•	a real estate company uses a Smartform to gather information about a new client, including their contact information, details regarding their property, and proposed sale price range;

•	the client fills out the fields and submits images of their property in a Smartform;

•	information received is then populated in a Smartproject for the local advertising team; and

•	the local advertising team creates automated actions when the form is received to start additional workflows, such as assigning a professional photographer and agent.

Smartautomation
Smartautomation automates repetitive processes and accelerates work by creating automated actions triggered based on preset conditions. Smartautomation offers a diverse and granular rule set critical to supporting the broad range of manual, repetitive processes teams encounter. With no coding knowledge, business users can incorporate powerful automation functionality into their work flows to reduce time to completion.
An example of how a customer uses Smartautomation:

•	an employee creates an equipment purchase request for procurement using a Smartform;

•	the procurement leader sets a condition where requests over a certain dollar amount trigger an automated approval request to the employee’s manager;

•	the manager receives an approval request via an alert on her desktop or mobile device;

•	the manager automatically approves or denies a request through a link to Smartsheet; and

•	once the purchase is approved or denied, the employee will be automatically notified.
Smartintegrations
Smartintegrations enable organizations and teams to connect, sync, and extend their existing enterprise applications across their workflows to create seamless work execution. We offer native connections to popular productivity applications, such as Google G Suite, Microsoft Office 365, Box, and Dropbox.
An example of how team members at a customer use Smartintegrations:

•	sign into Smartsheet using a Google account;

•	import Gmail contacts to assign responsibilities, share sheets, and communicate via Google Hangouts;

•	store files in Google Drive and access them through Smartprojects;

•	sync key dates in Smartprojects to Google Calendar;

•	access Smartsheet through the Google App on Android;

•	import and export data between Smartprojects and Google Sheets; and

•	send Google Forms responses directly to Smartprojects using Smartsheet Sync.
Connectors
Connectors provide embedded integrations with industry-leading systems of record, including those from Salesforce, Atlassian, and ServiceNow. Connectors enable data to be synchronized in real-time, fostering visibility and interoperability across these business platforms. We also provide extensible APIs to build custom applications and deep integrations with line of business systems.
An example of how team members at a customer use Connectors:

•	customize a Smartproject to ingest relevant software development fields from Atlassian Jira;

•	view, share, and edit a set of issues linked between Jira and Smartsheet;

•	all data is updated in real-time, giving teams up-to-date visibility into software development processes; and

•	make bulk changes and synchronize data automatically between Jira and Smartsheet.
Control Center
Control Center enables organizations to achieve consistent work execution at the individual user level across large scale projects or initiatives while reducing operational risk. Control Center provides enterprises with real-time visibility into projects so they can react quickly to changing conditions. Without burdening the team with manual reporting, executives and managers can review the status of projects at scale without disrupting the speed of execution.
An example of how a customer uses Control Center:

•	a customer engages in a needs assessment for the design of a construction schedule for new store openings;

•
the customer works with our professional services staff to design project management templates for construction managers, real estate personnel, project managers, IT, executives, and contractors to plan openings, assign responsibilities, track progress, track issues, and manage the budget;

•	the solution is rolled out to all stakeholders and used to manage store openings across 100+ locations;

•	when the customer decides to open a new store, Control Center will automatically generate a Smartdashboard and a Smartportal to ensure the process is executed in a consistent manner; and

•
Control Center can be easily extended to support additional processes for adjacent use cases, including real estate sourcing, employee onboarding, vendor sourcing, vendor relationship tracking, and materials budgeting.

Culture and Employees
We believe our culture is critical to our success. Our culture is rooted in six values, which are:
HONEST — Be truthful and do what is right.
AUTHENTIC — Be real and challenge directly.

DRIVEN — Operate with urgency and focus on results.
INNOVATIVE — Develop new ideas and think creatively.
SUPPORTIVE — Be kind and help each other succeed.
EFFECTIVE — Deliver quality.
In living these values, our employees have built an environment of ownership, purpose, responsibility, and compassion. This, in turn, benefits our customers, users, partners, and shareholders, and provides a strong foundation for collaboration, teamwork, and decision-making. We built our platform to reflect our values as a company: improving teamwork, transparency, and accountability. As our company continues to evolve and grow, our six values remain constant. The impact of our culture is demonstrated by our high level of employee retention and our success recruiting top talent, with an overall Glassdoor rating of 4.4 out of 5.0, a recommend to a friend rating of 92%, and a CEO approval rating of 100% as of January 31, 2018.
As of January 31, 2018, we had a total of 787 employees, of which 784 were full-time employees and 648 were located at our headquarters in Bellevue, Washington.
Sales and Marketing
Our marketing and sales teams work closely together to provide an easy way for potential users to discover, try, adopt, and expand usage of Smartsheet over time. We include demand generation, customer success, customer support, and professional services under the sales organization to align these efforts to best support our customers.
Marketing
Our marketing organization is responsible for increasing awareness of and generating demand for our platform and fostering our community of users. We target potential users across a wide variety of departments and functions in organizations of all sizes and industries. We employ content marketing, search marketing, social marketing, influencer marketing, and other techniques that increase traffic to our website and encourages new users to sign up for a 30-day free trial and purchase our service online. We engage frequently with respected technology analyst firms to educate them as to the benefits of our platform and accelerate the maturation of an appropriate market category.
We have also built marketing relationships with a number of technology companies, such as Microsoft and Google, to help promote and grow our user base and footprint. These partners offer access to our platform through links on their websites and expand our marketing reach. Additionally, we hosted our first annual customer conference, ENGAGE, in September 2017. We believe that ENGAGE will play a key role in providing current and prospective users with a better understanding of our platform through interactions with peers, training, and the highlighting of customer use cases and best practices.
Sales
Our sales organization is responsible for driving customer expansion and new customer opportunities. Our sales force is organized into separate teams focused on new customers, small to medium-sized businesses, large enterprises, geographic regions, and industries. Our assisted sales model relies on machine learning and lead scoring to identify users based on their likelihood to purchase our platform. Further, once we identify an opportunity for meaningful expansion within a customer organization, we can assign a customer success manager and an expansion sales representative to that customer. When an organization with more than 10,000 employees reaches a certain level of usage, we typically assign a field sales representative who is focused on growing adoption in these large accounts and expanding usage to a broader set of use cases. We also leverage the reseller channel to extend our reach internationally as we currently have no sales representatives located outside of the United States.

Professional Services
Our professional services team provides our customers with implementation, training, and support services to help them realize the full benefits of Smartsheet. Our training programs include a mix of virtual and in-person offerings with different options focused either on helping onboard teams of users quickly or helping individuals achieve certification level subject matter expertise. Our consulting team provides configuration and use case optimization services.
Customer Support
Our platform is designed to minimize the need for customer support, as users can easily sign up and begin using it without assistance. We provide significant self-help resources including our extensive Help Portal and our active Community. Additionally, we provide support channels for users based on their plan type. These include email and ticket submission, support via chat, and phone support.
Customers
Our scalable collaborative work management platform helps teams and organizations of all sizes get work done fast and efficiently. As of January 31, 2018, we had over 74,000 domain-based customers, including 90 companies in the Fortune 100 and two-thirds of the companies in the Fortune 500 with ACVs ranging from $99 to $2.3 million per customer. We define a domain-based customer as an organization with at least one paid user account associated with a unique domain name such as @cisco and @aramark. An ISP customer is typically a small team or an individual that registers for our services with an email address hosted on a widely used domain such as @gmail, @outlook, or @yahoo. Our customers often have more than one paid subscription, as evidenced by the more than 650,000 paying users on our platform.
Our domain-based customers include organizations across virtually all sectors, including aerospace, automotive, biotechnology, consumer, e-commerce, education, finance, government, healthcare, IT services, marketing, media, non-profit, publishing, software, technology, and travel.
Customer Case Studies
The following case studies are a few examples of how some of our customers have used and benefited from our platform.
Aramark
Aramark, a provider of food service, facilities and uniform services to schools and businesses and a customer since 2012, depends on Smartsheet for business-critical work execution to quickly and consistently scale capital projects. The capital projects group, the funding team behind Aramark’s food service solutions, adopted Smartsheet Control Center to enable it to balance the flexibility it needs for innovation with the rigorous process required for effective and efficient capital management.
Prior to adopting Smartsheet, Aramark was challenged with siloed information and lack of visibility into project status; the vast majority of its work management was being handled via email. Now, with one universally adopted work management platform and dashboards that detail real-time program status, Aramark is able to provide better experiences to its customers, and more quickly develop new projects.
Shaw Industries
At Shaw Industries, a full-service flooring company with 20,000 employees worldwide and a customer since 2012, associates previously relied on inflexible and cumbersome project and project management tools that were difficult for non-technical employees to use. As a result, plans were regularly out of sync and program data was inaccurate. Smartsheet provided hundreds of Shaw associates with visibility into project status, both for internal teams and external contractors. Due to its ease-of-use and broad applicability, it also allowed vendors to collaborate directly and update project status in real time. Shaw rolled Smartsheet out to new groups with minimal training and ramp time across customer service, sales, product management, and the sustainability organization.

MOD Pizza
MOD Pizza, the rapidly growing fast casual restaurant chain and a customer since 2013, was in need of a scalable system to manage its growth. MOD Pizza added 100 or more stores in each of 2016 and 2017, reflecting 57% year-over-year growth in 2017. To manage and organize this rapid growth, MOD Pizza built a standardized system in Smartsheet Control Center. With Smartsheet, MOD Pizza facilitated better communication among many geographic locations by providing stakeholders with real-time updates and a single source of truth. MOD Pizza also standardized store models with various Smartsheet templates, making expansion more efficient and organized, and leveraged attachments, notes, and reminders to keep store openings on track. Using Smartsheet Control Center, MOD Pizza can now maintain consistency while incorporating the unique design elements that vary by store.
Colliers | Wisconsin
Colliers | Wisconsin is a regional subdivision of Colliers International Group, Inc., a real estate services company and a customer since 2010. Prior to adopting Smartsheet, the Colliers | Wisconsin portfolio service team had too much data to track: for example, a single client’s portfolio required 15 team members to maintain its 600 properties. Colliers | Wisconsin needed a platform that would enable them to manage complex work streams with their clients in real time. Smartsheet became the hub of their collaborative work, involving property portfolios, client coordination, and vendor resources, reducing the time it takes to optimize customer-facing processes from six months down to just one week. Real-time collaboration capabilities and mobile features enabled the entire organization to save time, and provide a simpler way to track proposals, maintenance requests, and portfolios, and facilitate a culture of accountability and transparency.
PATH
PATH, a leader in global health innovation and a customer since 2014, needed a better way to coordinate and streamline vaccine development and introduce projects all over the world. Teams at the Center for Vaccine Innovation and Access were using different processes, which required manual information collection from multiple individuals, and involved time-consuming and inefficient methods such as email and manual reporting. To streamline operations, the PATH team turned to Smartsheet Control Center, partnering with Smartsheet Professional Services, to create a solution that gives PATH more consistent and efficient processes for project and portfolio management. With Smartsheet, PATH now keeps internal and external teams all over the world on track while increasing project information quality, and consistency.
Research and Development
Our research and development team consists of our user experience, design, product management, and engineering teams. These groups are responsible for the design, development, testing, and delivery of new technologies and features for our platform. Our research and development team also includes our technical operations team which is responsible for scaling our platform and maintaining our co-location data centers and public cloud infrastructure. We invest substantial resources in research and development to drive core technology innovation and bring new products to market. As of January 31, 2018, we had 183 employees involved in research and development activities. Our research and development expense was $12.9 million, $19.6 million, and $37.6 million for the years ended January 31, 2016, 2017 and 2018, respectively.

Competition
The market for work execution software is rapidly evolving. We face competition from a number of vendors with a variety of product offerings. Our primary competition remains a combination of manual, email- and spreadsheet-based processes from providers such as Microsoft and Google that users have historically relied on to manage work. Certain of our features compete with current products and services offered by Asana, Atlassian, Planview, and Workfront. In addition, certain companies offer lightweight productivity products that compete with some of our platform’s features, including Asana and Workfront. Larger software vendors with substantial resources and smaller upstarts building on new technology platforms may also decide to enter our market by building or acquiring products that compete with our platform. We believe that the principal competitive factors in our market include:

•	ease of deployment and use of applications;

•	product features, quality and functionality;

•	ability to automate processes;

•	ability to integrate with other applications and systems;

•	capability for customization, configurability, integration, security, scalability, and reliability of applications and solutions;

•	vision for the market and product innovation;

•	size of customer base and level of user adoption;

•	pricing and total cost of ownership;

•	strength of sales and marketing efforts;

•	brand awareness and reputation; and

•	customer experience, including support.
We believe we compete favorably with our competitors on the basis of the factors described above. Our ability to remain competitive will largely depend on our ongoing performance in the areas of the quality of our platform.
Regulatory Matters
The legal environment of Internet-based businesses is evolving rapidly in the United States and elsewhere. The manner in which existing laws and regulations are applied in this environment, and how they will relate to our business in particular, both in the United States and internationally, is often unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, pricing, advertising, taxation, content regulation, and intellectual property ownership and infringement.
Data Privacy and Security Laws
We are subject to various federal, state and international laws and regulations relating to the privacy and security of customer and employee personal information. These laws and regulations include those requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, and, in the European Union, the Data Protection Directive and EU member state implementations thereof, which require comprehensive information privacy and security protections for consumers with respect to personal information collected about them. We post on our website our privacy policy, and certain policies and practices relating to data security and concerning our processing, use and disclosure of personal information. We participate in and have certified our compliance with the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks and Principles, or the Privacy Shield Principles, with respect to customer data that we collect. Our commitments under the Privacy Shield

Principles are subject to the investigatory and enforcement powers of the U.S. Federal Trade Commission. In addition, our publication of our privacy policy and other statements regarding privacy and security may subject us to investigation or enforcement actions by state and federal regulators if they are found to be deceptive or misrepresentative of our practices. We also may be bound from time to time by contractual obligations, including model contract provisions approved by the European Commission and business associate contracts that impose certain obligations upon us relating to our handling of protected health information regulated by the Health Insurance Portability and Accountability Act of 1996, which imposes additional restrictions on our handling of personal information. The privacy and data security laws and regulations that we are subject to, as well as their interpretation, are evolving and we expect them to continue to change over time. For example, in 2016 the European Union adopted the General Data Protection Regulation, or GDPR, a new regulation governing data privacy, which will become effective in May 2018 and will replace the Data Protection Directive. The GDPR establishes new requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to 4% of worldwide revenue. More generally, the various privacy and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our applications or platform. We may need to take additional measures to comply with the changes in our legal obligations and to maintain and improve our information security posture in an effort to avoid information security incidents or breaches affecting personal information or other sensitive or proprietary data.
Intellectual Property
We rely on a combination of patents, trademarks, and trade secrets, as well as contractual provisions and restrictions, to protect our intellectual property. As of January 31, 2018, we had nine issued patents in the United States that expire between 2019 and 2034, three issued patents internationally, as well as seven pending patent applications in the United States. These patents and patent applications seek to protect proprietary inventions relevant to our business. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to us as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.
As of January 31, 2018, we owned two U.S. and 23 international trademark registrations for the mark SMARTSHEET. We also own two pending trademark applications, and several domain names, including www.smartsheet.com.
We rely primarily on trade secrets and confidential information to develop and maintain our competitive position. We seek to protect our trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees, third parties, and others who may have access to our proprietary information. We also require employees to sign invention assignment agreements with respect to inventions arising from their employment, and strictly control access to our proprietary technology.
Legal Proceedings
From time to time, we are involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any material pending legal proceedings.
Facilities
Our corporate headquarters is located in Bellevue, Washington, where we currently lease approximately 97,000 square feet under lease agreements that expire at various times from 2019 through 2024. We also lease facilities in Boston, Massachusetts, and in Edinburgh, Scotland.
We believe that our facilities are suitable to meet our current needs. We intend to expand our facilities or add new facilities as we add employees and enter new geographic markets, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of April 12, 2018.

Name	Age	Position(s)
Executive Officers:
Mark P. Mader	47	President, Chief Executive Officer and Director
Jennifer E. Ceran	54	Chief Financial Officer
Michael Arntz	56	Senior Vice President of Worldwide Field Operations
Andrew Lientz	45	Senior Vice President of Engineering
Gene M. Farrell	51	Senior Vice President of Product
Kara Hamilton	50	Senior Vice President of People Operations
Paul Porrini	56	General Counsel
Non-Employee Directors:
Geoffrey T. Barker(1)	56	Chair of the Board
Brent Frei	51	Director
Elena Gomez(1)	48	Director
Ryan Hinkle(2)	37	Director
Matthew McIlwain(2)	53	Director
James N. White(1)(3)	56	Director
Magdalena Yesil(2)(3)	59	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.
Executive officers
Mark P. Mader has served as our President since 2006 and as our Chief Executive Officer and a member of our board of directors since 2007. From 1995 to 2005, Mr. Mader served in various leadership positions at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader worked as a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College. We believe that Mr. Mader’s experience in the software industry and his perspective and experience as our chief executive officer qualify him to serve on our board of directors.
Jennifer E. Ceran has served as our Chief Financial Officer since September 2016. Before joining us, Ms. Ceran served as the Chief Financial Officer of Quotient Technology, Inc., an online marketing platform, from September 2015 to September 2016. From October 2012 to September 2015, Ms. Ceran served as Vice President of Finance at Box, Inc., a cloud content management platform. From 2003 to 2012, Ms. Ceran served in various leadership roles at eBay Inc., a global commerce and payments platform, including as Vice President of Investor Relations, Vice President of Financial Planning and Analysis, and Vice President and Treasurer. Ms. Ceran holds a B.A. in Communications and French from Vanderbilt University and an M.B.A. in Finance and Accounting from the University of Chicago, Booth School of Business.
Michael Arntz has served as our Senior Vice President of Worldwide Field Operations since October 2016. From January 2015 to October 2016, Mr. Arntz served as Senior Vice President of Sales, America at NetSuite Inc., a business management software company. From September 2013 to November 2014, Mr. Arntz was Executive Vice President of Worldwide Sales at Kenandy, Inc., a provider of cloud enterprise resource planning solutions. From

1994 to September 2013, Mr. Arntz held several leadership roles at Oracle Corporation, a computer technology company, including most recently as Group Vice President, North America Application Sales. Mr. Arntz holds a B.S. in Engineering and Biology from Michigan Technological University.
Andrew Lientz has served as our Senior Vice President of Engineering since November 2015. From October 2012 to November 2015, Mr. Lientz was a General Manager and Partner Group Program Manager at Microsoft Corporation, a multinational technology company. From 2010 to 2012, Mr. Lientz was Vice President of Engineering at EdgeCast, Inc., a content delivery network acquired by Verizon, and from 2007 to 2010, Senior Vice President of Technology at Experian plc, a consumer credit reporting agency. Mr. Lientz holds a B.S. in Engineering from Harvey Mudd College and an M.S. in Electrical Engineering from University of California, Los Angeles.
Gene M. Farrell has served as our Senior Vice President of Product since November 2017, and previously served as our Senior Vice President between June 2017 and November 2017. Before joining us, Mr. Farrell served as Vice President and General Manager of Enterprise Applications at Amazon Web Services, an on demand cloud computing platform and subsidiary of Amazon.com, Inc., from December 2014 to May 2017. From April 2012 to December 2014, Mr. Farrell served as the General Manager of Amazon WorkSpaces and EC2 Windows, a subsidiary of Amazon Web Services. From 2005 to 2012, Mr. Farrell served as Vice President and General Manager of Coca-Cola Freestyle Global Business Unit. Mr. Farrell holds a B.A. in Business from the University of Washington and an M.B.A. from Emory University’s Goizueta Business School.
Kara Hamilton has served as our Senior Vice President of People Operations since January 2018. From September 2016 through December 2017, Ms. Hamilton served as our Vice President of People Operations. From August 2014 to September 2016, she served as our Vice President of Finance and Human Resources. From September 2012 to August 2014, she served as our Director of Finance. In 2012, Ms. Hamilton was the Senior Director of Finance and Corporate Affairs at BlueView Technologies, a provider of acoustic imaging and measurement solutions and acquired by Teledyne RD Instruments, and from 2010 to 2012, she was the Director of Finance at GoAhead Software, a service availability software company acquired by Oracle Corporation. From 2007 to 2009, Ms. Hamilton was the Vice President of Finance for Vigilos, Inc., an enterprise security solutions provider, and held various other positions in finance and operations at Vigilos, Inc. from 2000 to 2006. Ms. Hamilton holds a B.S. in Commerce from Santa Clara University.
Paul Porrini has served as our General Counsel since March 2018. Before joining us, Mr. Porrini served as President and Chief Executive Officer at YuMe, Inc., a video advertising technology platform, from November 2016 to February 2018. From July 2012 to October 2016, Mr. Porrini served in various other executive positions at YuMe, Inc. including as Executive Vice President, General Counsel and Secretary. From February 2008 to June 2012, Mr. Porrini served as Vice President, Deputy General Counsel and Assistant Secretary at Hewlett-Packard Company, a global provider of technology and software products, and from 2001 to 2008 he served in a variety of other legal roles with Hewlett-Packard. From 1999 to 2001, Mr. Porrini served as Senior Vice President, General Counsel and Secretary of Bluestone Software, Inc., a web application server software company that was acquired by Hewlett-Packard. Prior to Bluestone, Mr. Porrini held partner and associate roles at several law firms. Mr. Porrini began his legal career as an Attorney Advisor in the Division of Corporation Finance with the SEC. Mr. Porrini holds a B.S. in Quantitative Business Analysis from the Pennsylvania State University, a J.D. from the Widener University School of Law and an L.L.M. (Taxation) from the Georgetown University Law Center.
Non-employee directors
Geoffrey T. Barker has served as a member of our board of directors since September 2012 and as chair of our board of directors since December 2017. From 2008 to July 2016, Mr. Barker co-founded RPX Corporation, a provider of patent risk management solutions, and served in several positions including as Director, Chief Operating Officer and Co-CEO. Mr. Barker has co-founded several businesses, including Vigilos, Inc., an enterprise security solutions provider, and the Cobalt Group, an online marketing services company. In addition to Smartsheet, Mr. Barker currently serves on the board of directors of a number of private companies. Mr. Barker holds a B.A. in Economics from Tufts University and an M.B.A. from Columbia University. We believe that Mr. Barker’s entrepreneurial, operating, and financial experience qualify him to serve on our board of directors.

Brent Frei is our co-founder and has served as a member of our board of directors since 2005. Mr. Frei also served as our Chief Marketing Officer from 2007 to December 2016. Prior to Smartsheet, Mr. Frei co-founded Onyx Software Corporation, a provider of customer relationship management solutions, where he served as Chief Executive Officer from 1994 to 2004. Mr. Frei holds a B.A./B.E. in Engineering Sciences from Dartmouth College. We believe that Mr. Frei’s perspective as our co-founder and experience serving as a senior executive at large software companies qualify him to serve on our board of directors.
Elena Gomez has served as a member of our board of directors since October 2017. Since May 2016, Ms. Gomez has served as the Chief Financial Officer of Zendesk Inc., a global customer service software company. From 2010 to April 2016, Ms. Gomez served in senior finance roles at salesforce.com, inc., a provider of customer relationship management services, including Senior Vice President of Finance and Strategy and Senior Vice President of Go-to-Market Distribution. Prior to that, Ms. Gomez held a variety of senior leadership roles at Visa and Charles Schwab between 1998 and 2009. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business, University of California, Berkeley. We believe that Ms. Gomez’s senior finance executive experience at technology and finance companies qualifies her to serve on our board of directors.
Ryan Hinkle has served as a member of our board of directors since December 2012. Mr. Hinkle is a Managing Director at Insight Ventures Management, LLC, a venture capital and private equity firm, where he has worked since 2003. Mr. Hinkle currently serves on the board of directors of a number of private companies. Mr. Hinkle holds a B.S. in Finance and a B.S.E. in Electrical Engineering from the University of Pennsylvania. We believe that Mr. Hinkle’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.
Matthew McIlwain has served as a member of our board of directors since 2007. Since 2002, Mr. McIlwain has served as a Managing Director at Madrona Venture Group, a venture capital firm. Previously, Mr. McIlwain held positions at Genuine Parts Company, McKinsey & Company, and Credit Suisse First Boston. Since 2007, Mr. McIlwain has served as a director for Apptio, Inc., a provider of technology business management solutions, and previously served on the board of Isilon Systems, a computer hardware and software company, prior to its acquisition by EMC Corporation in 2010. Mr. McIlwain also serves on the board of directors for a number of private companies. Mr. McIlwain holds a B.A. in Government and Economics from Dartmouth College, an M.P.P. in Public Policy from Harvard University’s Kennedy School of Government, and an M.B.A. from Harvard Business School. We believe that Mr. McIlwain’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.
James N. White has served as a member of our board of directors since May 2014. Since 2000, Mr. White has served as a Managing Director at Sutter Hill Ventures, a venture capital firm. Mr. White previously held senior executive positions at Macromedia, Inc., a software developer, Silicon Graphics, Inc., a provider of graphical computing workstations, and Hewlett-Packard Company. Mr. White previously served on the board of directors of Shutterfly, Inc., an online provider of personalized products and services, from 2005 to June 2015. In addition to Smartsheet, Mr. White currently serves on the board of directors of a number of private companies. Mr. White holds a B.S. in Industrial Engineering from Northwestern University and an M.B.A. from Harvard Business School. We believe that Mr. White’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.
Magdalena Yesil has served as a member of our board of directors since July 2017. Since 2010, Ms. Yesil has been a member of Broadway Angels, an angel investment group. From 1998 to 2006, Ms. Yesil was a partner at the venture capital firm U.S. Venture Partners. Previously, Ms. Yesil was the founding board member of salesforce, inc., a customer relationship management company, and served on its board for six years. Since May 2017, Ms. Yesil has served as a director of both RPX Corporation and Zuora, Inc. and a number of private companies. She has been the founder of four technology companies where she has served in various executive roles. Ms. Yesil holds a B.S. in Industrial Engineering and Management Science and an M.S. in Electrical Engineering from Stanford University. We believe that Ms. Yesil’s experience as an entrepreneur, investor, and executive in the technology industry qualifies her to serve on our board of directors.

Election of Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Codes of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees and officers, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our board of directors also adopted a code of business conduct and ethics that applies to our directors. The full text of our codes of business conduct and ethics will be posted on the investor relations section of our website at www.smartsheet.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.
Board of Directors Composition
Our current articles of incorporation authorizes, and our board of directors currently consists of, eight directors. Our current articles of incorporation and amended and restated voting agreement among certain of our shareholders provide for (1) one director to be designated by holders of our Series A convertible preferred stock, who is currently Mr. Frei; (2) one director to be designated by holders of our Series B convertible preferred stock, who is currently Mr. McIlwain; (3) one director to be designated by holders of our Series D convertible preferred stock, who is currently Mr. Hinkle; (4) one director to be designated by holders of our Series E convertible preferred stock, who is currently Mr. White; (5) one director to be our current Chief Executive Officer, who is currently Mr. Mader; and (6) three remaining directors to be designated by the other members of our board of directors, who are currently Mr. Barker and Mses. Gomez and Yesil.
The provisions of our current articles of incorporation and our amended and restated voting agreement by which our directors were elected will terminate in connection with this offering and there will be no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Classified Board of Directors
Upon completion of this offering, our board of directors will be divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Mark P. Mader, Elena Gomez and Magdalena Yesil, and their terms will expire at the first annual meeting of shareholders to be held after completion of this offering;

•
the Class II directors will be Matthew McIlwain, Geoffrey T. Barker and James N. White, and their terms will expire at the second annual meeting of shareholders to be held after completion of this offering; and

•	the Class III directors will be Brent Frei and Ryan Hinkle, and their terms will expire at the third annual meeting of shareholders to be held after completion of this offering.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our amended and restated articles of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering, will authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Provisions—Amended and Restated Articles of Incorporation and Amended and Restated Bylaws Provisions.”
Director Independence
In connection with this offering, we have been approved to list our Class A common stock on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our non-employee directors other than Mr. Frei are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described under the section titled “Certain Relationships and Related-Party Transactions.”
Committees of the Board of Directors
Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee will operate under a charter approved by our board of directors. Following this offering, copies of each committee’s charter will be posted on the investor relations section of our website at www.smartsheet.com.
Audit Committee
Our audit committee is comprised of Ms. Gomez and Messrs. Barker and White. Ms. Gomez is the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Ms. Gomez is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal control and internal audit function;

•	reviewing related-party transactions and proposed waivers; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee is comprised of Ms. Yesil and Messrs. Hinkle and McIlwain. Mr. McIlwain is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Ms. Yesil and Mr. White. Mr. White is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended January 31, 2018.
Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended January 31, 2018. Other than as set forth in the table, in the year ended January 31, 2018, we did not make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors. Mr. Mader, our Chief Executive Officer, received no compensation for his service as a director in the year ended January 31, 2018.

Name	Option Awards(1)	Total
Geoffrey T. Barker(2)	$—	$—
Brent Frei(3)	—	—
Elena Gomez(4)	301,025	301,025
Ryan Hinkle	—	—
Matthew McIlwain	—	—
James N. White	—	—
Magdalena Yesil(5)	301,720	301,720

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our directors during the year ended January 31, 2018 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 12 to our consolidated financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options.

(2)	As of January 31, 2018, Mr. Barker held options for the purchase of 225,000 shares of our Class B common stock, all of which were vested as of such date.

(3)	As of January 31, 2018, Mr. Frei held options for the purchase of 25,000 shares of our Class B common stock, all of which were unvested as of such date.

(4)	As of January 31, 2018, Ms. Gomez held options for the purchase of 130,000 shares of our Class B common stock, 10,833 shares of which were vested as of such date.

(5)	As of January 31, 2018, Ms. Yesil held options for the purchase of 130,000 shares of our Class B common stock, 21,666 of which were vested as of such date.

Non-Employee Director Cash Compensation
Upon completion of this offering, each non-employee director will be entitled to receive an annual cash retainer of $30,000 for service on the board of directors and additional annual cash compensation for committee membership as follows:

•	audit committee chair: $20,000;

•	audit committee member: $8,000;

•	compensation committee chair: $10,000;

•	compensation committee member: $5,000;

•	nominating and governance committee chair: $7,500; and

•	nominating and governance committee member: $3,500.
In addition, the lead independent director of the board will be entitled to receive an additional annual cash retainer of $15,000.

Non-Employee Director Equity Grants
Initial public offering RSU grant
In connection with this offering, each non-employee director on our board of directors at the closing of this offering will be granted restricted stock units, or the IPO RSUs, under our 2018 Equity Incentive Plan, having an aggregate value of $150,000 based on the initial public offering price. The IPO RSUs shall fully vest on the earlier of (1) the date of the next annual meeting of our shareholders following this offering, and (2) the date that is one year following the grant date, in each case so long as the non-employee director continues to provide services to us through such date. In addition, the IPO RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan).
Initial appointment RSU grant
Each new non-employee director appointed to our board of directors following this offering will be granted restricted stock units, or the Initial Appointment RSUs, on the date of his or her appointment to our board of directors, under our 2018 Equity Incentive Plan, having an aggregate value of $250,000 based on the average daily closing price of the Class A common stock on the New York Stock Exchange in the 10 trading days ending on the day preceding the date of grant. The Initial Appointment RSUs will vest as to one-third of the Initial Appointment RSUs on each of the first three anniversaries following the date of grant so long as the non-employee director continues to provide services to us through such date. In addition, the Initial Appointment RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan).
If an individual is first elected as a non-employee director at an annual meeting of shareholders, he or she will be granted an annual RSU grant, as described below, in lieu of the Initial Appointment RSUs.
Annual RSU grant
On the date of each annual meeting of shareholders following the completion of this offering, commencing with our 2019 annual meeting of shareholders, each non-employee director who is serving on our board of directors, and will continue to serve on our board of directors following the date of such annual meeting, will automatically be granted restricted stock units, or Annual RSUs, under our 2018 Equity Incentive Plan, having an aggregate value of $150,000 based on the average daily closing price of the Class A common stock on the New York Stock Exchange for the 10 trading days ending on the day preceding the date of grant. The Annual RSUs will fully vest on the earlier of (1) the date of the following year’s annual meeting of shareholders and (2) the date that is one year following the date of grant. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan).

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure set forth information about the compensation provided to our executive officers during the fiscal year ended January 31, 2018. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers on January 31, 2018, were:

•	Mark P. Mader, President, Chief Executive Officer and Director;

•	Gene M. Farrell, Senior Vice President of Product; and

•	Kara Hamilton, Senior Vice President of People Operations.
We refer to these individuals as our “named executive officers.”
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Total
Mark P. Mader	2018	$325,000	$1,419,923	$153,200	$1,898,123
President and Chief Executive Officer	2017	263,818	—	75,945	339,763
Gene M. Farrell	2018	216,667(3)	2,382,577	90,625	2,689,869
Senior Vice President of Product
Kara Hamilton	2018	230,000	642,878	54,000	926,878
Senior Vice President of People Operations

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our named executive officers during the year ended January 31, 2018 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 12 to our consolidated financial statements included in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

(2)	For additional information regarding non-equity incentive plan compensation, see the section titled “—Non-Equity Incentive Plan Compensation.”

(3)	Mr. Farrell was hired in June 2017 with an annual salary of $325,000.
Non-Equity Incentive Plan Compensation
For the year ended January 31, 2018, each of our named executive officers was eligible to receive a cash bonus based on our achievement of certain performance metrics established by the compensation committee of our board of directors, including certain booking targets and our cash burn rate. The compensation committee established target and maximum levels of performance for each metric and following the year ended January 31, 2018, reviewed the level of achievement of each performance goal against the pre-established targets, and approved the payment of the bonuses set forth in the Summary Compensation Table above.
Equity Awards
From time to time, we grant equity awards in the form of stock options to our named executive officers, which are generally subject to vesting based on each of our named executive officer’s continued service with us. Each of our named executive officers currently holds outstanding stock options to purchase shares of our Class B common stock that were granted under our 2005 Stock Option/Restricted Stock Plan, or the 2005 Plan, and our 2015 Equity Incentive Plan, as amended, or the 2015 Plan, as set forth in the “—Outstanding Equity Awards at Year-End Table” below.
Offer Letters
Each of our named executive officers has entered into an offer letter that provides for at-will employment and generally includes the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment in connection with a change in control of us are described below in “—Potential Payments upon Termination or Change in Control.”
Mark P. Mader
We entered into an offer letter with Mr. Mader, our President and Chief Executive Officer, on January 11, 2006. Pursuant to the offer letter, Mr. Mader’s initial base salary was established at $112,500 per year. On January 17, 2006, in accordance with the terms of his offer letter, Mr. Mader purchased (1) 1,250,000 shares of our common stock at a purchase price of $0.016 per share, which was equal to the fair market value of our common stock on the date it was sold as determined by our board of directors and (2) 500,000 shares of our Series A-1 Preferred Stock at a purchase price of $0.16 per share.
Gene M. Farrell
We entered into an offer letter with Mr. Farrell, our Senior Vice President of Product, on May 1, 2017. Pursuant to the offer letter, Mr. Farrell’s initial base salary was established at $325,000 per year. In addition, Mr. Farrell was eligible to receive an annual cash bonus of up to $100,000 based on the achievement of mutually agreed-upon objectives. On August 8, 2017, in accordance with the terms of his offer letter, Mr. Farrell was granted a stock option to purchase 1,000,000 shares of our common stock at an exercise price of $5.28 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors.
Kara Hamilton
We entered into an offer letter with Ms. Hamilton, our Senior Vice President of People Operations, on August 9, 2012. Pursuant to the offer letter, Ms. Hamilton’s initial base salary was established at $130,000 per year. On February 20, 2013, in accordance with the terms of her offer letter, Ms. Hamilton was granted a stock option to purchase 100,000 shares of our common stock at an exercise price of $0.712 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors.
Potential Payments upon Termination or Change in Control
We have entered into change in control severance agreements, or Change in Control Agreements, with each of our named executive officers. These agreements provide for each of these named executive officers to receive the benefits described below upon either a termination by us of the named executive officer’s employment without “cause” or a voluntarily resignation by the named executive officer from his or her employment for “good reason” (each, as defined in the Change in Control Agreement) during the period three months before a “change in control” (as defined in the Change in Control Agreement) and ending 12 months after a change in control of our company. We refer to either of these terminations as a “qualifying termination.” These benefits are contingent upon the consummation of the change in control of our company. These benefits are also contingent upon the named executive officer executing a customary release of claims.
If a change in control occurs and our successor or acquirer refuses to assume, convert, replace or substitute the then-outstanding and unvested equity awards held by these named executive officers, then those awards will accelerate in full, except that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, set forth in the applicable award agreement.

In the event of qualifying termination that occurs during the period from three months before a change in control to 12 months after a change in control, each of these named executive officers are entitled to: (1) a lump-sum payment equal to six months of base salary or, in the case of Mr. Mader, 12 months of base salary, (2) a lump-sum payment equal to the named executive officer’s annual bonus for the then-current fiscal year, based on 100% of target performance and prorated for the portion of the applicable bonus year actually worked by such executive prior to such termination, and (3) acceleration of 100% of the time-based vesting of each then-outstanding and unvested equity award, provided, that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, set forth in the applicable award agreement.
The Change in Control Agreements with each of the named executive officers will be in effect for three years, unless renewed, or earlier terminated, subject to certain limitations. The benefits under the Change in Control Agreements will supersede all other agreements and understandings between us and each of the named executive officers with respect to severance and vesting acceleration, if any.
Outstanding Equity Awards at Year-End Table
The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of January 31, 2018.

	Option Awards
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Name
Mark P. Mader	1/1/2014(1)	51,654	—	$0.980	2/21/2024
	1/1/2015(1)	47,916	25,000(3)(6)	1.380	2/18/2025
	2/1/2017(2)	—	800,000(4)(6)	3.730	3/16/2027
Gene M. Farrell	6/1/2017(2)	—	1,000,000(5)(6)	5.280	8/8/2027
Kara Hamilton	9/1/2012(1)	69,928	—	0.712	2/20/2023
	1/1/2014(1)	15,000	—	0.980	2/21/2024
	1/1/2015(1)	7,500	2,500(3)(6)	1.380	2/18/2025
	2/1/2016(2)	4,072	4,428(3)(6)	2.460	3/30/2026
	2/1/2017(2)	—	65,000(5)(6)	3.730	3/16/2027
	1/1/2018(2)	—	125,000(5)(6)	7.400	1/29/2028

(1)	These outstanding equity awards were granted under our 2005 Plan.

(2)	These outstanding equity awards were granted under our 2015 Plan.

(3)
Vests with respect to 25% of the shares underlying the option on the one-year anniversary of the vesting commencement date and the remaining 75% of the shares underlying the option vest in equal monthly installments over three years.

(4)
Vests with respect to 25% of the shares underlying the option on the one-year anniversary of the vesting commencement date and the remaining 75% of the shares underlying the option vest in equal monthly installments over three years.

(5)
Vests with respect to 20% of the shares underlying the option on the one-year anniversary of the vesting commencement date, and the remaining 80% of the shares vest (a) 2.0833% monthly during the second and fourth years of vesting and (b) 2.5% monthly during the third year of vesting.

(6)
Subject to acceleration in the event of a qualifying termination or change of control of our company under each named executive officer’s Change in Control Agreement, as discussed in “—Potential Payments upon Termination or Change in Control” above.

Employee Benefit Plans
2005 Plan
Our 2005 Plan was adopted by our board of directors on July 9, 2005, approved by our shareholders on July 11, 2005, and was last amended and restated on April 16, 2014. As of the effective date of our 2015 Plan, described below, we ceased issuing awards under our 2005 Plan. However, any outstanding options granted under the 2005 Plan will remain outstanding, subject to the terms of our 2005 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms. As of January 31, 2018, options to purchase 9,280,807 shares had been exercised, options to purchase 3,779,990 shares remained outstanding, and no shares remained available for grant. The options outstanding as of January 31, 2018 had a weighted-average exercise price of $0.82 per share. The material terms of the 2005 Plan are summarized below.
Administration
Our 2005 Plan is administered by our board of directors or a committee thereof.
Eligibility
The 2005 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, to our employees and employees of any parent or subsidiary of ours and for the grant of nonstatutory stock options, as well as for the issuance of shares of restricted stock to, our employees, directors, and consultants, and employees and consultants of any parent, subsidiary, or affiliate of ours. We have only granted stock options under our 2005 Plan.
Options
The exercise price of each nonstatutory stock option must be at least equal 85% of the fair market value of our Class B common stock on the date of grant (to the extent required by applicable law). The exercise price of each incentive stock option must be at least equal to the fair market value of our Class B common stock on the date of grant. The exercise price of stock options, whether nonstatutory or incentive stock options, granted to 10% shareholders must be at least equal to 110% of the fair market value of our Class B common stock on the date of grant. The maximum permitted term of incentive stock options (and to the extent required by applicable laws, nonstatutory stock options) granted under our 2005 Plan is 10 years, except that the maximum permitted term of incentive stock options granted to 10% shareholders is five years. After the termination of a participant’s service, he or she may exercise the vested portion of his or her option for the period of time in his or her stock option agreement. However, in no event may an option be exercised later than the expiration of its term.
Limited transferability
Options granted under our 2005 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by the administrator. Unless otherwise permitted by the administrator, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.
Change in control
In the event we are party to a merger, reorganization, or other corporate transaction, our 2005 Plan provides that awards shall be subject to the agreement providing for such merger, reorganization, or corporate transaction, which need not provide for uniform treatment of awards, or portions thereof, and which may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parents, for their continuation by us (if we are the surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the participant. Except as determined by the administrator in the applicable stock option agreement or restricted stock agreement, if the agreement providing for the merger, reorganization, or corporate transaction provides for the assumption or continuation of awards, then no acceleration of vesting shall occur. If any surviving or acquiring corporation fails to assume or continue such stock awards, stock awards held by participants whose continuous service has not terminated will accelerate vesting in full prior to the corporate transaction.
Adjustments
In the event of a subdivision, reclassification, combination, or consolidation of the outstanding shares of our Class B common stock, a declaration of a dividend payable in shares of our Class B common stock or any other dividend that has a material effect on the price of our Class B common stock, or a recapitalization, reorganization, merger, liquidation, spin-off, split-up, distribution, stock split or reverse stock split, exchange of shares, repurchase of shares, change in corporate structure, or other similar occurrence, the administrator will make appropriate adjustments to (1) the number and class of shares covered by each outstanding award and (2) the exercise price of each outstanding option.
2015 Equity Incentive Plan
We currently maintain the 2015 Plan. Our 2015 Plan was adopted by our board of directors on June 17, 2015 and was approved by our shareholders on October 7, 2015. Our 2015 Plan has been amended from time to time. We will not grant any additional awards under the 2015 Plan following the completion of this offering. Instead, we will grant equity awards under our 2018 Equity Incentive Plan, described below. However, any outstanding awards granted under the 2015 Plan will remain outstanding, subject to the terms of the 2015 Plan and applicable award agreements, until they are exercised or settled or until they terminate or expire by their terms. The material terms of the 2015 Plan are summarized below.
Share reserve
As of January 31, 2018, we had 10,826,561 shares of our Class B common stock reserved for issuance pursuant to grants under our 2015 Plan, which number includes the number of shares that were: (1) previously reserved for issuance under our 2005 Plan but not issued or subject to outstanding grants under the 2005 Plan on the date the 2015 Plan was adopted by our board of directors; (2) subject to issuance under our 2005 Plan that cease to be subject to an award for any reason other than exercise of an option after the date the 2015 Plan was adopted by our board of directors; and (3) issued under our 2005 Plan that are repurchased by us or which are forfeited or used to pay withholding obligations or pay the exercise price of an option. As of January 31, 2018, options to purchase 324,934 of these shares had been exercised, options to purchase 9,575,449 of these shares remained outstanding, a stock award for 500,000 of these shares had been granted and purchased, 130,000 of these shares were issuable upon the settlement of restricted stock units, or RSUs, and 296,178 of these shares remained available for grant. The options outstanding as of January 31, 2018 had a weighted-average exercise price of $3.73 per share.
Administration
Our 2015 Plan is administered by our board of directors or a committee thereof.
Eligibility
Pursuant to the 2015 Plan, we may grant incentive stock options only to our employees and employees of any parent or subsidiary of ours (in each case including officers and directors who are also employees). We may grant non-statutory stock options, as well as shares of restricted stock, RSUs, and stock appreciation rights to our employees (including officers and directors who are also employees), non-employee directors and consultants and, employees (including officers and directors who are also employees) and consultants of any parent or subsidiary of ours. As of January 31, 2018, we have only granted stock options, restricted stock, and RSUs under our 2015 Plan.
Options
The exercise price of each stock option must be at least equal to the fair market value of our Class B common stock on the date of grant unless expressly determined in writing by the administrator on the date of grant. However, the exercise price of any incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock must be at least equal to 110% of the fair market value of our Class B common stock on the date of grant. The maximum permitted term of options granted under our 2015 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.
After the termination of a participant’s service, he or she may exercise the vested portion of his or her option for the period of time stated in his or her stock option agreement. If the stock option agreement does not specify such a period, the option (1) will immediately be forfeited if the participant’s service is terminated for cause, (2) will remain exercisable for 12 months after termination of the participant’s service if the participant’s service terminates due to death or disability or the participant dies within three months after any termination of participant’s service for any reason other than cause, or (3) will remain exercisable for three months after termination of the participant’s service for any other reason. However, in no event may an option be exercised later than the expiration of its term.
Restricted stock awards
A restricted stock award under the 2015 Plan is an offer by us to sell shares of our Class B common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of a restricted stock award will be determined by the administrator. Holders of unvested shares acquired pursuant to a restricted stock award, unlike holders of options, will have the right to vote and any dividends or stock distributions paid pursuant to such unvested shares will be accrued and paid when the restrictions on such shares lapse.
Restricted stock units
Restricted stock units, or RSUs, represent the right to receive shares of our Class B common stock at a specified date in the future, subject to forfeiture of that right due to termination of employment or failure to achieve other conditions. Generally, the vesting of our RSUs occurs upon satisfaction of both a liquidity-event vesting condition and a time-based vesting schedule on or before the expiration date of such RSUs. RSUs will be forfeited in case of a termination of employment or service before the satisfaction of both the liquidity-event vesting condition and the time-based vesting schedule or, otherwise, generally in case of non-satisfaction of either the liquidity-event vesting condition or the time-based vesting schedule. Following the satisfaction of the liquidity-event vesting condition, RSUs that remain unvested as of the date of such liquidity event due to the RSUs’ time-based vesting schedule will continue to vest after the liquidity-event vesting condition for so long as the holder remains in continuous service status through each such time-based vesting date.
Limited transferability
Unless otherwise determined by the administrator, awards granted under our 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, except that nonstatutory stock options may be transferred to certain trusts or by gift to certain family members. Unless otherwise permitted by the administrator, awards may be exercised during the lifetime of the participant only by the participant or the participant’s guardian or legal representative.
Change in control
In the event of an acquisition or other combination (as defined in the 2015 Plan) any or all outstanding awards may be assumed or replaced by the successor corporation, which assumption or replacement will be binding on all plan participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to plan participants as was provided to shareholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares held by the plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the plan participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, pursuant to an acquisition or other combination, then notwithstanding any other provision in the 2015 Plan to the contrary, such awards will have their vesting accelerate as to all shares subject to such award (and any applicable right of repurchase fully lapse) immediately prior to the acquisition or other combination. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, pursuant to an acquisition or other combination, the plan participants will be notified in writing or electronically that such award will be exercisable for a period of time determined by the board of directors or compensation committee in its sole discretion, and such award will terminate upon the expiration of such period. Awards need not be treated similarly in an acquisition or other combination.

Adjustments
In the event that the number of outstanding shares of our Class B common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or other change in our capital structure affecting shares of Class B common stock issued under our 2015 Plan without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under our 2015 Plan, (1) the number of shares of Class B common stock reserved for issuance under our 2015 Plan, (2) the exercise prices of and number of shares subject to outstanding options and stock appreciation rights, and (3) the purchase prices of or number of shares subject to other outstanding awards will (to the extent appropriate) be proportionally adjusted, subject to any required action by our board of directors or shareholders and compliance with applicable securities laws.
Dissolution or liquidation
Our 2015 Plan provides that our board of directors may at any time terminate any and all outstanding options or stock appreciation rights upon our dissolution or liquidation.
Termination
We expect to terminate the 2015 Plan and will cease issuing awards thereunder upon the effective date of our 2018 Equity Incentive Plan (described below), which is the date immediately prior to the date of the effectiveness of the registration statement of which prospectus this forms a part. Any outstanding options, restricted stock and RSUs granted under the 2015 Plan will remain outstanding, subject to the terms of our 2015 Plan and stock option agreements, restricted stock agreements and RSUs agreements, until such awards are exercised, as applicable, or until they terminate or expire by their terms.
2018 Equity Incentive Plan
We intend to adopt a 2018 Equity Incentive Plan, or the 2018 Plan, that will become effective on the date immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part and will serve as the successor to our 2015 Plan. Our 2018 Plan authorizes the award of stock options, restricted stock awards, or RSAs, stock appreciation rights, or SARs, RSUs, performance awards, and stock bonus awards. We intend to initially reserve 6,700,000 shares of our Class A common stock, plus an additional number of shares of Class A common stock equal to any shares reserved but not issued or subject to outstanding grants under the 2015 Plan on the effective date of the 2018 Plan, for issuance pursuant to awards granted under our 2018 Plan. The number of shares reserved for issuance under our 2018 Plan will increase automatically on February 1 of each of the first 10 calendar years after the effective date by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our Class A and Class B common stock as of the immediately preceding January 31, or such lesser number as may be determined by our board of directors.
In addition, the following shares will again be available for issuance pursuant to awards granted under our 2018 Plan:

•	shares subject to options or SARs granted under our 2018 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

•	shares subject to awards granted under our 2018 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2018 Plan that otherwise terminate without such shares being issued;

•	shares subject to awards granted under our 2018 Plan that are surrendered, canceled, or exchanged for cash or a different award (or a combination thereof);

•
shares subject to awards granted under our 2005 Plan and our 2015 Plan prior to the termination of the 2005 Plan and 2015 Plan, respectively, that cease to be subject to such awards by forfeiture or otherwise after the termination of the 2005 Plan and 2015 Plan, respectively;

•
shares issued under our 2005 Plan and our 2015 Plan before or after the termination of the 2005 Plan and 2015 Plan, respectively, pursuant to the exercise of stock options that are forfeited after the termination of the 2005 Plan and 2015 Plan, respectively;

•	shares issued under our 2005 Plan and our 2015 Plan that are repurchased by us at the original issue price; and

•
shares subject to awards under our 2005 Plan, our 2015 Plan or our 2018 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

•
shares of our Class B common stock that were either reserved, but not issued under the 2015 Plan as of the date of this prospectus, or issued under the 2005 Plan or 2015 Plan and later become available for grant under our 2018 Plan, either as set forth above, shall be issued under the 2018 Plan only as shares of Class A common stock.

Administration
Our 2018 Plan is expected to be administered by our compensation committee or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2018 Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2018 Plan, determine the terms of such awards, and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2018 Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.
Eligibility
Our 2018 Plan will provide for the grant of awards to our employees, directors, consultants, independent contractors, and advisors. No non-employee director may receive awards under the 2018 Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in value (as described in the 2018 Plan) in any calendar year, increased to $1,000,000 in value (as described in the 2018 Plan) in the calendar year of his or her initial services as a non-employee director.
Options
The 2018 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our Class A common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2018 Plan must be at least equal to the fair market value of our Class A common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our Class A common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 60,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the 2018 Plan.
Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2018 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted stock awards
A RSA is an offer by us to sell shares of our Class A common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of a RSA will be determined by the compensation committee. Holders of unvested shares acquired through RSAs, unlike holders of options, will have the right to vote and any dividends or stock distributions paid pursuant to such unvested shares will be accrued and paid when the restrictions on such shares lapse. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
Stock appreciation rights
A SAR provides for a payment, in cash or shares of our Class A common stock (up to a specified maximum of shares, if determined by our compensation committee), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than 10 years from the date of grant.
Restricted stock units
RSUs represent the right to receive shares of our Class A common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs will be made as soon as practicable on a date determined at the time of grant, and may be settled in cash, shares of our Class A common stock or a combination of both. No RSU may have a term that is longer than 10 years from the date of grant.
Performance awards
Performance awards granted to pursuant to the 2018 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our Class A common stock, that may be settled in cash, property, or by issuance of those shares subject to the satisfaction of achievement of specified performance conditions.
Stock bonus awards
A stock bonus award provides for payment in the form of cash, shares of our Class A common stock, or a combination thereof, based on the fair market value of shares subject to such award as determined by our compensation committee. The awards may be granted as consideration for services already rendered, or at the discretion of the compensation committee, may be subject to vesting restrictions based on continued service or performance conditions.
Change in control
In the event of a change in control any or all outstanding awards may be assumed or replaced by the successor corporation, which assumption or replacement will be binding on all plan participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to plan participants as was provided to shareholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares held by the plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the plan participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, pursuant to a change in control, then notwithstanding any other provision in the 2018 Plan to the contrary, such awards will have their vesting accelerate as to all shares subject to such award (and any applicable right of repurchase fully lapse) immediately prior to the change in control. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, pursuant to a change in control, the plan participants will be notified in writing or electronically that such award will be exercisable for a period of time determined by the board of directors or compensation committee in its sole discretion, and such award will terminate upon the expiration of such period. Awards need not be treated similarly in a change in control.
Pursuant to the terms of the 2018 Plan, the vesting of all awards granted to non-employee directors will accelerate and such awards shall become exercisable (as applicable) in full prior to the consummation of such transaction.
Adjustment
In the event of a change in the number of outstanding shares of our Class A common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments will be made to the number of shares reserved for issuance under our 2018 Plan; the exercise prices, number, and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options or individual participant grants.
Clawback; transferability
All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law during the term of service of the award holder, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2018 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination
Our board of directors may amend our 2018 Plan at any time, subject to shareholder approval as may be required. Our 2018 Plan will terminate 10 years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2018 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws.
2018 Employee Stock Purchase Plan
We intend to adopt a 2018 Employee Stock Purchase Plan, or ESPP, that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part in order to enable eligible employees to purchase shares of our Class A common stock with accumulated payroll deductions. Our ESPP is intended to qualify under Section 423 of the Code.
Shares available
We intend to initially reserve 2,040,000 shares of our Class A common stock for sale under our ESPP. The aggregate number of shares reserved for sale under our ESPP will increase automatically on February 1 of each of the first 10 calendar years after the first offering date under the ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 (rounded to the nearest whole share) or such lesser number of shares as may be determined by our board of directors in any particular year. The aggregate number of shares issued over the term of our ESPP, subject to stock-splits, recapitalizations or similar events, may not exceed 20,400,000 shares of our Class A common stock.
Administration
Our compensation committee is expected to administer our ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation the ESPP, designate separate offerings under the plan, and construe, interpret, and apply the terms of the plan.

Eligibility
Employees eligible to participate in any offering pursuant to the ESPP generally include any employee that is employed by us or certain of our designated subsidiaries at the beginning of the offering period. However, employees who are customarily employed for 20 hours or less per week or for five months or less in a calendar year are not eligible to participate in the ESPP. In addition, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time.
Offerings
Under our ESPP, eligible employees will be offered the option to purchase shares of our Class A common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. The compensation committee will determine the duration and commencement date of each offering and purchase period, provided that generally no offering period may be longer than 27 months.
The first offering period and purchase period under our ESPP will begin and end upon a date to be approved by our board of directors or our compensation committee. Each subsequent offering period will be for six months and will consist of one six‑month purchase period, unless otherwise determined by our board of directors or our compensation committee
Participation
Participating employees will be able to purchase the offered shares of our Class A common stock by accumulating funds through payroll deductions. Participants may select a rate of payroll deduction between 1% and 15% of their compensation. However, a participant may not purchase more than 2,500 shares during any one purchase period, and may not subscribe for more than $25,000 in fair market value of shares of our Class A common stock (determined as of the date the offering period commences) in any calendar year in which the offering is in effect. Our compensation committee, in its discretion, may set a different maximum amount of shares which may be purchased by any one participant in a subsequent periods.
The purchase price for shares of our Class A common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our Class A common stock on (1) the first trading day of the applicable offering period or (2) the last trading day of each purchase period in the applicable offering period.
Once an employee becomes a participant in an offering period, the participant will be automatically enrolled in each subsequent offering period at the same contribution level. A participant may reduce his or her contribution in accordance with procedures set forth by the compensation committee and may withdraw from participation in the ESPP at any time prior the end of an offering period, or such other time as may be specified by the compensation committee. Upon withdrawal, the accumulated payroll deductions will be returned to the participant without interest.
Adjustments upon recapitalization or change in control
If the number of outstanding shares of our Class A common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then our compensation committee will proportionately adjust the number and class of Class A common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase as well as the maximum number of shares which may be purchased by participants.
If we experience a change in control transaction, each outstanding right to purchase shares under our ESPP may be assumed or substituted by an equivalent option to purchase shares of the successor corporation. In the event that the successor corporation refuses to assume or substitute the outstanding purchase rights, any offering period that commenced prior to the closing of the proposed change in control transaction will be shortened such that the new purchase date will occur prior to the closing of the proposed change in control transaction and our ESPP will then terminate on the closing of the proposed change in control.
Transferability
A participant may not assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP other than by will or the laws of descent or distribution.
Amendment; termination
The compensation committee may amend, suspend or terminate the ESPP at any time without shareholder consent, except as required by law. Our ESPP will terminate by its terms on the tenth anniversary of the last day of the first purchase period, unless it is terminated earlier by our board of directors.
401(k) Plan
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the plan on the first day of the calendar month following the employees’ date of hire, subject to certain eligibility requirements. Participants may make pre-tax or post-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her deferrals is 100% vested when contributed. Although the plan provides for a discretionary employer matching contribution, to date we have not made such a contribution on behalf of employees.
Limitations on Liability and Indemnification Matters
Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering contain a provision eliminating the personal liability of our directors for monetary damages to the fullest extent permitted by Washington law. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty, but does not eliminate the personal liability of any director for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA, or (3) any transaction from which the director personally received a benefit in money, property, or services to which the director is not legally entitled.
Section 23B.08.510 of the WBCA authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director or officer and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided, however, that no such indemnity shall be made for or on account of any (1) acts or omissions of a director or officer that involve intentional misconduct or a knowing violation of law, (2) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (3) any transaction from which a director or officer personally received a benefit in money, property, or services to which such director or officer is not legally entitled. Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering require indemnification of our officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law.
In connection with this offering, we intend to enter into amended and restated indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of us regarding which indemnification is sought.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
The indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws and the indemnification agreements entered into or to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
In addition to the executive officer and director compensation as set forth elsewhere in this prospectus, below we describe transactions since January 1, 2015 that we have been or will be a party to, in which the amount involved in such transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
2017 Tender Offer
In June 2017, we entered into a letter agreement with certain holders of our capital stock pursuant to which we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that such holders proposed to commence. In June 2017, these holders commenced a tender offer to purchase shares of our outstanding capital stock at an as-converted to Class B common stock price per share of $8.3035, less transaction costs, pursuant to an offer to purchase to which we were not a party.
Brent Frei, who is a member of our board of directors, and Mark P. Mader, Kara Hamilton, and Andrew Lientz, each of whom is an executive officer, sold shares of our capital stock in the tender offer, which closed in July 2017.
An aggregate of 6,477,843 shares of our capital stock were tendered pursuant to the tender offer, of which certain investment funds affiliated with Insight Venture Management, LLC, or Insight, purchased 5,300,043 shares for a total price of approximately $45.0 million. Certain entities affiliated with Insight are beneficial holders of more than 5% of our outstanding capital stock. In addition, Ryan Hinkle, a member of our board of directors, is a Managing Director of Insight.
Series F Convertible Preferred Stock Financing
In multiple closings in May and November 2017, we sold an aggregate of 6,334,674 shares of our Series F convertible preferred stock at a purchase price of $8.3035 per share, for an aggregate purchase price of approximately $52.6 million. Each share of our Series F convertible preferred stock will convert automatically into one share of our Class B common stock immediately upon the completion of this offering.
The following table summarizes purchases of our Series F convertible preferred stock by related parties:

Name of Related Party	Shares of Series F Convertible Preferred Stock	Total Purchase Price
Affiliates of Insight(1)	3,612,934	$29,999,997
Affiliates of Madrona Venture Fund IV, L.P.(2)	782,802	6,499,996
Sutter Hill Ventures, a California Limited Partnership(3)	312,000	2,590,692
Jennifer E. Ceran(4)	120,431	1,000,000
Michael Arntz(5)	48,172	399,996
The Juan L. Gomez and Elena C. Gomez Declaration of Trust Dated April 2, 2009, Juan L. Gomez and Elena C. Gomez, Trustee(6)	30,107	249,993
Magdalena Yesil, Trustee of the Justin Yeshil Wickett Trust dated December 10, 1990(7)	15,053	124,993
Magdalena Yesil, Trustee of the Troy Kevork Wickett Trust dated December 10, 1990(8)	15,054	125,001
RoseTime Partners, L.P.(9)	14,700	122,061
James N. White and Patricia A. O’Brien, Co-Trustees of The White Revocable Trust U/A/D 4/3/97(10)	12,008	99,708

(1)	Certain entities affiliated with Insight beneficially own more than 5% of our capital stock. Ryan Hinkle, a member of our board of directors, is a Managing Director of Insight.

(2)
Madrona Venture Fund IV, L.P., or Madrona, and its affiliates beneficially own more than 5% of our capital stock. Matthew McIlwain, a member of our board of directors, is a Managing Director of Madrona.

(3)	Sutter Hill Ventures, or Sutter Hill, beneficially own more than 5% of our capital stock. James N. White, a member of our board of directors, is a Managing Director of Sutter Hill.

(4)	Ms. Ceran is our Chief Financial Officer.

(5)	Mr. Arntz is our Senior Vice President of Worldwide Field Operations.

(6)	Elena Gomez, a member of our board of directors, is a Trustee for The Juan L. Gomez and Elena C. Gomez Declaration of Trust Dated April 2, 2009, Juan L. Gomez and Elena C. Gomez, Trustee.

(7)	Magdalena Yesil, a member of our board of directors, is a Trustee for Magdalena Yesil, Trustee of the Justin Yeshil Wickett Trust dated December 10, 1990.

(8)	Ms. Yesil, a member of our board of directors, is a Trustee for Magdalena Yesil, Trustee of the Troy Kevork Wickett Trust dated December 10, 1990.

(9)	James N. White, a member of our board of directors, is a co-trustee of a trust which is the general partner of RoseTime Partners, L.P.

(10)	Mr. White, a member of our board of directors, is a co-trustee of The White Revocable Trust U/A/D 4/3/97.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock are entitled to certain rights with respect to the registration of their shares following this offering. These holders include entities affiliated with Madrona, Insight and Sutter Hill, each of whom are beneficial holders of more than 5% of our outstanding capital stock and with which certain of our directors are affiliated, as well as Geoffrey T. Barker, Brent Frei, Elena Gomez, James N. White, and Magdalena Yesil, each of whom is a member of our board of directors, and Mark P. Mader, Jennifer E. Ceran, and Michael Arntz, each of whom is an executive officer. For more information regarding these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”
Indemnification Agreements
In connection with this offering, we intend to enter into amended and restated indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated articles of incorporation, and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will require us to indemnify our directors to the fullest extent permitted by Washington law. Subject to certain limitations, our amended and restated bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Related-Party Transactions
Our written related-party transactions policy and the charters of our audit committee and nominating and corporate governance committee require that any transaction with a related party that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.
Prior to this offering we had no formal, written policy or procedure for the review and approval of related-party transactions. However, our practice has been to have all related-party transactions reviewed and approved by a majority of the disinterested members of our board of directors, including the transactions described above.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, as adjusted to reflect the sale of Class A common stock offered by us and the selling shareholders in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock to cover over-allotments, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A or Class B common stock; and

•	each selling shareholder.
We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. We have deemed shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
The percentage ownership information shown in the table prior to this offering is based upon no shares of our Class A common stock and 89,930,825 shares of our Class B common stock outstanding as of March 31, 2018, which includes 68,479,732 shares of Class B common stock resulting from the conversion of all outstanding shares of our convertible preferred stock, which will occur upon the completion of this offering, as if this conversion had occurred as of March 31, 2018. The percentage ownership and voting power information shown in the table after this offering assumes the sale of 10,000,000 shares of Class A common stock by us and the sale 1,633,510 shares of Class B common stock by the selling shareholders in this offering (including the shares that are issued upon the net exercise of warrants to purchase shares of our Class B common stock and sold in this offering). Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Smartsheet Inc., 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004 .

	Beneficial Ownership Prior to this Offering		Number of Shares Being Offered	Beneficial Ownership After this Offering		Percent of Total Voting Power After this Offering(1)

Name of Beneficial Owner	Number	Percent		Number	Percent
Directors and Named Executive Officers:
Mark P. Mader(2)	2,029,657	2.3%	—	2,029,657	2.0%	2.3%
Gene M. Farrell	—	—	—	—	—	—
Kara Hamilton(3)	118,354	*	—	118,354	*	*
Geoffrey T. Barker(4)	1,756,580	2.0	—	1,756,580	1.8	2.0
Brent Frei(5)	7,919,560	8.8	500,000	7,419,560	7.4	8.3
Elena Gomez(6)	55,384	*	—	55,384	*	*
Ryan Hinkle(7)	—	—	—	—	—	—
Matthew McIlwain(8)	25,367,517	28.2	—	25,367,517	25.4	28.3
James N. White(9)	5,260,573	5.9	—	5,260,573	5.3	5.9
Magdalena Yesil(10)	107,623	*	—	107,623	*	*
All executive officers and directors as a group (14 persons)(11)	44,071,898	47.9	—	43,571,898	42.7	48.6
Other 5% Shareholders:
Entities affiliated with Insight Ventures(12)	28,731,007	32.0	—	28,731,007	28.7	32.1
Entities affiliated with Madrona Ventures(8)	25,367,517	28.2	—	25,367,517	25.4	28.3
Sutter Hill Ventures, a California Limited Partnership(13)	4,802,017	5.3	—	4,802,017	4.8	5.4
Other Selling Shareholders:
William Eric Browne(14)	1,849,837	2.1	999,317	850,520	*	*
SVB Financial Group(15)	137,270	*	134,193	—	—	—

*	Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and the holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Capital Stock—Common Stock” for additional information about the voting rights of our Class A common stock and Class B common stock.

(2)
Represents (a) 1,419,254 shares of Class B common stock, (b) 126,250 shares of Class B common stock held by each of the (i) T77A Trust dated January 30, 2018, Michael Mader, Trustee and (ii) T49C Trust dated January 30, 2018, Michael Mader, Trustee, trusts for the benefit of Mr. Mader’s children, and (c) 357,903 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(3)	Represents 118,354 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(4)	Represents (a) 1,531,580 shares of Class B common stock and (b) 225,000 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(5)
Represents (a) 7,286,227 shares of Class B common stock, of which 1,755,805 shares are subject to a pledge agreement to secure certain obligations of Mr. Frei, (b) 25,000 shares of Class B common stock held by each of the (i) Samantha Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (ii) Sofia Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (iii) Tessa Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (iv) Thomas Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, and (v) Tucker Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, trusts for the benefit of Mr. Frei’s children, (c) 100,000 shares of Class B common stock held by each of the (i) CC GRAT of 2017, Brent Frei, Trustee, (ii) KF GRAT of 2017, Brent Frei, Trustee, (iii) MF GRAT of 2017, Brent Frei, Trustee, (iv) SD GRAT of 2017, Brent Frei, Trustee, and (v) Frei GRAT of 2017, Brent Frei, Trustee, grantor annuity trusts for the benefit of Mr. Frei, and (d) 8,333 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(6)
Represents (a) 30,107 shares of Class B common stock held by The Juan L. Gomez and Elena C. Gomez Declaration of Trust Dated April 2, 2009, Juan L. Gomez and Elena C. Gomez, Trustees, and (b) 25,277 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(7)
Mr. Hinkle is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight Funds described in note (12) below, but does not hold voting or dispositive power over the shares held of record by the Insight Funds. See note (12) below for more information regarding the Insight Funds.

(8)
Represents (a) 20,221,505 shares of Class B common stock held by Madrona Venture Fund III, L.P., or Madrona Fund III, (b) 807,816 shares of Class B common stock held by Madrona Venture Fund III-A, L.P., or Madrona Fund III-A, (c) 4,230,382 shares of Class B common stock held by Madrona Venture Fund IV, L.P., or Madrona Fund IV, and (d) 107,814 shares of Class B common stock held by Madrona Venture Fund IV-A, L.P., or Madrona Fund IV-A. Matthew McIlwain, a member of our board of directors, Tom Alberg, Paul Goodrich Tim Porter, Scott Jacobson, and Len Jordan are the managing directors of Madrona III General Partner, LLC, or Madrona III LLC, which is the general partner of Madrona Investment Partners III, L.P., or Madrona Partners III, which in turn is the general partner of each of Madrona Fund III and Madrona Fund III-A. In addition, Messrs. Goodrich, Alberg, McIlwain, Porter, Jacobson, and Jordan are the managing directors of Madrona IV General Partner, LLC, or Madrona IV LLC, which is the general partner of Madrona Investment Partners IV, L.P., or Madrona Partners IV, which in turn is the general partner of each of Madrona Fund IV and Madrona Fund IV-A. Messrs. Goodrich, Alberg, McIlwain, Porter, Jacobson, and Jordan may be deemed to have shared voting and dispositive power over the shares held by Madrona Fund III, Madrona Fund III-A, Madrona Fund IV, and Madrona Fund IV-A. The address of Madrona Venture Group is 999 Third Avenue, 34th Floor, Seattle, Washington 98104.

(9)
Represents (a) 330,047 shares of Class B common stock held by The White Revocable Trust U/A/D 4/3/97, or The White Trust, of which James N. White, a member of our board of directors, and his wife are co-trustees, (b) 128,509 shares of Class B common stock held by RoseTime Partners L.P., or RoseTme, the general partner of which is The White Trust and (c) 4,802,017 shares of Class B common stock held by Sutter Hill Ventures, a California Limited Partnership, or Sutter Hill. Mr. White, together with Jeffrey Bird, Tench Coxe, Stefan Dyckerhoff, Samuel Pullara III, and Michael Speiser are managing directors and members of the management committee of Sutter Hill Ventures, L.L.C., which is the general partner of Sutter Hill, and share voting and dispositive power over the shares held by Sutter Hill. The address of Sutter Hill is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.

(10)
Represents (a) 35,755 shares of Class B common stock held by Magdalena Yesil, Trustee of the Justin Yeshil Wickett Trust dated December 10, 1990, (b) 35,757 shares of Class B common stock held by Magdalena Yesil, Trustee of the Troy Kevork Wickett Trust dated December 10, 1990, and (c) 36,111 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(11)	Represents (a) 42,068,387 shares of Class B common stock and (b) 2,003,511 shares underlying options to purchase Class B common stock that are exercisable within 60 days of March 31, 2018.

(12)
Represents (a) 13,906,902 shares of Class B common stock held by Insight Venture Partners VII, L.P. (“IVP VII”), (b) 6,122,102 shares of Class B common stock held by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), (c) 321,875 shares of Class B common stock held by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII”), (d) 879,649 shares of Class B common stock held by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII” and together with IVP VII, IVP Cayman VII, and IVP Co-Investors VII, the “IVP VII Funds”), and (e) 7,500,479 shares of Class B common stock held by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “Insight Funds”). Insight Venture Associates VII, Ltd. (“IVA Ltd”) is the general partner of Insight Venture Associates VII, L.P., which in turn is the general partner of each of the IVP VII Funds. Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”) is the general partner of IVP Coinvestment II. Insight Holdings Group, LLC (“Insight Holding”) is the sole shareholder of IVA Ltd. and the general partner of IVA Coinvestment II. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman, and Michael Triplett is a member of the board of managers of Insight Holdings and as such may be deemed to have shared voting and dispositive power over the shares held by each of the Insight Funds. The address of each of the foregoing entities and persons is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

(13)
Represents 4,802,017 shares of Class B common stock held by Sutter Hill. Mr. White, Jeffrey Bird, Tench Coxe, Stefan Dyckerhoff, Samuel Pullara III, and Michael Speiser are managing directors and members of the management committee of Sutter Hill Ventures, L.L.C., which is the general partner of Sutter Hill, and share voting and dispositive power over the shares held by Sutter Hill. The address of Sutter Hill is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.

(14) Represents 1,849,837 shares of Class B common stock. Mr. Browne was employed by us from November 2005 to March 2018.
(15) Consists of 137,270 shares of Class B common stock subject to a warrant held by SVB Financial Group. The shares beneficially owned after this offering, assuming no exercise and full exercise of the underwriters’ over-allotment option, reflect the forfeiture of 3,077 shares of Class B common stock as a result of the net exercise of the warrant to purchase 137,270 shares of Class B common stock at an assumed initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. SVB Financial Group is a reporting company listed on the Nasdaq Global Market. Through the authority delegated by SVB Financial Group’s Finance Committee of the Board of Directors, Michael D. Kruse, Treasurer of SVB Financial Group, has voting and dispositive power over the warrant and underlying shares held by SVB Financial Group. SVB Financial Group is an affiliate of a broker-dealer. At the time of issuance, SVB Financial Group represented to the company that it acquired the securities as an investment, purchased the shares to be sold in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. The address of SVB Financial Group is 3003 Tasman Drive, Santa Clara, California 95054.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock, as they will be in effect upon the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt amended and restated articles of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our amended and restated articles of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Washington law.
Upon the completion of this offering, our authorized capital stock will consist of 500,000,000 shares of Class A common stock, no par value per share, 500,000,000 shares of Class B common stock, no par value per share, and 10,000,000 shares of undesignated preferred stock, no par value per share.
Assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our Class B common stock, which will occur upon the completion of this offering, as of January 31, 2018, there were outstanding:

•	no shares of our Class A common stock;

•	88,760,473 shares of our Class B common stock, held by approximately 189 shareholders of record;

•	13,355,439 shares of our Class B common stock issuable upon exercise of outstanding stock options; and

•	137,270 shares of our Class B common stock issuable upon exercise of a warrant.
Common Stock
Dividend rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.
Voting rights
Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of shareholders and holders of our Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of shareholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.
Under Washington law and our amended and restated articles of incorporation, holders of our Class A common stock and holders of our Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to our amended and restated articles of incorporation that would:

•	effect an exchange or reclassification of shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•	change the issued and outstanding shares of the class into a different number of shares of the same class, that would adversely affect the holders of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class;

•	cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•	effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of our capital stock.
Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering provide that shareholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering will establish a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms.
No preemptive or similar rights
Our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering provide that the holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or sinking fund provisions.
Right to receive liquidation distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our shareholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain permitted transfers described in our amended and restated articles of incorporation, including transfers to family members, trusts solely for the benefit of the shareholder or their family members, and partnerships, corporations, and other entities exclusively owned by the shareholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.
All outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the date that is the earliest of (1) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (2) seven years from the effective date of this offering, and (3) the date that the total number of shares of Class B common stock outstanding cease to represent at least 15% of all outstanding shares of our common stock. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.
Preferred Stock
Pursuant to the provisions of our current articles of incorporation, each currently-outstanding share of convertible preferred stock will automatically be converted into one share of Class B common stock upon the completion of this offering, except for each share of our Series A-2 convertible preferred stock, Series A-3 convertible preferred stock and Series A-4 convertible preferred stock, which will convert into 1.02336, 1.05552 and 1.06949 shares of Class B common stock, respectively. No fractional shares of Class B common stock will be issued upon the conversion of our Series A-2 convertible preferred stock, Series A-3 convertible preferred stock, and Series A-4 convertible preferred stock. Following this offering, no shares of convertible preferred stock will be outstanding.

Pursuant to our amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Washington law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Stock Options
As of January 31, 2018, we had outstanding options to purchase an aggregate of 13,355,439 shares of our Class B common stock, with a weighted-average exercise price of $2.91 per share, pursuant to our 2015 Equity Incentive Plan and 2005 Stock Option/Restricted Stock Plan.
Restricted Stock Units
As of January 31, 2018, we had outstanding 130,000 restricted stock units under our 2015 Plan that may be settled for shares of our Class B common stock.
Warrant
As of January 31, 2018, we had outstanding a warrant to purchase 137,270 shares of our Series C convertible preferred stock at an exercise price of $0.29139 per share, which expires in November 2021. The warrant has a cashless exercise provision pursuant to which the holder, in lieu of paying the exercise price in cash, can surrender the warrant and receive a net number of shares based on the fair market value of such shares at the time of exercise, after deducting the aggregate exercise price. In connection with this offering, the warrant will be net exercised for 134,193 shares of our Class B common stock and converted into an equivalent number of shares of Class A common stock upon their sale by the selling shareholder at the initial public offering price of $13.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus .
Registration Rights
Following the completion of this offering, the holders of an aggregate of 88,193,304 shares of our Class B common stock, or their permitted transferees, will be entitled to rights with respect to the registration of these shares pursuant to the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. Pursuant to the terms of our Amended and Restated Investors’ Rights Agreement dated as of May 19, 2017, as amended by the First Amendment to Amended and Restated Investors’ Rights Agreement dated as of October 26, 2017, or IRA, between us and the holders of these registrable securities, the holders of 71,305,114 shares of those registrable securities are entitled to demand registration rights and Form S-3 registration rights. All of the holders of registrable securities are entitled to piggyback registration rights. All fees, costs, and expenses incurred in connection with the registration of registrable securities, including reasonable fees and disbursements of one counsel to the selling shareholders selected by them with approval by us, such approval shall not be unreasonably withheld, will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.
The registration rights terminate upon the earliest of (1) five years following the completion of this offering; (2) as to each holder of registration rights, when such holder can sell all of such holder’s registrable securities during a three-month period pursuant to Rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act; and (3) when the IRA is terminated pursuant to its terms.

Demand registration rights
Under the terms of the IRA, if we receive a written request, at any time after six months following the effective date of this offering, from the holders of a majority of the registrable securities, that we file a registration statement pursuant to the Securities Act registering the offering and sale of registrable securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10.0 million, then we will be required to use our best efforts to file as soon as practicable, and in any event no later than 90 days following such request, a registration statement registering the offer and sale of all registrable securities requested to be registered for public resale. We are required to effect only three registrations pursuant to this provision of the IRA, and may postpone the filing of a registration statement for up to 120 days once in any 12-month period if our board of directors determines that the filing would be seriously detrimental to us and our shareholders. We are also not required to effect a demand registration under certain additional circumstances specified in the IRA, including at any time during the 180-day period after the effective date of this offering.
Form S-3 registration rights
The holders of registrable securities can request that we register the offer and sale of all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered (net of any underwriters’ discounts or commissions) is at least $1.0 million. We are required to effect no more than two registrations on Form S-3 in any 12-month period, and may postpone the filing of a registration statement on Form S-3 for up to 120 days once in any 12-month period if our board of directors determines that the filing would be seriously detrimental to us and our shareholders. We are not required to file a registration statement on Form S-3 under certain additional circumstances specified in our IRA.
Piggyback registration rights
If we register any of our securities for public sale, each holder of registrable securities has a right to request the inclusion of any then-outstanding registrable securities held by them on our registration statement. However, this right does not apply to a registration relating solely to employee benefit plans, a corporate reorganization, or stock issuable upon conversion of debt securities. If the total number of securities, including registrable securities, requested by the holders to be included in such offering exceeds the number of securities to be sold (other than by us) that the underwriters determine in their sole discretion is compatible with the success of the offering, then we will be required to include in the offering only that number of securities, including registrable securities, the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be appropriated pro rata among these holders based on the number of registrable securities held by each holder or in such other proportions as mutually agreed to by such holders). However, the number of registrable securities to be registered cannot be reduced below 30% of the total shares covered by the registration statement, other than in an initial public offering.
Anti-Takeover Provisions
The provisions of Washington law, our amended and restated articles of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Washington law
We are subject to the Washington Business Corporations Act, or WBCA, which imposes restrictions on certain transactions between a corporation and certain significant shareholders. The WBCA generally prohibits a “target corporation” (as defined in the WBCA) from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved (1) prior to the time of the acquisition, by a majority of the members of the target corporation’s board of directors or (2) at or subsequent to the acquiring person’s share acquisition time, by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•
termination of 5% or more of the employees of the target corporation employed in Washington, whether at one time or over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.
After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute or are approved at an annual or special meeting of shareholders by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. As a result, Chapter 23B.19 of the WBCA could have the effect of delaying, deferring, or preventing a change in control.
Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provisions
Our amended and restated articles of incorporation and our amended and restated bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:
Dual class common stock
As described above in “—Common Stock—Voting Rights,” our amended and restated articles of incorporation will provide for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.
Board of directors vacancies
Our amended and restated articles of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a shareholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
Classified board
Our amended and restated articles of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Classified Board of Directors” for additional information.

Shareholder action; special meeting of shareholders
Our amended and restated articles of incorporation and amended and restated bylaws provide that special meetings of our shareholders may be called only by a majority of our board of directors, the chair of our board of directors, our chief executive officer, or our president, thus prohibiting a shareholder from calling a special meeting. Further, under Washington law, shareholders of public companies can act by written consent only by obtaining unanimous written consent in order for the action to be effective. This limit on the ability of our shareholders to act by less than unanimous written consent may increase the amount of time required to take shareholder action. These provisions might delay the ability of our shareholders to force consideration of a proposal or for shareholders to take any action, including the removal of directors.
Advance notice requirements for shareholder proposals and director nominations
Our amended and restated bylaws provide advance notice procedures for shareholders seeking to bring business before our annual meeting of shareholders or to nominate candidates for election as directors at our annual meeting of shareholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a shareholder’s notice. These provisions might preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No cumulative voting
Washington law provides that shareholders are entitled to cumulative voting in the election of directors unless a corporation’s article of incorporation provides otherwise. Our amended and restated articles of incorporation and amended and restated bylaws will provide that shareholders are not entitled to cumulative voting.
Directors removed only for cause
Our amended and restated articles of incorporation will provide that shareholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of our capital stock.
Supermajority requirements for amendments of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Our amended and restated articles of incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all the then outstanding shares of voting stock will be required to amend certain provisions of our amended and restated articles of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. In addition, the affirmative vote of holders of 75% of the voting power of each of our Class A common stock and Class B common stock, voting separately by class, will be required to amend the provisions of our amended and restated articles of incorporation relating to the terms of our Class B common stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.
Issuance of undesignated preferred stock
After the filing of our amended and restated articles of incorporation, our board of directors will have the authority, without further action by the shareholders to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum
Our amended and restated articles of incorporation will provide that the federal courts located in the state of Washington will be the exclusive forum for any claims arising out of the Securities Act and the federal and state courts located within the State of Washington will be the exclusive forum for any internal corporate proceedings (as defined in the WBCA).
Listing
We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol “SMAR.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for shares of our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding stock options or warrant, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of January 31, 2018, we will have a total of 11,633,510 shares of our Class A common stock outstanding and 87,261,156 shares of our Class B common stock outstanding. Of these outstanding shares, all of the shares of Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below. Shares of our Class B common stock are convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.
The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated pursuant to the Securities Act, which rules are summarized below. In addition, most of our security holders have entered into agreements with us containing market stand-off provisions or lock-up agreements with the underwriters pursuant to which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market;

•
beginning 181 days after the date of this prospectus, 87,261,156 additional shares will become eligible for sale in the public market, of which 70,239,180 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•
the remainder of the shares will be eligible for sale in the public market from time to time thereafter upon subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Stand-off Provisions
All of our directors, officers, and substantially all of our security holders are subject to lock-up agreements or market stand-off provisions that, subject to exceptions described under “Underwriters” below, prohibit them from offering for sale, selling, contracting to sell, pledging, granting any option for the sale of, making any short sale of, transferring or otherwise disposing of any shares of our common stock, stock options, or any security or instrument related to our common stock or stock options for a period of at least 180 days following the date of this prospectus, without the prior written consent of the underwriters. These agreements are subject to certain customary exceptions. See the section titled “Underwriters” for additional information.
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market stand-off provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our Class A common stock then outstanding, which will equal approximately 116,335 shares immediately after this offering; and

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market stand-off provisions as described above and under the section titled “Underwriters” and will not become eligible for sale until the expiration of those agreements.
Registration Statement
In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering the issuance and sale of all of the shares of our Class B common stock subject to outstanding options and the shares of our Class A common stock reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market stand-off agreements to which they are subject.
Registration Rights
We have granted demand, Form S-3, and piggyback registration rights to certain of our shareholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the related registration statement, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax or Medicare Contribution tax, and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or Code, such as:

•	insurance companies, banks and other financial institutions;

•	tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•	foreign governments and international organizations;

•	broker-dealers and traders in securities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons that own, or are deemed to own, more than 5% of our capital stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

•	partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).
Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
If you are an individual non-U.S. citizen, you may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.
Distributions
We do not expect to make any distributions on our Class A common stock in the foreseeable future. If we do make distributions on our Class A common stock, however, such distributions made to a Non-U.S. Holder of our Class A common stock will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Class A common stock as described below under the section titled “—Gain on Disposition of Our Class A Common Stock.”
Any distribution on our Class A common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section titled “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (1) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or (3) we are, or have been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the Class A common stock.
If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States); provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (3) above, in general, we would be a United States real property holding corporation if U.S. real property interests as defined in the Code and the Treasury Regulations comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than 5% of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our Class A common stock is regularly traded on an established securities market. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market.
See the section titled “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Class A common stock paid to foreign financial institutions or non-financial foreign entities.
U.S. Federal Estate Tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Class A common stock.
Backup Withholding and Information Reporting
Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our Class A common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign Accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends and, on or after January 1, 2019, the gross proceeds of a disposition of our Class A common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Jefferies LLC
RBC Capital Markets, LLC
Canaccord Genuity LLC
William Blair & Company, L.L.C.
SunTrust Robinson Humphrey, Inc.
Total	11,633,510
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,745,026 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering the over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling shareholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3.0 million. We have agreed to reimburse the underwriters for their expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, up to $30,000.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We have been approved to list our Class A common stock on the New York Stock Exchange under the trading symbol “SMAR.”
In connection with this offering, we and all directors and officers and the holders of substantially all of our outstanding stock and equity securities have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or publicly announce the intention to enter into any such transaction;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any public announcement regarding the exercise of any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph do not apply under certain circumstances to our directors, officers and security holders, including:

•	the sale of shares of Class A common stock pursuant to the underwriting agreement;

•
transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (1) as a bona fide gift, or gifts, or for bona fide estate planning purposes; (2) upon death or by will, testamentary document or intestate succession; (3) to an immediate family member or a trust for the direct or indirect benefit of the security holder or one or more immediate family members of the security holder; (4) not involving a change in beneficial ownership; or (5) if the security holder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust;

•
transfers, distributions or dispositions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by a security holder that is a corporation, partnership, limited liability company or other business entity (1) to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or managed by or is under common control with such security holder or (2) as part of a distribution, transfer or disposition without consideration by such security holder to its shareholders, partners, members or other equityholders;

•
the exercise of options or other equity awards under an equity award plan described in this prospectus or the exercise of warrants outstanding as of the date of this prospectus and described in this prospectus, in each case by a security holder, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfer or disposition within 60 days after the date of this prospectus, and after such 60th day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that (1) the filing relates to the transfer or disposition described in this paragraph, (2) no shares were sold by the reporting person, and (3) the shares are subject to a lock-up agreement;

•
transfers of shares of common stock or any securities convertible into common stock by a security holder to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities, in each case on a “cashless exercise” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options or warrants to us and our cancellation of all or a portion thereof to pay the exercise price or withholding tax and remittance obligations, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfer or disposition within 60 days after the date of this prospectus, and after such 60th day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that (1) the filing relates to the transfer or disposition described in this paragraph and (2) no shares were sold by the reporting person;

•
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock that occurs by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or other court order; provided that the transferee shall sign and deliver a lock-up agreement and provided further, that no filing under Section 16(a) of the Exchange Act is voluntarily made and, if required to file a report under Section 16(a) of the Exchange Act, such filing shall clearly indicate in the footnotes thereto the nature and conditions of such transfer and that such transfer occurred by operation of law, court order, or in connection with a divorce settlement, as the case may be;

•
transfers by a security holder of shares of our common stock to us, pursuant to arrangements under which we have the option to repurchase such shares at the lower of cost or fair market value or a right of first refusal with respect to transfers of such shares, in each case upon termination of employment or service of such shareholder with us provided, that, no filing under Section 16(a) of the Exchange Act is voluntarily made and, if required to file a report under Section 16(a) of the Exchange Act, such filing shall clearly indicate in the footnotes thereto that the filing relates to the transfer of shares in connection with the repurchase of the shareholder’s shares or exercise of our right of first refusal in connection with the termination of the shareholder’s service with us pursuant to contractual agreements with us, as applicable;

•
the conversion or reclassification of the outstanding convertible preferred stock or other classes of our common stock into shares of Class B common stock in connection with the consummation of the offering and the conversion of Class B common stock to Class A common stock in accordance with our amended and restated articles of incorporation, provided that any such shares of common stock received upon such conversion or reclassification shall remain subject to the restrictions described above;

•
transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock by a security holder pursuant to a bona fide tender offer, merger, consolidation or other similar transaction that is approved by our board of directors, made to all holders of our common stock involving a change of control; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock or security held by the security holder shall remain subject to the restrictions described above;

•
transactions by any person other than us relating to shares of Class A common stock or other securities acquired in this offering or in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period in connection with subsequent sales of the Class A common stock or other securities acquired in this offering or in such open market transactions; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (1) such plan does not provide for the transfer of common stock during the restricted period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

provided that in the case of any transfer or distribution pursuant to the second and third bullets above, it shall be a condition of the transfer or distribution that each transferee, donee or distributee shall sign and deliver a copy of the lock-up agreement prior to or upon such transfer and no filing under Section 16(a) of the Exchange Act (other than, in the case of the second bullet above, a Form 5) reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be made voluntarily during the applicable restricted period.
Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time, provided that, if the shareholder is one of our officers or directors, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC will notify us of the impending release or waiver at least three business days before the release or waiver, and when and as required by FINRA Rule 5131, we have agreed to announce the impending release or waiver at least two business days before the release or waiver, except where the release or waiver is effected solely to permit a transfer of securities that is not for consideration and where the transferee has agreed in writing to be bound by the same lock-up agreement terms in place for the transferor.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling shareholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
In the ordinary course of business, we have sold, and may in the future sell, our platform and solutions to one or more of the underwriters or their respective affiliates in arm’s-length transactions on market competitive terms.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us, the selling shareholders, and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or, each, a Relevant Member State an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus

Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Switzerland
The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland.
This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
New Zealand
The shares of Class A common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

•	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

•	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

•
to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

•
in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Canada
The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in

Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
Fenwick & West LLP, Seattle, Washington, has acted as our counsel in connection with this offering and will pass upon the validity of the issuance of the shares of our Class A common stock offered by this prospectus. As of the date of this prospectus, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of 60,450 shares of our Series C convertible preferred stock which will convert to Class B common stock in connection with the completion of this offering, representing approximately 0.07% of our outstanding shares of capital stock as of January 31, 2018.
Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, is representing the underwriters in connection with this offering.

EXPERTS
The consolidated financial statements as of January 31, 2017 and 2018 and for each of the three years in the period ended January 31, 2018 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We currently do not file periodic reports with the SEC. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.smartsheet.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

SMARTSHEET INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Smartsheet Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Smartsheet Inc. and its subsidiaries as of January 31, 2018 and 2017, and the related consolidated statements of operations, statements of comprehensive loss, statements of changes in convertible preferred stock and shareholders’ deficit, and statements of cash flows for each of the three years in the period ended January 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2018 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 26, 2018

We have served as the Company’s auditor since 2012.

SMARTSHEET INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Year Ended January 31,
	2016	2017	2018

Revenue
Subscription	$39,568	$62,416	$100,368
Professional services	1,183	4,548	10,885
Total revenue	40,751	66,964	111,253
Cost of revenue
Subscription	6,961	10,117	13,008
Professional services	1,636	4,016	8,674
Total cost of revenue	8,597	14,133	21,682
Gross profit	32,154	52,831	89,571
Operating expenses
Research and development	12,900	19,640	37,590
Sales and marketing	28,440	40,071	72,925
General and administrative	5,163	8,275	28,034
Total operating expenses	46,503	67,986	138,549
Loss from operations	(14,349)	(15,155)	(48,978)
Interest expense and other, net	—	(29)	(435)
Net loss before provision (benefit) for income taxes	(14,349)	(15,184)	(49,413)
Provision (benefit) for income taxes	—	—	(307)
Net loss	$(14,349)	$(15,184)	$(49,106)
Deemed dividend	—	—	(4,558)
Net loss attributable to common shareholders	$(14,349)	$(15,184)	$(53,664)
Net loss per share attributable to common shareholders, basic and diluted	$(1.03)	$(1.00)	$(2.94)
Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders, basic and diluted	13,877	15,241	18,273
Pro forma net loss per share attributable to common shareholders, basic and diluted (unaudited)			$(0.62)
Weighted-average shares used to compute pro forma net loss per share attributable to common shareholders, basic and diluted (unaudited)			84,868
See notes to consolidated financial statements.

SMARTSHEET INC.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended January 31,
	2016	2017	2018

Net loss	$(14,349)	$(15,184)	$(49,106)
Other comprehensive loss
Unrealized gain (loss) on investments in available-for-sale securities, net of tax	19	(18)	(1)
Comprehensive loss	$(14,330)	$(15,202)	$(49,107)
See notes to consolidated financial statements.

SMARTSHEET INC.
Consolidated Balance Sheets
(in thousands, except share data)

	January 31,		Pro Forma January 31,
	2017	2018	2018
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,086	$58,158
Short-term investments	10,149	—
Accounts receivable, net of allowances of $104 and $457 at January 31, 2017 and January 31, 2018, respectively	5,410	14,870
Prepaid expenses and other current assets	2,224	4,628
Total current assets	39,869	77,656
Long-term assets
Restricted cash	1,927	2,901
Deferred commissions	5,577	15,291
Property and equipment, net	8,812	17,237
Intangible assets, net	43	1,547
Goodwill	—	445
Other long-term assets	25	1,527
Total assets	$56,253	$116,604
Liabilities, convertible preferred stock, and shareholders’ deficit
Current liabilities
Accounts payable	$1,985	$2,641
Accrued compensation and related benefits	6,787	13,253
Other accrued liabilities	887	3,061
Capital lease payable	1,810	2,833
Deferred revenue	32,646	57,102
Total current liabilities	44,115	78,890
Capital lease payable, non-current	3,932	3,713
Deferred revenue, non-current	66	179
Convertible preferred stock warrant liability	477	1,272	$—
Other long-term liabilities	146	604
Total liabilities	48,736	84,658	83,386
Commitments and contingencies (Note 14)

Convertible preferred stock
Convertible preferred stock, no par value; 61,421,973 shares authorized as of January 31, 2017, and 67,756,647 shares authorized as of January 31, 2018; 61,284,703 shares issued and outstanding with aggregate liquidation preference of $60,617 as of January 31, 2017, and 67,619,377 shares issued and outstanding with aggregate liquidation preference of $113,217 as of January 31, 2018; no shares issued and outstanding as of January 31, 2018, pro forma (unaudited)	60,260	112,687	—
Shareholders’ equity (deficit):
Common stock, no par value; 96,000,000 shares authorized as of January 31, 2017, and 107,679,381 shares authorized as of January 31, 2018; 16,278,895, and 20,280,741 shares issued and outstanding as of January 31, 2017 and 2018, respectively; no shares issued and outstanding as of January 31, 2018, pro forma (unaudited)	—	—
Class A common stock, no par value; shares authorized as of January 31, 2018 pro forma (unaudited); no shares issued and outstanding as of January 31, 2018 pro forma (unaudited)	—	—
Class B common stock, no par value; shares authorized as of January 31, 2018 pro forma (unaudited); 88,760,473 shares issued and outstanding as of January 31, 2018 pro forma (unaudited)	—	—
Additional paid-in capital	4,783	25,892	139,851
Accumulated other comprehensive income	1	—
Accumulated deficit	(57,527)	(106,633)
Total shareholders’ equity (deficit)	(52,743)	(80,741)	33,218
Total liabilities, convertible preferred stock and shareholders’ deficit	$56,253	$116,604	$116,604
See notes to consolidated financial statements.

SMARTSHEET INC.
Consolidated Statements of Changes in Convertible Preferred Stock and Shareholders’ Deficit
(dollars in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 31, 2015	61,284,703	$60,260	13,223,562	$—	$818	$(27,994)	$—	$(27,176)
Stock option exercises	—	—	1,540,540	—	222	—	—	222
Share-based compensation expense	—	—	—	—	1,679	—	—	1,679
Comprehensive loss	—	—	—	—	—	(14,349)	19	(14,330)
Balances at January 31, 2016	61,284,703	60,260	14,764,102	—	2,719	(42,343)	19	(39,605)
Stock option exercises	—	—	1,514,793	—	930	—	—	930
Share-based compensation expense	—	—	—	—	1,134	—	—	1,134
Comprehensive loss	—	—	—	—	—	(15,184)	(18)	(15,202)
Balances at January 31, 2017	61,284,703	60,260	16,278,895	—	4,783	(57,527)	1	(52,743)
Issuance of convertible preferred stock	6,334,674	52,427	—	—	—	—	—	—
Stock option exercises	—	—	4,001,846	—	2,645	—	—	2,645
Share-based compensation expense	—	—	—	—	18,464	—	—	18,464
Comprehensive loss	—	—	—	—	—	(49,106)	(1)	(49,107)
Balances at January 31, 2018	67,619,377	$112,687	20,280,741	$—	$25,892	$(106,633)	$—	$(80,741)
See notes to consolidated financial statements.

SMARTSHEET INC.
Consolidated Statements of Cash Flows (in thousands)

	Year Ended January 31,
	2016	2017	2018

Cash flows from operating activities
Net loss	$(14,349)	$(15,184)	$(49,106)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	1,679	1,134	18,464
Remeasurement of convertible preferred stock warrant liability	127	194	795
Depreciation of property and equipment	563	978	4,019
Amortization of deferred commission costs	995	2,076	4,989
Gain/loss on disposal of assets	—	3	2
Amortization of intangible assets	4	11	57
Amortization of premiums, accretion of discounts and gain on investments	72	137	26
Changes in operating assets and liabilities:
Accounts receivable	(1,270)	(2,829)	(9,455)
Prepaid expenses and other current assets	(179)	(828)	(1,856)
Other long-term assets	(33)	9	(1,022)
Accounts payable	522	578	704
Other accrued liabilities	246	469	2,014
Accrued compensation and related benefits	1,346	5,052	6,466
Deferred commissions	(2,370)	(4,908)	(14,704)
Other long-term liabilities	63	26	457
Deferred revenue	7,924	13,140	24,569
Net cash provided by (used in) operating activities	(4,660)	58	(13,581)
Cash flows from investing activities
Purchases of letters of credit	—	(612)	(1,000)
Reduction of letters of credit	—	335	252
Purchases of property and equipment	(1,026)	(1,820)	(6,006)
Purchases of investments	(21,820)	(5,094)	—
Capitalized internal-use software development costs	—	—	(3,350)
Proceeds from sales of investments	—	3,655	900
Proceeds from maturity of investments	—	12,900	9,222
Payment for business acquisition, net of cash acquired	—	—	(1,464)
Proceeds from sale of computer equipment	—	—	1
Purchases of intangible assets	(58)	—	(125)
Payments for security deposits	4	(309)	(213)
Net cash provided by (used in) investing activities	(22,900)	9,055	(1,783)
Cash flows from financing activities
Payments on principal of capital lease	—	(303)	(2,326)
Payments of deferred offering costs	—	—	(829)
Proceeds from issuance of convertible preferred stock	—	—	52,427
Proceeds from exercise of stock options	222	930	2,164
Net cash provided by financing activities	222	627	51,436
Net increase (decrease) in cash and cash equivalents	(27,338)	9,740	36,072
Cash and cash equivalents
Beginning of period	39,684	12,346	22,086
End of period	$12,346	$22,086	$58,158
Supplemental disclosures
Cash paid for interest	$—	$187	$312
Purchase of fixed assets under capital lease	—	6,045	3,130
Accrued purchases of property and equipment	1	227	181
Deemed dividends on convertible preferred stock	—	—	(4,558)
Deferred offering costs, accrued but not yet paid	—	—	648
See notes to consolidated financial statements.

SMARTSHEET INC.
Notes to Consolidated Financial Statements
1. Overview and Basis of Presentation
Description of business
Smartsheet Inc. (the “Company”) was incorporated in the State of Washington on June 1, 2005. The Company is headquartered in Bellevue, Washington. The Company is a leading cloud-based platform for work execution, enabling teams and organizations to plan, capture, manage, automate, and report on work at scale. Customers access their accounts online via a web-based interface or a mobile application. Some customers also purchase the Company’s professional services, which primarily consist of consulting and training services. The Company’s fiscal year end is January 31.
Basis of presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year ends on January 31.
Unaudited pro forma balance sheet and net loss per share
Prior to the closing of the Company’s initial public offering (“IPO”), the Company had one class of common stock. Upon the closing of the IPO, the Company will have authorized Class A common stock and Class B common stock. All currently outstanding shares of common stock and convertible preferred stock will automatically convert into shares of Class B common stock and warrants to purchase shares of convertible preferred stock will automatically convert into warrants to purchase shares of the Company’s Class B common stock. The unaudited pro forma balance sheet information shows the effect of the conversion of the convertible preferred stock and the conversion of the convertible preferred stock warrant as of January 31, 2018. The effect of this conversion on the pro forma balance sheet will reduce shareholders’ deficit by $114.0 million. Additionally, the Company has calculated unaudited pro forma basic and diluted loss per share to give effect to the convertible preferred stock, including the impacts of the warrant to purchase convertible preferred stock, as though such shares had been converted to common stock as of the beginning of the period.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates and judgments involve revenue recognition with respect to the allocation of transaction consideration for the Company’s offerings; determination of the amortization period for capitalized sales commission costs; valuation of the Company’s share-based compensation, including the underlying deemed fair value of common stock; useful lives of property and equipment including useful lives of internal-use software development costs; calculation of allowance for doubtful accounts; inputs in revaluation of convertible preferred stock warrant; and valuation of deferred income tax assets and uncertain tax positions, among others.
Liquidity
The Company continues to be subject to the risks and challenges associated with companies at a similar stage of development, including the ability to raise additional capital to support future growth. Since inception through January 31, 2018, the Company had incurred losses from operations and accumulated a deficit of $106.6 million. Historically, the Company has financed its operations primarily through private sales of equity securities and customer payments. The Company believes its existing cash will be sufficient to meet its working capital and capital expenditure needs for at least the next 12 months.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies
Segment information
The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information for purposes of making operating decisions, assessing financial performance, and allocating resources.
Revenue recognition
The Company derives its revenue primarily from subscription services and professional services. Revenue is recognized when control of these services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services, net of any sales taxes.
The Company determines revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the Company satisfies a performance obligation.
Subscription revenue
Subscription revenue primarily consists of fees from customers for access to the Company’s cloud-based platform. Subscription revenue is recognized on a ratable basis over the subscription contract term, beginning on the date the access to the Company’s platform is provided, as no implementation work is required, if consideration the Company is entitled to receive is probable of collection. Subscription contracts generally have terms of one year or one month, are billed in advance, and are non-cancelable. The subscription arrangements do not allow the customer the contractual right to take possession of the platform; as such, the arrangements are considered to be service contracts.
Certain of the Company’s subscription contracts contain performance guarantees related to service continuity. To date, refunds related to such guarantees have been immaterial in all periods presented.
Professional services revenue
Professional services revenue primarily includes revenue recognized from fees for consulting and training services. The Company’s consulting services consist of platform configuration and use case optimization, and are primarily invoiced on a time and materials basis, monthly in arrears. Services revenue is recognized over time, as service hours are delivered. Smaller consulting engagements are, on occasion, provided for a fixed fee. These smaller consulting arrangements are typically of short duration (less than three months). In these cases, revenue is recognized over time, based on the proportion of hours of work performed, compared to the total hours expected to complete the engagement. Configuration and use case optimization services do not result in significant customization or modification of the software platform or user interface.
Training services are billed in advance, on a fixed-fee basis, and revenue is recognized after the training program is delivered, or after customer’s right to receive training services expires.
Associated out-of-pocket travel expenses related to the delivery of professional services are typically reimbursed by the customer. Out-of-pocket expense reimbursements are recognized as revenue at the point in time, or as the distinct performance obligation to which they relate is delivered. Out-of-pocket expenses are recognized as cost of professional services as incurred.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

On occasion, the Company sells its subscriptions to third-party resellers. The price at which the Company sells to the reseller is typically discounted, as compared to the price at which the Company would sell to an end customer, in order to enable the reseller to realize a margin on the eventual sale to the end customer. As the Company retains a fixed amount of the contract from the reseller, and does not have visibility into the pricing provided by the reseller to the end customer, the revenue is recorded net of any reseller margin.
Contracts with multiple performance obligations
Some of the Company’s contracts with customers contain multiple performance obligations. The Company accounts for individual performance obligations separately, as they have been determined to be distinct, i.e., the services are separately identifiable from other items in the arrangement and the customer can benefit from them on its own or with other resources that are readily available to the customer. The transaction price is allocated to the distinct performance obligations on a relative standalone selling price basis. Stand-alone selling prices are determined based on the prices at which the Company separately sells subscription, consulting, and training services, and based on the Company’s overall pricing objectives, taking into consideration market conditions, value of the Company’s contracts, the types of offerings sold, customer demographics, and other factors.
Accounts receivable
Accounts receivable are primarily comprised of trade receivables that are recorded at the invoice amount, net of an allowance for doubtful accounts. Subscription fees billed in advance of the related subscription term represent contract liabilities and are presented as accounts receivable and deferred revenues upon establishment of the unconditional right to invoice, typically upon signing of the non-cancelable service agreement. Our typical payment terms provide for customer payment within 30 days of the date of the contract.
The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts by considering the composition of the accounts receivable aging and historical bad debt expense trends. Amounts deemed uncollectible are recorded to the allowance for doubtful accounts with an offsetting charge in the statement of operations. Activity related to the Company’s provision for doubtful accounts was as follows (in thousands):

	Year ended January 31,
	2016	2017	2018
Balance at beginning of period	$12	$24	$104
Charges, net of reversals	12	80	353
Balance at end of period	$24	$104	$457
Deferred revenue
Deferred revenue is recorded for subscription services contracts upon establishment of unconditional right to payment under a non-cancelable contract before transferring the related services to the customer. Deferred revenue for such services is amortized into revenue over time, as those subscription services are delivered.
Similarly, the Company records deferred revenue for fixed-fee professional services upon establishment of an unconditional right to payment under a non-cancelable contract. Deferred revenue for training services is recognized as revenue upon delivery of training services or upon expiration of customer’s right to receive such services. Deferred revenue for consulting services is recognized as hours of service are delivered to the customer.
Deferred commissions
The majority of sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions are paid on initial contracts and on any upsell contracts with a customer. No sales commissions are paid on customer renewals. Sales commissions are deferred and then amortized on a straight-line basis over a period of benefit that the Company has determined to be three years. The Company determined the period of benefit by taking into consideration its customer contracts,

SMARTSHEET INC.
Notes to Consolidated Financial Statements

expected customer life, the expected life of its technology, and other factors. Amortization expense is included in sales and marketing expenses in the accompanying statements of operations.
Overhead allocations
The Company allocates shared costs, such as facilities (including rent, utilities, and depreciation on equipment shared by all departments), and information technology costs to all departments based on headcount. As such, allocated shared costs are reflected in each cost of revenue and operating expense category.
Cash and cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less from date of purchase to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.
Restricted cash
Restricted cash as of January 31, 2017 and 2018 included $1.6 million and $2.4 million, respectively, related to letters of credit for the Company’s Bellevue and Boston leases and $0.3 million, and $0.5 million, respectively, related to a security deposit for the Company’s Boston lease.
Investments
The Company classifies its investments as available-for-sale securities recorded at fair value. Any unrealized gains or losses are included as a component of accumulated other comprehensive loss in shareholders’ deficit and are periodically assessed for other-than-temporary impairment. The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. Investments in securities with maturities of less than one year, or where management’s intent is to use the investments to fund current operations, are classified as short-term investments. Investments with maturities of greater than one year are classified as long-term investments.
Property and equipment
Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	5-7 years
Leasehold improvements are amortized over the shorter of the expected useful lives of the assets or the related lease term. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Software development costs
The Company capitalizes certain qualifying costs incurred during the application development stage in connection with the development of internal-use software. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. To date, qualifying costs incurred during the application development stage of software development for the Company’s platform to which subscriptions are sold have not been significant. All such costs have been charged to research and development expense in the statements of comprehensive loss.
Qualifying costs for software developed for internal use, such as for internal administration, sales lead generation, finance, and accounting systems, were not significant during the years ended January 31, 2016 and 2017,

SMARTSHEET INC.
Notes to Consolidated Financial Statements

and were expensed as incurred. For the year ended January 31, 2018, $3.4 million of internal-use software costs were capitalized.
Capitalized software development costs are included within property and equipment on the balance sheets, and are amortized over the estimated useful life of the software, which is typically three years. The related amortization expense is recognized in the statements of comprehensive loss within the department that receives the benefit of the developed software. The Company evaluates the useful lives of these assets and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Impairment of long-lived assets
Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of an asset group is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount exceeds the undiscounted cash flows, the assets are determined to be impaired and an impairment charge is recognized as the amount by which the carrying amount exceeds its fair value. No impairments of long-lived assets were recorded during any of the periods presented.
Goodwill
The Company evaluates goodwill for impairment at the reporting unit level on an annual basis (September 1), or whenever events or changes in circumstances indicate that impairment may exist. When evaluating goodwill for impairment, the Company may first perform a qualitative assessment to determine whether it is more likely than not that a reporting unit is impaired. If the Company does not perform a qualitative assessment, or if the Company determine that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, the Company calculates the estimated fair value of the reporting unit. Fair value is the price a willing buyer would pay for the reporting unit and is typically calculated using a discounted cash flow model. If the carrying amount of the reporting unit exceeds the estimated fair value, an impairment charge is recorded to reduce the carrying value to the estimated fair value.
Leases and deferred rent
Leases are categorized at their inception as either operating or capital leases. Some lease agreements include incentives. Rent expense on the Company’s operating leases for office space is recognized using the straight-line method, over the term of the agreement generally beginning once control of the space is achieved, without regard to payment terms that defer the commencement date of required rent payments. Additionally, incentives received are treated as a reduction of expense over the term of the agreement. The difference between the rent payments and the calculated rent expense using the straight-line methodology is recorded as a deferred rent liability within the other accrued liabilities and other long-term liabilities captions in the accompanying balance sheets, based on the terms of the lease. Deferred rent as of January 31, 2017 and 2018 was $0.1 million, and $0.6 million, respectively.
The Company begins to depreciate its capital lease assets, which mainly relate to leased computer equipment, once such equipment is received and ready for its intended use.
Self-Funded Health Insurance
In December 2017, the Company elected to partially self-fund its health insurance plan. To reduce its risk related to high-dollar claims, the Company maintains individual and aggregate stop-loss insurance. The Company estimates its exposure for claims incurred but not paid at the end of each reporting period and uses historical claims data to estimate its self-funded insurance liability. As of January 31, 2018, the Company’s net self-insurance reserve estimate was $0.6 million, included in other accrued liabilities in the accompanying consolidated balance sheets.
Advertising expenses
Advertising and marketing costs are expensed as incurred, and are included in sales and marketing expense in the statements of operations. Advertising and marketing expenses were $10.1 million, $10.5 million, and $14.8 million for the years ended January 31, 2016, 2017, and 2018, respectively.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

Deferred offering costs
Deferred offering costs consist primarily of accounting, legal, and other fees related to the proposed IPO. The deferred offering costs will be offset against IPO proceeds upon the consummation of the IPO. If the IPO is aborted, deferred offering costs will be expensed. As of January 31, 2017, the Company had no deferred offering costs that were capitalized. As of January 31, 2018, the Company capitalized $1.5 million of deferred offering costs, which are included in other long-term assets in the accompanying consolidated balance sheets.
Convertible preferred stock warrant liability
The Company classifies its warrant to purchase convertible preferred stock as a liability. The Company adjusts the carrying value of the warrant liability to fair value at the end of each reporting period utilizing the Black-Scholes option pricing model. The convertible preferred stock warrant liability is included on the Company’s balance sheets and its warrant revaluation is recorded as an expense in interest income (expense) and other, net. Upon exercise or IPO, the related warrant liability will be reclassified to additional paid-in capital.
Share-based compensation
The Company measures and recognizes compensation expense for all share-based awards granted to employees and directors, based on the estimated fair value of the award on the date of grant. Expense is recognized on a straight-line basis over the vesting period of the award based on the estimated portion of the award that is expected to vest.
The Company uses the Black-Scholes option pricing model to measure the fair value of stock option awards when they are granted. The Company makes several estimates in determining share-based compensation and these estimates generally require significant analysis and judgment to develop.
Income taxes
Income taxes are accounted for using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets to an amount for which realization is more likely than not.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. The first step is to evaluate if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. No liability was recorded for uncertain tax positions, or related interest or penalties, as of January 31, 2017 and 2018. As of January 31, 2018, the Company did not record a deferred tax asset for uncertain tax positions of $0.7 million related to research and development credits. In the U.S., the Company’s tax years from 2005 to present remain effectively open to examination by the Internal Revenue Service, as well as various state and foreign jurisdictions.
Concentrations of risk and significant customers
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents, investments, and accounts receivable. The Company maintains its cash accounts with financial institutions where deposits, at times, exceed the Federal Deposit Insurance Corporation (“FDIC”) limits.
The Company has credit risk regarding trade accounts receivable. No individual customers represented more than 10% of accounts receivable as of January 31, 2017 and 2018. No individual customers represented more than 10% of revenue during the years ended January 31, 2016, 2017 and 2018.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

Net loss per share
Holders of the Company’s convertible preferred stock participate in dividends with holders of the Company’s common stock, but they are not contractually required to share in net losses. Accordingly, during periods of income, the Company is required to use the two-class method of calculating earnings per share. The two-class method requires that earnings per share be calculated separately for each class of security. As the Company incurred losses during the periods presented, the Company used the methods described below to calculate net loss per share.
The Company calculates basic net loss per share by dividing net loss attributable to common shareholders by the weighted-average number of the Company’s common stock shares outstanding during the respective period. Net loss attributable to common shareholders is net loss minus convertible preferred stock dividends declared, of which there were none during the periods presented.
The Company calculates diluted net loss per share using the treasury stock and if-converted methods, which consider the potential impacts of outstanding stock options, warrants, and convertible preferred stock. Under these methods, the numerator and denominator of the net loss per share calculation are adjusted for these securities if the impact of doing so increases net loss per share. During the periods presented, the impact is to decrease net loss per share and therefore the Company is precluded from adjusting its calculation for these securities. As a result, diluted net loss per share is calculated using the same formula as basic net loss per share.
Recently adopted accounting pronouncements
In March 2018, the Financial Account Standards Board (“FASB”) issued ASU 2018-05, "Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118". This ASU adds SEC paragraphs pursuant to the SEC Staff Accounting Bulletin No. 118, which expresses the view of the staff regarding application of Topic 740, Income Taxes, in the reporting period that includes December 22, 2017 - the date on which the Tax Cuts and Jobs Act (H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018) was signed into law. The Company has completed its analysis of the Tax Cuts and Jobs Act and the effects have been reflected in its financial statements.
In April 2015, the FASB issued ASU No. 2015-05, Subtopic 350-40, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (“ASU 2015-05”), which provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. The Company adopted ASU 2015-05 effective February 1, 2016 and the adoption had no impact on the Company’s consolidated financial statements.
In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), related to the disclosures around going concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The Company adopted the requirements of the new standard as of February 1, 2017 and did not identify any uncertainties about the Company's ability to continue as a going concern.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition (“Topic 605”), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs –Contracts with Customers (“Subtopic 340-40” and together with ASC 606, the “new standard”), which requires the deferral of incremental costs of obtaining a contract with a customer. The Company early adopted the requirements of the new standard as of February 1, 2017, utilizing the full retrospective method of transition. Adoption of the new standard primarily resulted in changes to the treatment of sales commissions. Under Topic 605, the Company expensed commission costs to obtain a contract as incurred. Under the new standard, the Company defers all incremental

SMARTSHEET INC.
Notes to Consolidated Financial Statements

commission costs to obtain the contract. The Company amortizes these costs over a period of benefit that it has determined to be three years.
In addition, the adoption of the new standard resulted in changes in the Company’s accounting policies for revenue recognition, trade and other receivables, the effect of which was insignificant on a cumulative basis, and for each of the periods presented in the Company’s statements of operations and statements of cash flows, and as of the dates presented in the Company’s balance sheets. The impact of adopting the new standard was a cumulative improvement to the opening accumulated deficit balance (decrease to the deficit) as of February 1, 2015 of $1.4 million. The primary impact of adopting the new standard on the fiscal years ended January 31, 2016, 2017 and 2018 was to commissions expense, which is recognized in sales and marketing on the statements of operations. The sales commissions expense decreased by $1.4 million, $2.8 million and $9.7 million for the fiscal years ended January 31, 2016, 2017 and 2018, respectively. Total assets on the balance sheets as of January 31, 2017 and 2018 increased by $5.6 million and $15.3 million, respectively.
Recent accounting pronouncements not yet adopted
In March 2018, the FASB issued ASU 2018-04, Investments-Debt Securities (Topic 320) and Regulated Operations (Topic 980). Amendments to SEC paragraph Pursuant to SEC Staff Accounting Bulletin No. 177 and SEC Release No 33-9273, the amendment of ASU 2018-04 adds, amends and supersedes variance paragraphs that contain SEC guidance in ASC 320, Investments-Debt Securities and ASC 980, Regulated Operations. The Company does not anticipate the adoption of ASU 2018-04 will have a material impact on its consolidated financial statements.
In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2017 and early adoption is permitted. The Company will adopt this guidance upon its effective date. The Company does not expect the adoption of this guidance to have any material impact on the Company’s financial position, results of operations, or cash flows.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the measurement of goodwill impairment. Under this new guidance, an impairment charge, if triggered, is calculated as the difference between a reporting unit’s carrying value and fair value, but it is limited to the carrying value of goodwill. The guidance is effective prospectively for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company will early adopt this guidance during the fiscal year ending January 31, 2019, applying the new guidance when it evaluates goodwill for impairment on September 1, 2018.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This guidance is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. The reconciliation can be presented either on the face of the statement of cash flows or in the notes to the consolidated financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, but early adoption is permitted. The Company will adopt this ASU beginning with the interim periods in the fiscal year ending January 31, 2019. The Company’s balance sheets as of January 31, 2017 and 2018 included restricted cash in the amount of $1.9 million and $2.9 million, respectively.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which aims to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. ASU 2016-15 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

Early adoption is permitted. The Company is currently evaluating the impacts that adoption of this ASU will have on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016‑09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (“ASU 2016‑09”), which simplifies the accounting and reporting of share-based payment transactions, including adjustments to how excess tax benefits and payments for tax withholdings should be classified and provides the election to eliminate the estimate for forfeitures. For the Company, this standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the impacts that adoption of this ASU will have on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases: Topic (842) and has modified the standard thereafter. This standard requires the recognition of a right-of-use asset and lease liability on the balance sheet for all leases. This standard also requires more detailed disclosures to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018 and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, and early adoption is permitted. The Company expects to adopt this guidance on February 1, 2019. The Company anticipates this standard will have a material impact on the Company’s financial position, primarily due to the office space operating leases, as the Company will be required to recognize lease assets and lease liabilities on the balance sheet. The Company continues to assess the potential impacts of this standard, including the impact the adoption of this guidance will have on its results of operations or cash flows, if any.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016‑01”). The main objective of this guidance is to enhance the reporting model for financial instruments and providing users of financial statements with more decision-useful information. ASU 2016-01 requires equity investments to be measured at fair value, simplifies the impairment assessment of equity investment without readily determinable fair value, eliminates the requirements to disclose the fair value of financial instruments measured at amortized cost, and requires public business entities to use the exit price notion when measuring the fair value of financial instruments. The update, as amended, is effective for fiscal years beginning after December 15, 2017. The Company is evaluating the impacts, if any, that this guidance will have on its consolidated financial statements.
3. Revenue from Contracts with Customers
During the years ended January 31, 2016, 2017, and 2018, the Company recognized $11.5 million, $19.2 million and $32.0 million of subscription revenue, respectively and $0.1 million, $0.3 million and $0.6 million of professional services revenue, respectively, which were included in the deferred revenue balance as of January 31, 2015, 2016, and 2017, respectively.
As of January 31, 2018, the Company’s total deferred revenue balance was $57.3 million, of which $55.8 million represented deferred balances for subscription services revenue and $1.5 million represented deferred balances for professional services revenue. A total of $57.1 million of total deferred revenue is expected to be recognized as revenue over the next 12 months.
4. Deferred Commissions
Deferred commissions were $5.6 million and $15.3 million as of January 31, 2017 and 2018, respectively.
Amortization expense for the deferred commissions was $1.0 million, $2.1 million, and $5.0 million for the years ended January 31, 2016, 2017 and 2018, respectively. Amortization expense for the deferred commissions is recorded in sales and marketing on the Company’s statements of operations.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

5. Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share
The following table presents the calculations for basic and diluted net loss per share (in thousands, except for the per share data):

	Year Ended January 31,
	2016	2017	2018
Numerator:
Net loss attributable to common shareholders	$(14,349)	$(15,184)	$(53,664)
Denominator:
Weighted-average common stock shares outstanding	13,877	15,241	18,273
Net loss per share, basic and diluted	$(1.03)	$(1.00)	$(2.94)
The following outstanding shares of common stock equivalents (in thousands) as of the periods presented were excluded from the computation of diluted net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been anti-dilutive:

	As of January 31,
	2016	2017	2018
Convertible preferred shares (as converted)	62,145	62,145	68,480
Convertible preferred stock warrant	137	137	137
Options to purchase common stock	11,610	13,052	13,355
Total potentially dilutive shares	73,892	75,334	81,972
Unaudited pro forma net loss per share
The Company has provided pro forma basic and diluted net loss per share to give effect to the anticipated conversion of the convertible preferred stock as though the conversion had occurred as of the beginning of the first period presented or the original date of issuance, if later. The following table presents the calculations for unaudited pro forma basic and diluted net loss per share (in thousands, except for the per share data):

Year Ended January 31,
2018
(unaudited)
Numerator:
Net loss attributable to common shareholders	$(53,664)
Remeasurement of convertible preferred stock warrant liability	795
Pro forma net loss attributable to common shareholders	$(52,869)

Denominator:
Weighted-average common stock shares outstanding	18,273
Pro forma adjustment to reflect assumed conversion of convertible preferred stock upon completion of the Company’s anticipated initial public offering	66,595
Pro forma weighted-average common stock shares outstanding	84,868

Pro forma net loss per share, basic and diluted	$(0.62)

SMARTSHEET INC.
Notes to Consolidated Financial Statements

The following outstanding shares of common stock equivalents (in thousands) as of the periods presented were excluded from the computation of diluted unaudited pro forma net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been antidilutive:

As of January 31,
2018
(unaudited)
Common stock warrant	137
Options to purchase common shares	13,355
Total potentially dilutive shares	13,492
6. Investments
As of January 31, 2018, the Company did not hold any available-for-sale investments. The amortized costs, unrealized gains and losses, and estimated fair values of the Company’s investments as of January 31, 2017 were as follows (in thousands):

	As of January 31, 2017
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Asset-backed securities	$903	$—	$(1)	$902
Commercial paper	1,799	—	—	1,799
Corporate debt securities	7,446	3	(1)	7,448
Total available-for-sale investments	$10,148	$3	$(2)	$10,149
The following tables present the contractual maturities of the Company’s short-term investments (in thousands) as of January 31, 2017:

	As of January 31, 2017
	Amortized Cost	Estimated Fair Value
Due within one year	$10,148	$10,149
Due between one to five years	—	—
	$10,148	$10,149
As of January 31, 2017, the Company did not consider any of the unrealized losses on its investments to be other-than-temporarily impaired based on its evaluation of available evidence. None of the investments held as of January 31, 2017 were in a continuous unrealized loss position for over 12 months. Realized gains and losses on sales of available-for-sale securities were immaterial for the period presented.
7. Fair Value Measurements
Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The lowest level of significant input determines the placement of the fair value measurement within the following hierarchal levels:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

•
Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity.
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value and indicates the fair value hierarchy of the valuation inputs used (in thousands):

	Fair Value Measurement January 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$18,947	$—	$—	$18,947
Investments:
Asset-backed securities	—	902	—	902
Commercial paper	—	1,799	—	1,799
Corporate debt securities	—	7,448	—	7,448
Total investments:	—	10,149	—	10,149
Total cash equivalents and investments	$18,947	$10,149	$—	$29,096
Liabilities:
Convertible preferred stock warrant liability	$—	$—	$477	$477

	Fair Value Measurement January 31, 2018
	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents:
Money market funds	$55,702	$—	$—	$55,702

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$1,272	$1,272
The carrying amounts of certain financial instruments, including cash held in banks, accounts receivable, and accounts payable, approximate fair value due to their short-term maturities and are excluded from the fair value table above.
Level 3 instruments consist solely of the Company’s Series C convertible preferred stock warrant (see Note 11). The Series C convertible preferred stock warrant liability was estimated using assumptions related to the remaining contractual term of the warrant, the risk-free interest rate, the volatility of comparable public companies over the remaining term, and the fair value of underlying shares. The significant unobservable inputs used in the fair value measurement of the Series C convertible preferred stock warrant liability are the fair value of the underlying stock at the valuation date and the estimated term of the warrant. Generally, increases in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement, as recognized in other income, net in the statements of operations.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

The change in the fair value of the convertible preferred stock warrant liability measured at fair value using significant unobservable inputs was as follows (in thousands):

Balance as of January 31, 2016	$283
Increase in fair value of convertible preferred stock warrant	194
Balance as of January 31, 2017	477
Increase in fair value of convertible preferred stock warrant	795
Balance as of January 31, 2018	$1,272
8. Property and Equipment, Net
As of the dates specified below, property and equipment (in thousands) consisted of the following:

	January 31,
	2017	2018

Computer equipment	$7,903	$12,539
Computer software, purchased and developed	95	3,415
Furniture and fixtures	1,793	3,797
Leasehold improvements	666	2,659
Total property and equipment	10,457	22,410
Less: accumulated depreciation	(1,645)	(5,173)
Total property and equipment, net	$8,812	$17,237
Depreciation expense was $0.6 million, $1.0 million, and $4.0 million for the years ended January 31, 2016, 2017, and 2018, respectively.
Property and equipment includes $6.0 million and $9.2 million of capital leases at January 31, 2017 and 2018, respectively. Accumulated depreciation related to these leased assets was $0.2 million and $2.4 million at January 31, 2017 and 2018, respectively. Depreciation expense on capital leases, which is included in total depreciation expense described immediately above, was $0, $0.2 million and $2.2 million for the years ended January 31, 2016, 2017, and 2018, respectively. These leased assets are included in the computer equipment category in the table above
9. Goodwill and Net Intangible Assets
On December 28, 2017, Smartsheet Inc. purchased 100% of the issued and outstanding capital stock of Converse.AI, Inc. (“Converse.AI”) for a total purchase price of $1.6 million. As a result of this acquisition, the Company recorded goodwill of $0.4 million, identifiable intangible assets of $1.4 million, and other net liabilities of $0.2 million, inclusive of deferred tax liabilities recorded in purchase accounting of $0.3 million. The goodwill recognized in connection with the acquisition is primarily attributable to anticipated automation within the Company’s platform, and is not expected to be deductible for tax purposes. The intangible assets are finite-lived and include Converse.AI’s software technology and customer relationships. These assets will be amortized on a straight-line basis over their estimated useful lives which were determined to be three years. Converse.AI has been included in the Company’s consolidated results of operations since the acquisition date. Converse.AI’s results were immaterial to the Company’s consolidated results for the year ended January 31, 2018.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

The following table presents changes in the carrying amount of goodwill (in thousands) during the year ended January 31, 2018:

Goodwill balance as of January 31, 2017	$—
Addition - acquisition of Converse.AI	445
Goodwill balance as of January 31, 2018	$445
The following table presents the components of net intangible assets (in thousands) as of January 31, 2017 and 2018:

	January 31,
	2017	2018

Acquired software technology	$—	$1,366
Acquired customer relationships	—	70
Patents	45	170
Domain name	13	13
Total intangible assets	58	1,619
Less: accumulated amortization	(15)	(72)
Total intangible assets, net	$43	$1,547
Amortization expense was $4 thousand, $11 thousand, and $57 thousand for the years ended January 31, 2016, 2017, and 2018, respectively.
10. Convertible Preferred Stock
As of January 31, 2017, the Company had the following convertible preferred stock:

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference (in thousands)	Carrying Value (in thousands)	Liquidation Preference Prices per Share	Conversion Price per Share	Annual Dividend per Share (if declared)	Liquidation Participation Cap per Share
A	6,075,000	6,075,000	$486	$480	$0.08	$0.08	$0.0064	$0.16
A-1	500,000	500,000	80	80	0.16	0.16	0.0128	0.32
A-2	2,750,000	2,750,000	550	550	0.20	0.195434	0.016	0.40
A-3	2,000,000	2,000,000	500	500	0.25	0.23685	0.02	0.50
A-4	9,859,270	9,859,270	2,751	2,751	0.279	0.260872	0.0224	0.558
Total Series A	21,184,270	21,184,270	$4,367	$4,361

B	7,208,430	7,208,430	1,250	1,218	0.173408	0.173408	0.0138	0.346816

C	5,284,990	5,147,720	$1,500	$1,476	0.29139	0.29139	0.0234	0.58278
C-1	1,531,580	1,531,580	1,000	977	0.65292	0.65292	0.0522	1.30584
Total Series C	6,816,570	6,679,300	$2,500	$2,453

D	14,780,400	14,780,400	$17,500	$17,342	1.184	1.184	0.0948	N/A

E	11,432,303	11,432,303	$35,000	$34,886	3.0615	3.0615	0.2449	N/A
Total all series	61,421,973	61,284,703	$60,617	$60,260

SMARTSHEET INC.
Notes to Consolidated Financial Statements

On May 19, 2017, the Company issued 6,274,460 shares of Series F convertible preferred stock. The Company issued an additional 60,214 shares of Series F convertible preferred stock on November 1, 2017. Details for this issuance as well as for total convertible preferred stock outstanding as of January 31, 2018 inclusive of the table above are shown in the table below.

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference (in thousands)	Carrying Value (in thousands)	Liquidation Preference Prices per Share	Conversion Prices per Share	Annual Dividends per Share (if declared)	Liquidation Participation Cap per Share
F	6,334,674	6,334,674	$52,600	$52,427	$8.3035	$8.3035	$0.66428	N/A
Total all series	67,756,647	67,619,377	$113,217	$112,687
Dividends and losses
The holders of convertible preferred stock are entitled to receive annual non-cumulative dividends payable quarterly when, as, and if declared by the board of directors in the amounts shown in the table above. The holders of Series F, Series E, and Series D convertible preferred stock are entitled to the payment of dividends prior to all other series of convertible preferred stock. Following such full payment, seniority with respect to the payment of dividends shall be in the following order from most senior to least senior: (1) Series C and Series C-1, (2) Series B, and (3) Series A convertible preferred stock, with each senior class of preferred stock required to be paid in full prior to any dividends being paid to any junior series of preferred stock. After payment of all dividends to the convertible preferred stock, any remaining dividends shall be distributed among the holders of convertible preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder. If dividends are paid on the Company’s common stock, convertible preferred shareholders are entitled to participate as if they were holders of common stock, at a proportionate amount determined on an if-converted basis. Through the years ended January 31, 2017 and 2018, no dividends have been declared or paid by the Company.
Holders of convertible preferred stock do not have a contractual obligation to share in the losses of the Company.
Conversion
Each share of convertible preferred stock is, at any time and at the option of the holder, convertible for no fee into one share of common stock, subject to adjustment as described in the Company’s articles of incorporation. The conversion ratios for Series A-2, A-3, and A-4 convertible preferred stock have been adjusted for anti-dilution, such that each share is convertible into 1.02336, 1.05552, and 1.06949 shares, respectively, of common stock. Conversion is automatic upon (1) the closing of an initial public offering with an aggregate offering price to the public of greater than $50 million of the common stock, in which the public offering price per share is no less than $4.00 for Series F convertible preferred stock and no less than $3.00 for all other series of convertible preferred stock, or (2) with the approval of the holders of a majority of the outstanding shares of convertible preferred stock together with a majority of Series B, Series D, Series E, and Series F convertible preferred stock.
Liquidation preferences
In the event of any liquidation, dissolution, or winding-up of the Company, the holders of shares of Series D, Series E, and Series F convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of proceeds to the holders of (1) Series A, Series A-1, Series A-2, Series A-3, Series A-4 (collectively, “Class A Preferred”); (2) Series B; (3) Series C and Series C-1 (collectively, “Class C Preferred”) convertible preferred stock; and (4) common stock, an amount per share equal to the applicable original issuance price for such series of convertible preferred stock, plus declared but unpaid dividends on such share. If upon the occurrence of such event, the proceeds distributed among the holders of the Series D, Series E, and Series F convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the proceeds shall be distributed ratably among the holders of Series D, Series E, and Series F convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

Upon the completion of the distribution to the holders of Series D, Series E, and Series F convertible preferred stock, the holders of Class C Preferred convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Class A Preferred, Series B convertible preferred stock, and common stock, an amount per share equal to the applicable original issuance price for such series of convertible preferred stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds distributed among the holders of Class C Preferred convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the proceeds shall be distributed ratably among the holders of shares of Class C Preferred convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Upon the completion of the distribution to the holders of Class C Preferred convertible preferred stock shares, the holders of shares of Series B convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Class A Preferred convertible preferred stock and common stock, an amount per share equal to the applicable original issuance price for such series of convertible preferred stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds distributed among the holders of shares of Class B convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the proceeds shall be distributed ratably among the holders of shares of Series B convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Upon the completion of the distribution to the holders of Series B convertible preferred stock shares, the holders of shares of Class A Preferred convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of common stock, an amount per share equal to the applicable original issuance price for such series of convertible preferred stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the proceeds distributed among the holders of shares of Class A Preferred convertible preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the proceeds shall be distributed ratably among the holders of shares of Class A Preferred convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Thereafter, the remaining proceeds, if any, shall be distributed to the holders of shares of Class A Preferred, Series B, and Class C Preferred convertible preferred stock, and common stock pro rata based on the number of shares of common stock held by each, on an as-converted basis (as if such conversion happened immediately prior to such liquidation event, but following the payments described above); provided, however, that if the aggregate amount per share that the holders of Class A Preferred, Series B and Class C Preferred convertible preferred stock shall not exceed the greater of (1) the liquidation participation cap per share as set forth in the table above (including the applicable liquidation preference amount), and (2) the amount such holder would have received if all shares of convertible preferred stock had been converted into common stock immediately prior to such liquidation event. Any remaining assets shall be distributed pro rata among the holders of common stock of the Company.
Redemption
The convertible preferred stock is not redeemable at any future certain date.
Voting rights
Holders of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted and have voting rights equal to holders of common stock.
11. Convertible Preferred Stock Warrant
In 2011, the Company issued a warrant to purchase 137,270 shares of Series C convertible preferred stock in connection with a loan and security agreement with Silicon Valley Bank. The warrant has a 10-year term and an exercise price of $0.29139 per share. The fair value was determined using the Black-Scholes model.
The fair value at January 31, 2017 and 2018 was $0.5 million and $1.3 million, respectively. This warrant is subject to remeasurement at each reporting period. The warrant expires on November 16, 2021.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

12. Share-based Compensation
The Company has issued incentive and non-qualifying stock options to employees and non-employees under the 2005 Stock Option/Restricted Stock Plan, or the 2005 Plan, and the 2015 Equity Incentive Plan, or the 2015 Plan. During the year ended January 31, 2018, the Company also issued restricted stock units (“RSUs”) to employees pursuant to the 2015 Plan.
As of January 31, 2016, 2017, and 2018, an aggregate of 1,237,655, 2,280,609, and 296,178, respectively, shares of common stock were available for issuance under the 2015 Plan. Stock options are granted with exercise prices at the fair value of the underlying common stock on the grant date, and in general vest based on continuous employment over four years, and expire 10 years from the date of grant. RSUs are measured based on the grant date fair value of the awards, and in general vest based on continuous employment over four years and expire 10 years from the date of grant.
A summary of the option activity during the years ended January 31, 2017 and 2018 follows:

	Options Outstanding	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 31, 2017	13,052,182	$1.46	7.27	$29,681
Granted	4,724,155	4.97
Exercised and awarded	(4,001,846)	0.66
Forfeited or canceled	(419,052)	2.46
Outstanding at January 31, 2018	13,355,439	2.91	7.90	88,468
Exercisable at January 31, 2018	5,549,241	1.43	6.40	44,957
Vested and expected to vest at January 31, 2018	10,870,217	3.14	8.35	69,505
The weighted-average grant date fair value per share of stock options granted during the years ended January 31, 2016, 2017, and 2018 was $0.54, $1.28, and $2.36, respectively.
The intrinsic value of options exercised was $3.2 million, $3.1 million, and $17.8 million during the years ended January 31, 2016, 2017, and 2018, respectively.
A summary of the RSU activity during the year ended January 31, 2018 follows:

	Number of Shares Underlying Outstanding RSUs	Weighted-Average Grant-Date Fair Value per RSU
Outstanding at January 31, 2017	—
Granted	130,000	$9.45
Vested	—
Forfeited or canceled	—
Outstanding at January 31, 2018	130,000	9.45
An RSU award entitles the holder to receive shares of the Company’s common stock as the award vests, which is based on continued service. Non-vested RSUs do not have nonforfeitable rights to dividends or dividend equivalents.
The weighted-average grant date fair value of RSUs granted during the year ended January 31, 2018 was $9.45.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended January 31,
	2016	2017	2018
Risk-free interest rate	1.5%-1.9%	1.4%-2.3%	1.8%-2.6%
Expected volatility	54.0%	49.0%	41.7%-46.0%
Expected term (in years)	6.25	6.25	6.25
Expected dividend yield	—%	—%	—%
The risk-free interest rate used in the Black-Scholes option pricing model is based on the U.S. Treasury yield that corresponds with the expected term at the time of grant. The expected term of an option is determined using the simplified method, which is calculated as the average of the contractual life and the vesting period. As the Company’s common stock are not publicly traded, the expected volatility is estimated using the average historical volatility of a set of comparable publicly traded companies. The Company does not currently issue dividends and does not expect to for the foreseeable future. Given the absence of an active market for the Company’s common stock, the board of directors was required to estimate the fair value of the Company’s common stock at the time of each option grant based on several factors, including consideration of input from management and contemporaneous third-party valuations. These valuations include consideration of enterprise value and assessment of other common stock and convertible preferred stock transactions occurring during the period.
Share-based compensation expense was recorded in the following cost and expense categories in the Company’s statements of operations (in thousands):

	Year Ended January 31,
	2016	2017	2018
Cost of subscription revenue	$23	$35	$96
Cost of professional services revenue	4	26	67
Research and development	235	452	6,029
Sales and marketing	1,348	428	1,707
General and administrative	69	193	10,565
Total share-based compensation	$1,679	$1,134	$18,464
In the year ended January 31, 2018, subsequent to the sale of the Company’s Series F convertible preferred stock, the Company facilitated a tender offer (the “2017 Tender Offer”) in which certain of the Company’s current and former employees and directors sold shares of common and convertible preferred stock to other existing shareholders. The sale of shares by the employees, directors, and other shareholders was facilitated by the Company. A total of 6,477,843 shares of common and convertible preferred stock were tendered for a total purchase price of $55.0 million.
The premium over the fair value of the shares of common and convertible preferred stock that was paid by existing investors to current employees and directors, totaling $15.5 million, was recorded as share-based compensation expense. The excess over the fair value of the sale price of the share of common and convertible preferred stock sold by non-employees, totaling $4.6 million, was recorded as a deemed dividend within additional paid-in capital.
Share-based compensation expense related to the 2017 Tender Offer, which is included in the table above, is as follows (in thousands):

SMARTSHEET INC.
Notes to Consolidated Financial Statements

Year Ended January 31,
2018
Cost of subscription revenue	$53
Cost of professional services revenue	9
Research and development	5,124
Sales and marketing	583
General and administrative	9,701
Total share-based compensation expense	$15,470
As of January 31, 2017 and 2018, there was a total of $4.6 million and $12.1 million, respectively, of unrecognized share-based compensation expense, which is expected to be recognized over a weighted-average period of 3.3 years and 3.2 years, respectively.
13. Income Taxes
The Company is liable for income taxes in the United States and the United Kingdom.
U.S. and international components of loss before provision for income taxes are as follows (in thousands):

	Year Ended January 31,
	2016	2017	2018
United States	$(14,349)	$(15,184)	$(49,303)
Foreign	—	—	(110)
Loss before income taxes	$(14,349)	$(15,184)	$(49,413)
The expense (benefit) for income taxes consists of (in thousands):

	Year Ended January 31,
	2016	2017	2018
Current:
Federal	$—	$—	$—
State	—	—	40
Foreign	—	—	—
	$—	$—	$40
Deferred and other:
Federal	$—	$—	$(302)
State	—	—	(45)
Foreign	—	—	—
	$—	$—	$(347)

Total tax expense (benefit)	$—	$—	$(307)
Income tax benefit for the year ended January 31, 2018 was recognized primarily due to intangible assets acquired in the stock acquisition of Converse.AI during the year. The Company recognized a deferred tax liability related to the acquired intangibles in purchase accounting with an offset to goodwill. The acquired deferred tax liability is considered a potential source of taxable income for the realization of the benefit of the Company’s

SMARTSHEET INC.
Notes to Consolidated Financial Statements

existing deferred tax assets. As a result, the subsequent reduction in the valuation allowance was recognized in income tax expense.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation (the “Tax Cuts and Jobs Act”), which reduced the U.S. corporate income tax rate from 34% to 21%. The reduction in the corporate tax rate will reduce the Company’s effective tax rate in future periods. Since the Company has a January 31 fiscal year end, the U.S. entity had a blended tax rate of 32.9% for the January 31, 2018 fiscal year and 21% thereafter. As a result of the legislation, the Company also remeasured its January 31, 2018 U.S. deferred tax assets and liabilities. The result of the remeasurement was an $11.1 million reduction to the Company’s U.S. federal net deferred tax assets. A corresponding change was recorded to the valuation allowance.
The reconciliation of federal statutory income tax to the Company’s provision for income taxes is as follows (in thousands):

	Year Ended January 31,
	2016	2017	2018
Expected provision at statutory federal rate	$(4,879)	$(5,163)	$(16,267)
Tax credits	(954)	(896)	(1,327)
Change in valuation allowance	5,594	5,694	1,528
Share-based compensation	166	273	4,430
Impact of tax reform	—	—	11,125
Other	73	92	204
Total provision (benefit) for income taxes	$—	$—	$(307)
U.S. federal tax net operating loss carryforwards are approximately $27.3 million and $43.3 million at January 31, 2017 and 2018, respectively, which will expire on various dates, starting in 2025.
As of January 31, 2018, the Company’s tax credit carryforwards for income tax purposes were approximately $3.9 million, net of uncertain tax positions related to research and development credits of $0.7 million. If not used, a portion of the tax credit carryforwards will begin to expire in 2031.
Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

The tax effects of temporary differences and related deferred tax assets and liabilities as of January 31, 2017 and 2018 are as follows (in thousands):

	As of January 31,
	2017	2018
Deferred tax assets:
Net operating loss carryforwards	$9,288	$9,994
Deferred revenue	11,122	13,848
Tax credits (research and development)	2,197	3,873
Other	345	864
Total deferred tax assets	22,952	28,579
Valuation allowance	(20,931)	(24,406)
Total deferred tax assets, net	2,021	4,173
Deferred tax liabilities
Capitalized commissions	(1,896)	(3,697)
Fixed assets	(125)	(149)
Intangibles	—	(327)
Other	—	—
Total deferred tax liabilities	(2,021)	(4,173)
Net deferred tax assets (liabilities)	$—	$—
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended January 31, 2018. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth. On the basis of this evaluation, the Company has established a full valuation allowance equal to the net deferred tax asset balance due to the uncertainty of future realization of the net deferred tax assets.
Changes in the valuation allowance account consisted of the following (in thousands):

	Year Ended January 31,
	2016	2017	2018
Balance, beginning of the year	$9,643	$15,237	$20,931
Additions:
Charged to costs and expenses(1)	5,594	5,694	3,899
Foreign allowance charged to other accounts(2)	—	—	246
Reductions:
Federal allowance charged to costs and expenses(3)	—	—	(347)
Federal allowance charged to other accounts(4)	—	—	(323)
Balance as of end of year	$15,237	$20,931	$24,406

(1)
Valuation allowance to costs and expense relates to current year activity, which is primarily offset by the reduction in the tax rate used to compute the valuation allowance as a result of the Tax Cuts and Jobs Act.

(2)	Foreign valuation allowance recorded in purchase accounting to goodwill.

(3)
Related to the deferred tax liability established in purchase accounting for acquired intangibles related to Converse.AI. The acquired deferred tax liability is considered a potential source of taxable income for the

SMARTSHEET INC.
Notes to Consolidated Financial Statements

realization of the benefit of the Smartsheet’s existing DTAs. As a result, the subsequent reduction in the valuation allowance was recognized in income tax expense.

(4)	Reduction of valuation allowance charged to unrecognized tax benefit as a result of tax positions taken in prior periods.

The calculation of the Company’s tax obligations involves dealing with uncertainties in the application of complex tax laws and regulations. ASC 740, Income Taxes, provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company has assessed its income tax positions and recorded tax benefits for all years subject to examination, based upon its evaluation of the facts, circumstances, and information available at each period end. For those tax positions where the Company has determined there is a greater than 50% likelihood that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is determined there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	Year Ended January 31,
	2016	2017	2018
Balance, beginning of the year	$—	$—	$—
Gross amounts of increases and decreases in unrecognized tax benefits as a result of tax positions taken during the current period	—	—	360
Gross amounts of increases in unrecognized tax benefits as a result of tax positions taken in prior periods	—	—	323
Balance as of end of year	$—	$—	$683
Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to its reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. In the U.S., the Company’s tax years from 2005 to present remain effectively open to examination by the Internal Revenue Service, as well as various state and foreign jurisdictions.
As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities does not include certain deferred tax assets as of January 31, 2017 and 2018 that arose directly from (or the use of which was postponed by) tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $1.7 million if and when such deferred tax assets are ultimately realized.
14. Commitments and Contingencies
Leases
The Company has operating lease agreements for office space in Bellevue, Washington and Boston, Massachusetts. The Bellevue lease agreements have various expiration dates through October 2026, and the Boston lease agreements end in March 2025. Rent expense and related operating expenses for leased areas for the years ended January 31, 2016, 2017, and 2018 were $1.9 million, $2.5 million, and $5.0 million, respectively.
During the year ended January 31, 2017, the Company entered into a capital lease agreement for datacenter equipment. The total amount of the lease, including taxes, is $6.0 million. The effective interest rate on the lease is 5.30% and it will be paid back over 42 months.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

During the year ended January 31, 2018, the Company entered into two additional capital lease agreements for datacenter equipment, which totaled $3.1 million, including taxes. The effective interest rates on the leases range from 5.00% to 5.08%, and each will be paid back over 36 months.
As of January 31, 2018, future minimum annual lease payments (in thousands) related to the lease agreements mentioned above were as follows:

	Operating Leases	Capital Leases	Total
2019	$6,155	$3,469	$9,624
2020	9,023	3,119	12,142
2021	9,277	829	10,106
2022	9,513	—	9,513
2023	9,757	—	9,757
Thereafter	21,821	—	21,821
Total minimum lease payments	$65,546	$7,417	$72,963
Less: amount representing maintenance and support costs		$(229)
Net minimum lease payments		7,188
Less: amount representing interest		(394)
Present value of minimum lease payments		$6,794
As of January 31, 2017, there are two irrevocable letters of credit, totaling $1.6 million, related to rights to future expansion of the Company’s Bellevue and Boston leases, and $0.3 million related to security deposits for the Company’s leases. The amounts will decrease to $0 over the lease periods.
As of January 31, 2018, there are three irrevocable letters of credit, totaling $2.4 million, related to rights to future expansion of the Company’s Bellevue and Boston leases, and $0.5 million related to security deposits for the Company’s leases. The amounts will decrease to $0 over the lease periods.
Legal matters
From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no material such matters as of and for the years ended January 31, 2016, 2017, or 2018.
15. 401(k) and Pension Plans
In March 2008, the Company initiated a 401(k) plan for the benefit of its employees. No employer contributions were made to the 401(k) plan by the Company during the fiscal years ended January 31, 2016, 2017, or 2018.
In January 2018, the Company began contributing to a pension plan for the benefit of its employees based in the United Kingdom. Contributions to the plan by the Company were insignificant during the year ended January 31, 2018.
16. Related-Party Transactions
Certain members of the board of directors serve as directors of, or are executive officers of, and in some cases are investors in, companies that are customers or vendors of the Company. Certain of the Company’s executive officers also serve as directors of, or serve in an advisory capacity to, companies that are customers or vendors of the Company. Related-party transactions were not material as of and for the years ended January 31, 2016, 2017, and 2018.

SMARTSHEET INC.
Notes to Consolidated Financial Statements

17. Geographic Information
Revenue by location is determined by the location of the Company’s customer. The following table sets forth revenue (in thousands) by geographic area:

	Year Ended January 31,
	2016	2017	2018

United States	$27,025	$47,110	$81,480
EMEA	6,883	9,874	14,654
Asia Pacific	3,819	5,940	9,181
Americas other than the United States	3,024	4,040	5,938
Total	$40,751	$66,964	$111,253
No individual country other than the United States contributed more than 10% of total revenue during any of the periods presented.
Property and equipment by geographic location is based on the location of the legal entity that owns the asset. As of January 31, 2018, there was no significant property and equipment owned by the Company outside of the United States.
18. Subsequent Events
The Company has evaluated subsequent events through March 26, 2018, which is the date on which the consolidated financial statements were issued.
On March 5, 2018, the Company’s Board of Directors authorized an additional 5,300,000 shares to be issued pursuant to the Company’s 2015 Equity Incentive Plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by the Registrant, other than the estimated underwriting discounts and commissions, in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the New York Stock Exchange listing fee.

SEC registration fee	$23,325
FINRA filing fee	28,603
New York Stock Exchange listing fee	295,000
Printing and engraving expenses	213,500
Legal fees and expenses	1,400,000
Accounting fees and expenses	850,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous fees and expenses	186,072
Total	$3,000,000

ITEM 14. Indemnification of Directors and Officers.
The Registrant’s amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering contain a provision eliminating the personal liability of its directors for monetary damages to the fullest extent permitted by Washington law. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty, but does not eliminate the personal liability of any director for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA, or (3) any transaction from which the director personally received a benefit in money, property, or services to which the director is not legally entitled.
Section 23B.08.510 of the WBCA authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director or officer and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided, however, that no such indemnity shall be made for or on account of any (1) acts or omissions of a director or officer that involve intentional misconduct or a knowing violation of law, (2) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (3) any transaction from which a director or officer personally received a benefit in money, property, or services to which such director or officer is not legally entitled. The Registrant’s amended and restated articles of incorporation that will become effective immediately prior to the completion of this offering require indemnification of the Registrant’s officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law.
In connection with this offering, the Registrant intends to enter into amended and restated indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this Registration Statement, which provides for the indemnification of executive officers, directors, and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for its directors and officers.
Certain of the Registrant’s directors are also indemnified by their employers with regard to their service on the Registrant’s board of directors.
Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Articles of Incorporation to be effective immediately prior to the completion of this offering	3.2
Form of Amended and Restated Bylaws to be effective immediately prior to completion of this offering	3.4
Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain security holders of the Registrant dated May 19, 2017, as amended by the First Amendment to Amended and Restated Investors’ Rights Agreement October 26, 2017	4.2
Form of Indemnification Agreement	10.1
ITEM 15. Recent Sales of Unregistered Securities.
From April 23, 2015 through April 23, 2018, the Registrant has issued the following securities:

1.
Options to employees, directors, consultants, and other service providers to purchase an aggregate of 14,044,825 shares of Class B common stock under its 2005 Stock Option/Restricted Stock Plan and 2015 Equity Incentive Plan, with per share exercise prices ranging from $0.712 to $9.53.

2.	A stock award for 500,000 shares of Class B common stock granted under its 2015 Equity Incentive Plan to a director of the Registrant, with a purchase price of $0.042 per share.

3.
8,778,288 shares of Class B common stock to its employees, directors, consultants, and other service providers upon exercise of options or purchase of stock awards granted under its 2 005 Stock Option/Restricted Stock Plan and 2015 Equity Incentive Plan, with purchase prices ranging from $0.038 to $5.28 per share, for an aggregate purchase price of $5,453,094.75.

4.
On December 27, 2017, in connection with an acquisition, the Registrant granted 130,000 RSUs to certain service providers to be settled in shares of Class B common stock under its 2015 Equity Incentive Plan.

5.
Between May and November 2017, the Registrant issued and sold to 44 accredited investors an aggregate of 6,334,674 shares of Series F convertible preferred stock, at a purchase price of $8.3035 per share, for an aggregate purchase price of $52,599,965.56. Upon the completion of this offering, these shares of Series F convertible preferred stock will convert into 6,334,674 shares of Class B common stock.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit Number	Exhibit Title
1.1†	Form of Underwriting Agreement.
3.1†	Amended and Restated Articles of Incorporation, as currently in effect.
3.2†	Form of Amended and Restated Articles of Incorporation to be effective immediately prior to the completion of this offering.
3.3†	Bylaws, as currently in effect.
3.4†	Form of Amended and Restated Bylaws to be effective immediately prior to the completion of this offering.
4.1†	Form of Class A common stock certificate.
4.2†
Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain security holders of the Registrant dated May 19, 2017, as amended by the First Amendment to Amended and Restated Investors’ Rights Agreement dated on October 26, 2017.

4.3†	Warrant to Purchase Stock issued to Silicon Valley Bank, dated November 16, 2011.
5.1	Opinion of Fenwick & West LLP.
10.1†	Form of Indemnification Agreement.
10.2†	2005 Stock Option/Restricted Stock Plan, and forms of award agreements thereunder.
10.3†	2015 Equity Incentive Plan, and forms of award agreements thereunder.
10.4†	2018 Equity Incentive Plan, and forms of award agreements thereunder.
10.5†	2018 Employee Stock Purchase Plan, and form of offering document thereunder.
10.6†	Offer Letter by and between the Registrant and Mark P. Mader, dated January 11, 2006.
10.7†	Offer Letter by and between the Registrant and Jennifer E. Ceran, dated July 25, 2016.
10.8†	Offer Letter by and between the Registrant and Michael Arntz, dated September 5, 2016.
10.9†	Offer Letter by and between the Registrant and Andrew Lientz, dated October 30, 2015.
10.10†	Offer Letter by and between the Registrant and Gene M. Farrell, dated May 1, 2017.
10.11†	Offer Letter by and between the Registrant and Kara Hamilton, dated August 9, 2012.
10.12†	Offer Letter by and between the Registrant and Paul Porrini, dated February 19, 2018.
10.13†	Form of Change in Control Severance Agreement.
10.14†	Bank of America Building Office Lease by and between Registrant and Bellevue Place Office, LLC dated October 27, 2014, as amended.
21.1†	List of Subsidiaries.
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1†	Power of Attorney.

†	Previously filed.

(b) Financial Statement Schedule.
All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

ITEM 17. Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)    For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)    For the purpose of determining any liability under the Securities Act of 1933 each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on April 24, 2018.

SMARTSHEET INC.

By:	/s/ Mark P. Mader
Mark P. Mader President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Mark P. Mader	President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2018
Mark P. Mader
/s/ Jennifer E. Ceran	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2018
Jennifer E. Ceran
*	Chair of the Board of Directors	April 24, 2018
Geoffrey T. Barker
*	Director	April 24, 2018
Brent Frei
*	Director	April 24, 2018
Elena Gomez
*	Director	April 24, 2018
Ryan Hinkle
*	Director	April 24, 2018
Matthew McIlwain
*	Director	April 24, 2018
James N. White
*	Director	April 24, 2018
Magdalena Yesil

*By:	/s/ Mark P. Mader
Mark P. Mader
Attorney-in-fact